     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 27, 2000


                                            REGISTRATION STATEMENT NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                               AMENDMENT NO. 1 TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                            ------------------------

                                 VASTERA, INC.
             (Exact Name of Registrant as Specified in its Charter)

                DELAWARE                                    7373                                   54-1616513
    (State or Other Jurisdiction of             (Primary Standard Industrial                    (I.R.S. Employer
     Incorporation or Organization)             Classification Code Number)                  Identification Number)

                            ------------------------

                        45025 AVIATION DRIVE, SUITE 200
                          DULLES, VIRGINIA 20166-7554
                                 (703) 661-9006
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)
                         ------------------------------

                                MR. ARJUN RISHI
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                 VASTERA, INC.
                        45025 AVIATION DRIVE, SUITE 200
                          DULLES, VIRGINIA 20166-7554
                                 (703) 661-9006
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)
                         ------------------------------

                                   COPIES TO:

         BRIAN D. HENDERSON, ESQ.                     KEITH F. HIGGINS, ESQ.
          MICHAEL C. TODD, ESQ.                      JANE D. GOLDSTEIN, ESQ.
     BROBECK, PHLEGER & HARRISON LLP                       ROPES & GRAY
    701 PENNSYLVANIA AVENUE, SUITE 220               ONE INTERNATIONAL PLACE
          WASHINGTON, D.C. 20004                      BOSTON, MA 02110-2624
              (202) 220-6000                              (617) 951-7000

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box./ /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering./ /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering./ /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering./ /

    If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box./ /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE


                                                      PROPOSED MAXIMUM
          TITLE OF EACH CLASS OF                          AGGREGATE                              AMOUNT OF
       SECURITIES TO BE REGISTERED                    OFFERING PRICE(1)                     REGISTRATION FEE(1)
Common Stock, par value $.01 per share....               $70,000,000                            $18,480(2)


(1) Includes shares that the underwriters have the option to purchase from the Company to cover over-allotments, if any. Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.


(2) Previously paid.

                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH
SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

SUBJECT TO COMPLETION, DATED     , 2000.
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

[LOGO]

               SHARES
 COMMON STOCK

  This is the initial public offering of shares of common stock of
  Vastera, Inc. and we are offering       shares of common stock. We estimate
  that the initial public offering price per share will be between $ and $ . We have applied to have the shares we are offering approved for quotation on the Nasdaq National Market under the symbol "VAST."

  INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 6.

  NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                             UNDERWRITING
                                                PRICE TO     DISCOUNTS AND    PROCEEDS TO
                                                PUBLIC       COMMISSIONS      VASTERA, INC.
  Per Share                                     $            $                $
  Total                                         $            $                $

  We have granted the underwriters the right to purchase up to additional shares of common stock to cover any over-allotments.

 DEUTSCHE BANC ALEX. BROWN

                CHASE H&Q

                                                 BANC OF AMERICA SECURITIES LLC

  The date of this prospectus is            , 2000.

                               PROSPECTUS SUMMARY

    YOU SHOULD READ THE FOLLOWING SUMMARY TOGETHER WITH THE MORE DETAILED INFORMATION REGARDING OUR COMPANY, THE COMMON STOCK BEING SOLD IN THIS OFFERING AND OUR CONSOLIDATED FINANCIAL STATEMENTS, INCLUDING THE NOTES TO THOSE STATEMENTS, APPEARING ELSEWHERE IN THIS PROSPECTUS.

                                  OUR BUSINESS

    We are a leading provider of solutions for global trade management. Our offerings include an extensive online library of global trade content, web-based business-to-business, or B2B, solutions, management consulting and solution services. Global trade involves the physical movement of goods across country borders, the management of information and processes required to enable global trade and the financial exchange processes required to complete related transactions. Our solutions focus on the management of information required to enable global trade and enhance collaboration across a client's global trade network. Our primary Internet-based delivery mechanism for our solutions is our web-based portal, TradePrism.com.

    Forrester Research estimates that B2B commerce will grow from approximately $406 billion in 2000 to approximately $2.7 trillion in 2004, forcing many companies to streamline and automate their trading practices. The Internet allows businesses to penetrate global markets effectively. We believe that while many companies have invested in the technologies to help streamline and automate business practices for their domestic operations, they continue to operate inefficiently across global supply chains or lose new market opportunities entirely. For example, Forrester Research estimates that over 46% of Internet-based orders to the U.S. from international clients go unfilled because companies lack the procedures to fill them.

    The modern global marketplace is a fast-paced, complex trade network that includes exporters, forwarders, carriers, brokers, importers, banks and customs and regulatory agencies. As a result, the resources and expertise necessary to manage global trade have increased significantly. Today, companies need access to:

    - comprehensive, up-to-date and Internet-accessible global trade content (regulations, data and documentation required to execute cross-border transactions);

    - software applications that automate cross-border B2B and business-to-consumer, or B2C, transactions; and

    - reliable global trade expertise and advice to optimize their global trade practices.

    We believe that we are the only company offering a comprehensive suite of global trade management solutions that addresses all of these needs. Our offerings enable companies to leverage our extensive and actively managed library of country-specific trade requirements to improve their global trade operations. Our comprehensive suite of web-based, B2B solutions enables clients to automate and optimize information management procedures across their entire global trade network. These solutions also address the needs of multiple members of this network and enable collaboration among all of its participants. Our management consulting services assist companies in analyzing and addressing their global trade practices and opportunities. We also provide solution services that enable clients to outsource their trade management procedures in order to focus on their core competencies and realize financial benefits associated with efficient and effective global trade management.

    We serve an international client base of over 200 companies, including Dell, Lucent, Microsoft, the New Zealand Dairy Board, Nike, Nortel, Robert Bosch and Silicon Graphics. Our clients currently utilize our solutions to ship to over 120 countries worldwide. We also provide integrated B2B solutions for vertical Internet trading markets such as Arzoon.com, CatalogCity.com, RightFreight.com and SupplierMarket.com and are continuing to develop our B2B solutions to meet the needs of specific vertical industries. To facilitate the marketing and delivery of our solutions, we also maintain relationships with a number of leading technology companies, including IBM, JD Edwards, Oracle and Sun Microsystems.

                                  THE OFFERING

Common stock offered.........................  shares
Common stock to be outstanding after this      shares
  offering...................................
Use of proceeds..............................  For general corporate purposes, principally working capital and possible acquisitions.
                                               See "Use of Proceeds."
Proposed Nasdaq National Market symbol.......  "VAST"


    The number of shares of our common stock that will be outstanding after this offering is based on the number of shares outstanding on March 31, 2000 and assumes no exercise of the underwriters' over-allotment option and the conversion into common stock of all of our preferred stock outstanding on that date. It excludes 16,429,075 shares of common stock available for issuance pursuant to our employee stock option plans, of which 6,452,895 shares are subject to outstanding options as of March 31, 2000, and 5,000,000 shares of common stock available for issuance pursuant to our employee stock purchase plan. It also excludes 640,461 shares of common stock issuable upon the exercise of warrants outstanding after this offering.


                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                          THREE MONTHS ENDED
                                              YEAR ENDED DECEMBER 31,                          MARCH 31,
                                ----------------------------------------------------   -------------------------
                                  1995       1996       1997       1998       1999        1999          2000
                                --------   --------   --------   --------   --------   -----------   -----------
                                                                                       (UNAUDITED)   (UNAUDITED)
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
REVENUES:
  Subscription/transaction
    revenues..................   $  635    $ 1,222    $ 2,200    $ 4,088    $  7,261       1,373         2,617
  Services revenues...........      402        917      1,545      4,778      11,869       3,125         3,662
                                 ------    -------    -------    -------    --------     -------      --------
    Total revenues............    1,037      2,139      3,745      8,866      19,130       4,498         6,279
Gross profit..................      397        971      1,506      3,952       8,360       2,303         2,644
Loss from operations..........     (758)    (3,079)    (9,209)    (8,099)    (10,660)     (1,058)       (8,637)
Net loss......................   $ (783)   $(3,086)   $(9,307)   $(8,256)   $(10,479)    $(1,006)     $ (8,610)
                                 ======    =======    =======    =======    ========     =======      ========
Per share information:........
  Pro forma basic and diluted
    net loss per share........                                              $   (.64)                 $   (.47)
  Pro forma weighted average
    common shares
    outstanding...............                                                16,277                    18,362

                                                                         MARCH 31, 2000
                                                              ------------------------------------
                                                                                        PRO FORMA
                                                               ACTUAL     PRO FORMA    AS ADJUSTED
                                                              --------   -----------   -----------
                                                                         (UNAUDITED)   (UNAUDITED)
CONSOLIDATED BALANCE SHEET DATA:
  Cash and cash equivalents.................................  $   669      $ 5,433
  Working capital...........................................    6,546       11,310
  Total assets..............................................   29,629       34,393
  Long-term debt............................................    2,348        2,348
  Redeemable convertible preferred stock....................   75,198           --
  Total stockholders' equity (deficit)......................  (67,926)      12,036



    The pro forma balance sheet data gives effect to the automatic conversion of all outstanding shares of convertible preferred stock into 12,681,208 shares of common stock and the issuance of 1,474,658 shares of common stock issuable upon exercise of certain outstanding warrants prior to this offering. The pro forma as adjusted balance sheet data also gives effect to the sale of
shares of common stock at an assumed initial public offering price of $      per
share, less the estimated underwriting discounts and commissions and estimated offering expenses.


    We were incorporated in Virginia in November 1991 under the name Export Software International, Inc. We reincorporated in Delaware in July 1996 and we changed our name to Vastera, Inc. in June 1997. Our principal executive offices are located at 45025 Aviation Drive, Suite 200, Dulles, Virginia 20166, and our telephone number is (703) 661-9006. Our web site is WWW.VASTERA.COM. Information contained on our web site does not constitute a part of this prospectus.

    Vastera is a registered U.S. trademark of Vastera, Inc. Global Trade Management, Global Trade Value Chain, TradeSphere, TradeValue, TradeVantage, TradePrism, Global eContent, TradeAxiom, Opening the World to eBusiness, Global Passport, SmarteCommerce, SmarteContent, SmarteMethods and SmarteWare are trademarks of Vastera, Inc. that are the subject of pending federal trademark registration applications. The Vastera logo is also a trademark of
Vastera, Inc. All other brand names and trademarks appearing in this prospectus are the property of their respective holders.
                            ------------------------

    EXCEPT AS OTHERWISE NOTED, ALL INFORMATION IN THIS PROSPECTUS IS BASED ON THE FOLLOWING ASSUMPTIONS:

    - THE UNDERWRITERS DO NOT EXERCISE THEIR OVER-ALLOTMENT OPTION;


    - THE CONVERSION OF OUR OUTSTANDING SHARES OF PREFERRED STOCK INTO AN AGGREGATE 12,681,208 SHARES OF COMMON STOCK UPON THE CLOSING OF THIS OFFERING;


    - THE ISSUANCE OF 1,474,658 SHARES OF COMMON STOCK ISSUED UPON EXERCISE OF CERTAIN OUTSTANDING WARRANTS PRIOR TO THE CLOSING OF THIS OFFERING; AND

    - THE COMPLETION OF A 3-FOR-2 STOCK SPLIT TO BE EFFECTED UPON THE CLOSING OF THIS OFFERING.

                                  RISK FACTORS

    THIS OFFERING AND YOUR INVESTMENT IN OUR COMMON STOCK INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISKS AND ALL OTHER INFORMATION CONTAINED IN THIS PROSPECTUS BEFORE PURCHASING OUR COMMON STOCK. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS COULD BE MATERIALLY AND ADVERSELY AFFECTED, THE VALUE OF OUR STOCK COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY ONES WE FACE. ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN TO US OR THAT WE CURRENTLY DEEM IMMATERIAL ALSO MAY IMPAIR OUR BUSINESS OPERATIONS.

                         RISKS RELATED TO OUR BUSINESS

OUR FUTURE SUCCESS IS UNCERTAIN BECAUSE OUR WEB-BASED SOLUTIONS ARE UNPROVEN, HAVE ONLY BEEN RECENTLY DEVELOPED OR ARE CURRENTLY IN DEVELOPMENT.

    We have recently commercially released our TradeSphere solutions, our web-based suite of products and services developed from our existing global trade management solutions. Our web-based portal, TradePrism.com, is also currently in the development stage. Because our portal and many of our TradeSphere modules are in the early stages of development, there can be no assurance that they will be successfully integrated into our web-based B2B solutions. Many of these solutions require further product development to achieve our expected level of functionality. If we fail to successfully complete this development or if the market does not commercially accept our solutions once they are fully developed, our business would be adversely impacted.

    Furthermore, because our web-based solutions are in their early stages of development, we have limited insight into trends that may emerge and affect our business. We face many challenges, risks and difficulties that are frequently encountered by companies transitioning to a new product line and using a new business strategy. If we are unable to successfully implement our new business strategy and overcome these challenges, risks and difficulties, our operating results will suffer.

WE HAVE A HISTORY OF LOSSES AND EXPECT TO INCUR LOSSES IN THE FUTURE.


    We incurred net losses of $9.3 million in 1997, $8.3 million in 1998, $10.5 million in 1999 and $8.6 million for the three months ended March 31, 2000. We expect to continue to incur losses in the foreseeable future. We expect those losses to increase significantly from current levels as we continue to develop our products and services. We believe that our business depends on our ability to significantly increase revenue. If our revenues fail to grow at anticipated rates or our operating expenses increase without a commensurate increase in our revenues, or we fail to adjust operating expense levels appropriately, we may not be able to achieve and maintain profitability, which would increase the possibility that the value of your investment will decline.


THE MARKET FOR OUR RECENTLY DEVELOPED WEB-BASED SOLUTIONS IS NEWLY EMERGING AND CLIENT DEMAND MAY NOT EVOLVE AND DEPENDS IN LARGE PART UPON THE GROWTH OF THE INTERNET, WHICH MAY NOT GROW AS FAST OR AS EFFECTIVELY AS WE ANTICIPATE.

    The market for our recently developed web-based, B2B solutions is newly emerging and we cannot be certain that this market will continue to develop and grow or that companies will choose to use our solutions rather than attempt to develop alternative platforms and applications internally or through other sources. To improve our operating results, we must keep pace with the evolving industry standards that are characterized by rapid technological advances and changing customer needs. If we fail in the development and marketing of either enhancements to our current

TradeSphere and TradePrism.com solutions or new solutions that respond to technological advances in a timely and cost-effective basis, our ability to generate revenues may be reduced. In addition, the anticipated growth of the global trade market may depend on the growth of the Internet. Increased use of the Internet largely depends upon available Internet security, bandwidth and reliability. If use of the Internet by businesses does not increase as fast and as effectively as we currently anticipate, the market for our web-based global solutions may not grow as we expect and our business may be harmed.

ANY RESTRICTION ON OUR ABILITY TO COST EFFECTIVELY ACCESS A FOREIGN COUNTRY'S RULES AND REGULATIONS THAT ARE INCORPORATED INTO OUR GLOBAL TRADE CONTENT, GLOBAL ECONTENT, OR ANY FAILURE TO TIMELY UPDATE GLOBAL ECONTENT TO INCLUDE CHANGES IN SUCH RULES AND REGULATIONS, MAY HARM OUR BUSINESS.

    The success of our global trade management solutions for our clients depends on our ability to access the complex rules and regulations published by foreign governments governing a particular country's import and export of goods. The foundation of our global trade solution, Global eContent, is subject to rapid change at the initiative of foreign governments, based on factors beyond our control. Any changes in a country's rules and regulations relating to global trade that we are unable to include in our Global eContent library may result in dissatisfied clients and possible litigation. In addition, to the extent a foreign government restricts our access to its rules and regulations, charges a fee for such access or grants proprietary rights to such information to one or more of our competitors, our business may be harmed and our revenues could decrease.

FLUCTUATIONS IN OUR OPERATING RESULTS, PARTICULARLY COMPARED TO THE EXPECTATIONS OF MARKET ANALYSTS AND INVESTORS, MAY LEAD TO A REDUCED PRICE OF OUR COMMON STOCK.

    Our operating results have varied in the past, and we expect that they will continue to vary in the future as a result of a number of factors, many of which are beyond our control. These factors include:

    - Demand for our products and services;

    - Increases in our operating expenses;

    - Competition in our industry;

    - Variability in the mix of our subscription and transaction revenues and our consulting revenues;

    - Timing of new solution introductions and enhancements to our TradeSphere and TradePrism.com solutions;

    - Continued business from our existing clients;

    - The loss of any key employees and timing of our new hires; and

    - Significant downturns in the U.S. and international economies.

    Due to the foregoing factors, our annual or quarterly results of operations may not meet the expectations of securities analysts and investors, which could cause the price of our common stock to decline.

    In addition, seasonal trends with respect to our revenue derived from our consulting services may harm our quarterly operating results. For example, in the fourth quarter of our 1999 fiscal year our revenues were lower than our revenues in each of the prior three quarters. We believe that the primary cause of this fluctuation is the decrease in the amount of services that we provided to our clients in the fourth quarter due to year-end client holiday schedules and client postponements of new service engagements in order to concentrate on Year 2000 readiness.

WE ARE GROWING RAPIDLY AND EFFECTIVELY MANAGING OUR GROWTH MAY BE DIFFICULT.

    We have significantly increased our employee base to meet increasing demand for our client solutions. The number of our employees has increased from 104 as of December 31, 1998 to 230 as of March 31, 2000. As we expand our operations, we expect to continue to increase the size of our employee base. Our management and operations have been strained by this growth and will continue to be strained by our anticipated growth. To compete effectively and to manage future growth, we must continue to improve our financial and management controls, reporting systems and procedures on a timely basis. We must also expand, train and manage our employee base. If we are not successful in managing our growth, our business may be harmed.

SEVERAL KEY EXECUTIVE OFFICERS HAVE RECENTLY JOINED OUR MANAGEMENT TEAM AND THE INABILITY OF OUR MANAGEMENT TEAM TO SUCCESSFULLY WORK TOGETHER COULD HARM OUR BUSINESS.

    Some members of our current management team have been in place for only a relatively short period of time. Our Chief Operating Officer, Senior Vice President of Worldwide Sales, Senior Vice President of Global Services, Vice President of Marketing and Vice President of Technology all joined us within the last nine months. Accordingly, each of these individuals has limited experience with our company. Our new executive officers may not be able to integrate themselves into our daily operations and to work effectively as a team, which could harm our business by impairing our ability to implement our business strategy.

WE MAY BE UNABLE TO ATTRACT AND RETAIN KEY PERSONNEL, WHICH WOULD ADVERSELY AFFECT OUR BUSINESS.

    Our future performance will depend largely on the efforts and abilities of our senior executives, key technical, professional services, sales and marketing and managerial personnel. Our success will depend on our ability to attract and retain these key employees in the future. The employment of our key personnel, including our executives, is at will. The market for such persons is extremely competitive and we may not find qualified replacements for personnel who leave us. In the past, we have experienced difficulty in hiring qualified technical, professional services, sales, marketing and managerial personnel. In addition, we do not maintain key person life insurance on any of our key personnel, and have no plans to do so. The loss of, or the inability to attract, any one or more of our key personnel may harm our business and adversely affect your investment in our common stock.

IF WE ARE UNABLE TO OBTAIN ADDITIONAL CAPITAL AS NEEDED IN THE FUTURE, OUR BUSINESS MAY BE ADVERSELY AFFECTED AND THE MARKET PRICE FOR OUR COMMON STOCK COULD DECLINE.

    We have historically financed our operations primarily through the sale of our securities. We may need to raise additional debt or equity capital to fund the expansion of our operations, to enhance our products and services, or to acquire or invest in complementary products, services, businesses or technologies. If we raise additional funds through further issuances of equity or convertible debt or equity securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our common stock, including shares of common stock sold in the offering. In addition, we may not be able to obtain additional financing on terms favorable to us, if at all. If adequate funds are not available on terms favorable to us, our business may be adversely affected and the market price for our common stock could decline.

OUR INTERNATIONAL OPERATIONS AND PLANNED EXPANSION EXPOSE US TO BUSINESS RISKS THAT COULD CAUSE OUR OPERATING RESULTS TO SUFFER.

    We opened an office in the United Kingdom in January 1999, and intend to expand substantially our international operations and enter new international markets. This expansion will require significant management attention and financial resources to successfully translate our software products into various languages, to develop compliance expertise relating to international regulatory agencies and to develop direct and indirect international sales and support channels. We face a number of risks associated with conducting our business internationally that could negatively impact our operating results, including:

    - language barriers, conflicting international business practices and other difficulties relating to the management and administration of a global business;

    - longer sales cycles associated with educating foreign clients about the benefits of our products and services;

    - currency fluctuations and exchange rates;

    - multiple and possibly overlapping tax structures and the burdens of complying with a wide variety of foreign laws;

    - the need to consider characteristics unique to technology systems used internationally; and

    - economic or political instability in some international markets.

    We may be unable to establish, maintain or increase international market demand for our solutions and, if we are unable to do so, international sales may be limited, and our business may be harmed. We also may not succeed in our efforts to enter new international markets and expand our international operations, which may harm our business.

IF OUR EXISTING CLIENTS DO NOT PURCHASE ADDITIONAL COMPONENTS OF OUR SOLUTIONS, WE MAY NOT ACHIEVE GROWTH IN OUR REVENUES.

    Our clients' initial implementations often include only one or two components of our global trade management solutions. Clients may subsequently add other components of our solutions and may eventually purchase and use the full suite of our TradeSphere offerings. If our clients are not satisfied with their initial implementations and they decline to purchase additional components of our solutions, our business would be adversely impacted.

WE MAY BE UNABLE TO SELL OUR WEB-BASED SOLUTIONS IF OUR TARGET CLIENTS DO NOT ACCEPT OUR SUBSCRIPTION AND TRANSACTION-BASED PRICING MODEL.

    Our new subscription and transaction-based pricing model for our web-based solutions is untested and will require our clients to make recurring subscription and transaction fee payments instead of a one-time capital investment followed by the payment of fees for maintenance and support. Our current and future clients may not accept our pricing model. If we are unable to receive acceptance by our current and future clients of this pricing model, our sales could suffer.

OUR LENGTHY AND VARIABLE SALES CYCLE MAKES IT DIFFICULT FOR US TO PREDICT WHEN OR IF SALES WILL OCCUR AND THEREFORE WE MAY EXPERIENCE AN UNPLANNED SHORTFALL IN REVENUES.

    Our products have a lengthy and unpredictable sales cycle that contributes to the uncertainty of our operating results. Clients typically view the purchase of our solutions as a significant and strategic decision. As a result, clients generally evaluate our solutions and determine their impact on existing infrastructure over a lengthy period of time. Our sales cycle has historically ranged from approximately one to nine months depending on a particular client's need to rapidly implement a solution and whether the client is new or is extending an existing implementation. The license of our software products may be subject to delays if the customer has lengthy internal budgeting, approval and evaluation processes. We may incur significant selling and marketing expenses during a client's evaluation period, including the costs of developing a full proposal and completing a rapid proof of concept or custom demonstration, before the client engages us. Larger clients may purchase our solutions as a part of multiple simultaneous purchasing decisions, which may result in additional unplanned administrative processing and other delays. If revenues forecasted from a specific client for a particular quarter are not realized or are delayed to another quarter, we may experience an unplanned shortfall in revenues, which could adversely affect our operating results.

ANY LOSS OF OUR STRATEGIC RELATIONSHIPS OR FAILURE TO DEVELOP NEW RELATIONSHIPS WOULD HARM OUR BUSINESS.

    We have established strategic relationships with a number of third parties including Arzoon.com, i2 Technologies, JD Edwards, Oracle, RightFreight.com, SAP and SupplierMarket.com. These relationships are important to the worldwide implementation, integration, development and promotion of our solutions. We expect these relationships to provide us with marketing and sales opportunities. If we are unable to maintain successfully our existing relationships or develop new relationships, our business may be harmed.

ANY LOSS OF OUR LICENSED THIRD-PARTY TECHNOLOGY MAY RESULT IN INCREASED COSTS OF OR DELAYS IN PROVIDING OUR SOLUTIONS, WHICH WOULD HARM OUR OPERATING RESULTS.

    We license technology from several companies on a non-exclusive basis that is integrated into our TradeSphere product suite, including database technology from Oracle and Microsoft, development tools and facilities from IBM (WebSphere and MQ Series) and Forte, which was acquired by Sun Microsystems. We anticipate that we will continue to license technology from these and other third parties in the future. This software may not continue to be available on commercially reasonable terms, or at all. Some of the software we license from third parties would be difficult and time-consuming to replace. The loss of any of these technology licenses could result in delays in the licensing of our TradeSphere products until equivalent technology, if available, is identified, licensed and integrated. In addition, the effective implementation of our products may depend upon the successful operation of third-party licensed products in conjunction with our products, and therefore any undetected errors in these licensed products may prevent the implementation or impair the functionality of our products, delay new product introductions and injure our reputation.

WE MAY FACE PRODUCT LIABILITY CLAIMS, WHICH MAY HARM OUR FINANCIAL CONDITION.

    The foundation of our TradeSphere solutions, Global eContent, consists of the complex and continually changing country-specific rules and regulations published by foreign governments in connection with the import and export of goods. The organic and complex nature of Global eContent increases the likelihood that we may face product liability claims in connection with our current products and future products. A successful product liability claim brought against us could harm our financial condition. Even if unsuccessful, any product liability claim could result in costly litigation and divert management's attention and resources. Any provisions in our license agreements designed to limit our exposure to potential product liability claims and any product liability insurance may not be adequate to protect us from such claims.

THE UNCERTAINTY OF FUTURE GOVERNMENT REGULATION OF THE INTERNET AND GLOBAL TRADE MAY ADD TO OUR OPERATING COSTS.

    Like many businesses engaging in Internet-related business activities, we may face unanticipated operating costs because of the current uncertainty surrounding potential government regulation of the Internet and e-commerce. We believe that we are not currently subject to direct regulation of online commerce, other than regulations applicable to businesses generally. However, the Internet has rapidly emerged as a commerce medium, and governmental agencies have not yet been able to adapt all existing regulations to the Internet environment. Laws and regulations may be introduced and court decisions reached that affect the Internet or other online services, covering issues such as user pricing, user privacy, freedom of expression, access charges, content and quality of products and services, advertising, intellectual property rights and information security. As an Internet company, it is unclear in which jurisdictions we are actually conducting business. Our failure to qualify to do business in a jurisdiction that requires us to do so could subject us to fines or penalties and could result in our inability to enforce contracts in that jurisdiction. Even if we were able to ascertain correctly in which jurisdictions we conduct business, many of these jurisdictions have yet to determine the application of their existing laws to web-based global trade or develop laws that apply to such trade.

WE MAY BE UNABLE TO ADEQUATELY PROTECT OUR PROPRIETARY RIGHTS, WHICH COULD RESULT IN THEIR UNAUTHORIZED USE AND HARM OUR BUSINESS.

    Our success depends on our ability to protect our proprietary rights. We rely primarily on:

    - Copyright, trade secret and trademark laws;

    - Confidentiality agreements with employees and third parties; and

    - Protective contractual provisions such as those contained in license agreements with consultants, vendors and clients, although we have not signed such agreements in every case.

    Despite our efforts to protect our proprietary rights, unauthorized parties may copy aspects of our products and obtain and use information we regard as proprietary. Other parties may breach confidentiality agreements and other protective contracts. We may not become aware of these breaches or have adequate remedies available. We may need to litigate claims against third parties who infringe our intellectual property rights, which could be costly.

    We have not secured registration of all our marks in the United States and have not pursued registration of our intellectual property in any foreign country. The laws of some foreign countries do not protect our proprietary rights to the same extent as do the laws of the United States. Effective copyright, trademark and trade secret protection may not be available in other jurisdictions. If we cannot adequately protect our proprietary rights, our business may be harmed.

OUR PATENT STRATEGY IS IN DEVELOPMENT CURRENTLY AND ANY INADEQUACY IN THE PROTECTION OF OUR TECHNOLOGY COULD HURT OUR BUSINESS.

    We may also rely on patents to protect our proprietary rights in the future. Any patent strategy we attempt to implement may not be successful and could harm our business by disclosing unpatentable trade secrets. The laws that apply to the types of patents we may seek are evolving and are subject to change. We presently have filed provisional patent applications in the United States. These applications may not result in patents or may take longer than we expect to result in patents. We may also decide to not file patent applications in all the countries in which we operate or intend to operate. Our decision to do so may inhibit our ability to protect our proprietary rights in those countries. Even if we are issued patents, we cannot assure you that they will provide us any meaningful protection or competitive advantage. If we try to enforce our patents, third parties may challenge our patents in court or before the United States Patent and Trademark Office. An unfavorable outcome in any such proceeding could require us to cease using the technology or to license rights from prevailing third parties. There is no guarantee that any prevailing party would offer us a license or that we could acquire any license made available to us on commercially acceptable terms, which may harm our business.

COMPETITION IN OUR MARKET COULD MAKE IT DIFFICULT TO ATTRACT CUSTOMERS, CAUSE US TO REDUCE PRICES, RESULTING IN REDUCED GROSS MARGINS, OR CAUSE US TO FAIL TO GAIN MARKET SHARE OR EXPERIENCE A LOSS OF MARKET SHARE, ANY OF WHICH WOULD HARM OUR BUSINESS.

    The market for our products and services is competitive, dynamic and subject to frequent technological changes. The intensity of competition and the pace of change are expected to increase in the future. Our solutions face competition from a number of competitors offering products and services that vary in functionality including:

    - Content aggregators such as Dun & Bradstreet and TradeCompass;

    - International trade logistics providers such as Capstan, Nextlink, Rockport and Syntra;

    - Trade consultants such as management consulting firms, law firms and boutique consulting firms; and

    - Outsourcing service providers, such as third party logistics providers, fourth party logistics providers and carriers.

    We expect additional competition from other established and emerging companies as the market for global trade solutions evolves. Increased competition could result in price reductions, reduced gross margins, loss of market share or failure to gain market share, any of which would seriously harm our business. We may not be able to compete successfully against current and future competitors, which may lower the value of your investment in our common stock.

OUR PRODUCTS ARE COMPLEX AND MAY CONTAIN DEFECTS OR ERRORS.

    Some of the software products may contain undetected errors or defects, especially when first introduced or when new versions are released. Our new products or releases may not be free from errors after commercial shipment. Any errors discovered after commercial release could result in loss of revenues or delay in market acceptance of our products, diversion of development resources, damage to our reputation, lawsuits or increased service costs, all of which could harm our business.

ANY FUTURE ACQUISITIONS MAY BE DIFFICULT AND DISRUPTIVE, AND WE MAY NOT REALIZE THE EXPECTED BENEFITS FROM THOSE ACQUISITIONS.

    We may expand our operations or market presence by acquiring or investing in companies, assets or technologies that complement our business and offer opportunities for growth. These transactions involve many risks and challenges that we might not successfully overcome, including:

    - Difficulties in assimilating technologies, products, personnel and operations;

    - Disruption of our ongoing business and diversion of management's attention from other business concerns;

    - Risks of entering markets in which we have no or limited prior experience;

    - Issuances of equity securities that may dilute your ownership interest in our common stock;

    - Cash payments to or the assumption of debt or other liabilities of the companies we acquire; and

    - Large write-offs and amortization expenses related to goodwill and other intangible assets.

    Our inability to address these risks could negatively impact our operating results. Moreover, any future acquisitions or investments, even if successfully completed, may not generate any additional revenue or provide any benefit to our business.

POTENTIAL YEAR 2000 PROBLEMS WITH OUR PRODUCTS OR INTERNAL SYSTEMS MAY INVOLVE SIGNIFICANT TIME AND EXPENSE AND MAY HARM OUR BUSINESS.

    Although no material year 2000 problems with our solutions have been brought to our attention to date, year 2000 problems emerging in the future could subject us to liability claims and disrupt our clients' purchasing patterns, either of which could harm our business. Our solutions rely on computer systems and software products which operate in complex network environments. Our solutions, directly or indirectly, interact with a number of other hardware and software systems that we cannot adequately evaluate for year 2000 compliance. We may face claims based on year 2000 problems in other companies' products, or issues arising from the integration of multiple products within an overall system. We may in the future be required to defend our applications, services and product offerings in such proceedings, or to negotiate resolutions of claims based on year 2000 issues. Defending and resolving any year 2000 related problems or disputes could be expensive to us and reduce our operating results.

                         RISKS RELATED TO THIS OFFERING

OUR STOCK PRICE MAY BE VOLATILE AND MAY SUBJECT US TO SECURITIES LITIGATION, WHICH IS EXPENSIVE AND COULD DIVERT OUR RESOURCES.

    The market price for our shares of common stock is likely to be volatile and, if you decide to purchase our shares, you may be unable to resell your shares at or above the initial public offering price due to a number of factors, including:

    - Actual or anticipated variations in our operating results;

    - Changes in earnings estimates by analysts;

    - Announcements of technological innovations or new products by our competitors; and

    - General economic conditions in global trade and e-commerce industries.

    In addition, the stock market has experienced extreme price and volume fluctuations that affected the market price of many companies in our industry and that have been unrelated to these companies' operating performances. These broad market fluctuations could reduce the market price of our common stock and, in some instances, we may become subject to securities litigation. If we become involved in this type of litigation, regardless of the outcome, we could incur substantial legal costs and our management's attention could be diverted, causing our business to suffer.

OUR OFFICERS, DIRECTORS AND AFFILIATES WILL BE ABLE TO CONTROL MATTERS REQUIRING STOCKHOLDER APPROVAL AND MAY HAVE INTERESTS THAT DIFFER FROM YOURS.

    Following the closing of this offering, our officers, directors and
affiliated entities together will beneficially own approximately   % of the
outstanding shares of our common stock,   % if the
underwriters' over-allotment option is exercised in full. Accordingly, these stockholders will be able to control all matters requiring stockholder approval and, thereby, our management and affairs. In addition, this concentration of ownership may delay, deter or prevent acts that would result in a change of control, which in turn could reduce the market price of our common stock. These stockholders may have interests that differ from your interests and their decisions may negatively impact our business.

OUR MANAGEMENT HAS BROAD DISCRETION OVER HOW TO USE THE PROCEEDS OF THIS OFFERING; WE MAY NOT USE THE PROCEEDS IN WAYS THAT HELP OUR BUSINESS SUCCEED.

    We estimate that our net proceeds from this offering will be $      million,
at an assumed initial public offering price of $ per share and after deducting the estimated underwriting discount and offering expenses. Our primary purposes in making this offering are to increase our working capital, create a public market for our common stock, facilitate our future access to the public capital markets and increase our visibility in the marketplace. We have no specific plans for the net proceeds of this offering other than working capital and general corporate purposes, although we may use a portion of the net proceeds to acquire or invest in additional businesses, products and technologies. Accordingly, our management will have broad discretion as to how to apply the net proceeds of this offering. If we fail to use these proceeds effectively, our business may not grow and our revenues may decline.

OTHER COMPANIES MAY HAVE DIFFICULTY ACQUIRING US, EVEN IF DOING SO WOULD BENEFIT OUR STOCKHOLDERS, DUE TO PROVISIONS OF OUR CORPORATE CHARTER AND BYLAWS AND DELAWARE LAW.

    Provisions in our certificate of incorporation, in our bylaws and under Delaware law could make it more difficult for other companies to acquire us, even if doing so would benefit our stockholders. Our certificate of incorporation and bylaws contain the following provisions, among others, which may inhibit an acquisition of our company by a third party:

    - a staggered board of directors, where stockholders elect only a minority of the board each year;

    - advance notification procedures for matters to be brought before stockholder meetings;

    - a limitation on who may call stockholder meetings; and

    - a prohibition on stockholder action by written consent.

    We are also subject to provisions of Delaware law that prohibit us from engaging in any business combination with any "interested stockholder," meaning generally a stockholder who beneficially owns more than 15% of our stock, for a period of three years from the date this person became an interested stockholder, unless various conditions are met, such as approval of the transaction by our board. This could have the effect of delaying or preventing a change in control. For a more complete discussion of these provisions of Delaware law, please see "Description of Capital Stock--Delaware Anti-Takeover Law and Provisions in Our Charter and Bylaws."

                           FORWARD-LOOKING STATEMENTS

    This prospectus contains forward-looking statements that address, among other things, market acceptance of our solutions, expansion into new targeted industries, product development, sales and marketing strategies, development and maintenance of strategic alliances, technological advancement, global expansion, use of proceeds, projected capital expenditures, liquidity and availability of additional funding sources. These statements may be found in the sections of this prospectus entitled "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Our Business" and in this prospectus generally. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue" or the negative of such terms or other comparable terminology. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including all the risks discussed in "Risk Factors" and elsewhere in this prospectus. We undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

                                USE OF PROCEEDS

    We expect to receive approximately $           million in net proceeds from
the sale of the       shares of common stock in this offering, assuming that the
initial public offering price is $               per share and after deducting
estimated underwriting discounts and commissions and estimated offering expenses
payable by us. We expect to receive approximately $               million if the
underwriters' over-allotment option is exercised in full.

    We intend to use the net proceeds of this offering for general corporate purposes, principally working capital for increased domestic and international sales and marketing expenditures, product development expenditures, expenditures related to the expansion of our consulting services organization and capital expenditures made in the ordinary course of business. We may also use a portion of the net proceeds to acquire or invest in additional businesses, products and technologies that we believe will complement our current or future business. However, we have no specific plans, agreements or commitments, oral or written, to do so. We are not currently engaged in any negotiations for any acquisition or strategic investment. The amounts that we actually expend for working capital purposes will vary significantly depending on a number of factors, including future revenue growth, if any, the amount of cash we generate from operations and the progress of our product development efforts. As a result, we will retain broad discretion in the allocation of the net proceeds of this offering. Pending the uses described above, we will invest the net proceeds in short-term, interest-bearing, investment-grade securities.

                                DIVIDEND POLICY

    We have never paid cash dividends on our common stock. We currently intend to retain any future earnings to fund the development and growth of our business, and we do not anticipate paying any cash dividends in the future.

                                 CAPITALIZATION


The following table sets forth our capitalization as of March 31, 2000. We present capitalization:


    - on an actual basis;


    - on a pro forma basis to reflect the issuance of 1,474,658 shares of common stock issuable upon exercise of outstanding warrants prior to the offering and the automatic conversion of all outstanding shares of preferred stock into 12,681,208 shares of common stock upon the consummation of the offering; and



    - on a pro forma as adjusted basis to give effect to the issuance of shares of common stock issuable upon exercise of outstanding warrants prior to the offering, the automatic conversion of all outstanding shares of preferred stock into common stock and the filing of our amended and restated certificate of incorporation upon the consummation of the offering, and to reflect our receipt of the estimated net proceeds from
      the sale of   shares of common stock offered in the offering at an assumed
      initial public offering price of $           per share, after deducting
      underwriting discounts and commissions and estimated offering expenses.



                                                                   MARCH 31, 2000
                                                       ---------------------------------------
                                                                                    PRO FORMA
                                                         ACTUAL       PRO FORMA    AS ADJUSTED
                                                       -----------   -----------   -----------
                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
Line of credit and capital lease obligations.........    $ 2,905       $ 2,905       $
Redeemable convertible preferred stock
  $0.01 par value; 9,198 shares authorized and 7,654
  outstanding (actual), and no shares issued and
  outstanding (pro forma and pro forma as
  adjusted)..........................................    $75,198            --
Stockholders' equity (deficit):
Common stock
  $0.01 par value; 100,000 shares authorized and
  6,536 shares issued and outstanding (actual),
  20,692 shares issued and outstanding (pro
  forma),      issued and outstanding (pro forma as
  adjusted)..........................................         65           207
Additional paid-in capital...........................     20,831       100,651
Accumulated other comprehensive income...............        (51)          (51)
Deferred compensation................................    (14,381)      (14,381)
Accumulated deficit..................................    (74,390)      (74,390)
                                                         -------       -------       -------
Total stockholders' equity (deficit).................    (67,926)       12,036
                                                         -------       -------       -------
Total capitalization.................................    $10,177       $14,941       $
                                                         =======       =======       =======


    Our capitalization information represented above excludes:


    - 16,429,075 shares of common stock available for issuance pursuant to our employee stock option plans, of which 6,452,895 shares are subject to outstanding options as of March 31, 2000.


    - 5,000,000 shares of common stock reserved for future issuances under our employee stock purchase plan; and

    - 640,461 shares of common stock issuable upon the exercise of warrants to purchase our common stock outstanding after this offering.

                                    DILUTION


    As of March 31, 2000, our net tangible book value on a pro forma basis giving effect to the conversion of our preferred stock into common stock upon
consummation of this offering was approximately $               million or
$           per share of common stock. "Net tangible book value" per share represents the amount of our total tangible assets reduced by the amount of our total liabilities, divided by the number of shares of common stock outstanding. As of March 31, 2000, our net tangible book value, on a pro forma basis as
adjusted for the sale of       shares of our common stock, based on an assumed
initial public offering price of $           per share and after deducting the
underwriting discounts and commissions and other estimated offering expenses,
would have been approximately $           per share. This represents an
immediate increase of $               per share to existing stockholders and an
immediate dilution of $               per share to new investors. The following
table illustrates this per share dilution:



Assumed initial public offering price per share.............              $
  Pro forma net tangible book value per share at March 31,
    2000....................................................   $
  Pro forma increase per share attributable to new
    investors...............................................
                                                               ------
  Pro forma net tangible book value per share after the
    offering................................................
                                                                          ------
Dilution per share to new investors.........................              $
                                                                          ======



    The following summarizes on a pro forma basis as of March 31, 2000, the differences between the total consideration paid and the average price per share paid by the existing stockholders and the new investors with respect to the number of shares of common stock purchased from us based on an assumed initial
public offering price of $               per share.



                                          SHARES PURCHASED        CONSIDERATION
                                         -------------------   -------------------   AVERAGE PRICE
                                          NUMBER    PERCENT     AMOUNT    PERCENT      PER SHARE
                                         --------   --------   --------   --------   -------------
Existing stockholders..................   20,693               $51,055                  $ 2.47
New investors..........................
Total..................................
                                         =======    =======    =======    =======


    The preceding table excludes:


    - 16,429,075 shares of common stock available for issuance pursuant to our employee stock option plans, of which 6,452,895 shares are subject to outstanding options as of March 31, 2000.


    - 5,000,000 shares of common stock reserved for future issuances under our employee stock purchase plan; and

    - 640,461 shares of common stock issuable upon the exercise of outstanding warrants to purchase our common stock.


    To the extent all of these options and warrants had been exercised as of March 31, 2000, pro forma net tangible book value per share after this offering
would be $     and total dilution per share to new investors would be $     .

                      SELECTED CONSOLIDATED FINANCIAL DATA


    The tables that follow present portions of our financial statements and are not complete. You should read the following selected financial data in conjunction with our financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. We derived the statement of operations data for the years ended December 31, 1997, 1998 and 1999, and the balance sheet data as of December 31, 1998 and 1999 from our financial statements that have been audited by Arthur Andersen LLP, independent public accountants, which are included elsewhere in this prospectus. We derived the statement of operations data for the years ended December 31, 1995 and 1996 and the balance sheet data as of December 31, 1995 and 1996 from unaudited financial statements that are not included in this prospectus. We derived the statement of operations data for the three months ended March 31, 1999 and 2000 and the balance sheet data as of March 31, 2000 from our unaudited financial statements which are included elsewhere in this prospectus.



                                                                                           THREE MONTHS ENDED
                                            YEAR ENDED DECEMBER 31,                             MARCH 31,
                           ----------------------------------------------------------   -------------------------
                              1995          1996         1997       1998       1999        1999          2000
                           -----------   -----------   --------   --------   --------   -----------   -----------
                           (UNAUDITED)   (UNAUDITED)                                    (UNAUDITED)   (UNAUDITED)
                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
REVENUES:
 Subscription/transaction
    revenues.............    $   635       $ 1,222     $  2,200   $  4,088   $  7,261     $ 1,373       $ 2,617
  Services revenues......        402           917        1,545      4,778     11,869       3,125         3,662
                             -------       -------     --------   --------   --------     -------       -------
    Total revenues.......      1,037         2,139        3,745      8,866     19,130       4,498         6,279
COST OF REVENUES:
  Cost of subscription/
    transaction
    revenues.............          1           398          766        708        692         130           364
  Cost of services
    revenues.............        639           770        1,473      4,206     10,078       2,065         3,271
                             -------       -------     --------   --------   --------     -------       -------
    Total cost of
      revenues...........        640         1,168        2,239      4,914     10,770       2,195         3,635
                             -------       -------     --------   --------   --------     -------       -------
Gross profit.............        397           971        1,506      3,952      8,360       2,303         2,644
OPERATING EXPENSES:
  Sales and marketing....        358           837        4,442      4,581      7,143       1,340         3,387
  Research and
    development..........        403         1,548        4,137      4,271      6,194       1,121         3,398
  General and
    administrative.......        329         1,498        1,710      2,562      3,680         619         1,294
  Depreciation and
    amortization.........         65           167          426        637      1,625         281           580
  Stock option
    compensation.........         --            --           --         --        378          --         2,622
                             -------       -------     --------   --------   --------     -------       -------
    Total operating
      expenses...........      1,155         4,050       10,715     12,051     19,020       3,361        11,281
                             -------       -------     --------   --------   --------     -------       -------
    Loss from
      operations.........       (758)       (3,079)      (9,209)    (8,099)   (10,660)     (1,058)       (8,637)
Other income (expense)...        (25)           (7)         (98)      (157)       181          52            27
                             -------       -------     --------   --------   --------     -------       -------
      Net loss...........    $  (783)      $(3,086)    $ (9,307)  $ (8,256)  $(10,479)    $(1,006)      $(8,610)
                             =======       =======     ========   ========   ========     =======       =======
Per share information....
  Pro forma basic and
    diluted net loss per
    share................                                                    $   (.64)                  $  (.47)
  Pro forma weighted-
    average common shares
    outstanding..........                                                      16,277                    18,362

                                                       DECEMBER 31,                           MARCH 31,
                                ----------------------------------------------------------   -----------
                                   1995          1996         1997       1998       1999        2000
                                -----------   -----------   --------   --------   --------   -----------
                                (UNAUDITED)   (UNAUDITED)                                    (UNAUDITED)
                                                      (IN THOUSANDS)
BALANCE SHEET DATA:
  Cash and cash equivalents...    $    77       $ 1,283     $  1,388   $  7,792   $    961    $    669
  Working capital.............       (612)       (1,022)      (2,892)     3,199     (4,200)      6,546
  Total assets................        844         2,859        5,486     16,282     17,152      29,629
  Long-term debt..............         24           148          514        996      2,326       2,348
  Redeemable convertible
    preferred stock...........         --         3,801       10,240     24,431     46,117      75,198
  Total stockholders' equity
    (deficit).................     (1,528)       (4,394)     (13,865)   (22,763)   (49,928)    (67,926)

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION AND ANALYSIS OF THE FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF VASTERA, INC. SHOULD BE READ IN CONJUNCTION WITH "SELECTED CONSOLIDATED FINANCIAL DATA" AND VASTERA'S CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES APPEARING ELSEWHERE IN THIS PROSPECTUS WHICH ARE DEEMED TO BE INCORPORATED INTO THIS SECTION. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN SUCH FORWARD-LOOKING STATEMENTS DUE TO VARIOUS FACTORS, INCLUDING, BUT NOT LIMITED TO, THOSE SET FORTH UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW


    We are a leading provider of solutions for global trade management. Our offerings include an extensive online library of global trade content, B2B solutions, management consulting and solution services. In 1992, we introduced EMS-2000, a U.S.-centric, DOS-based export management solution. In 1994, we introduced EMS-2000 Version 4, a multi-country, two-tier, Windows-based export management solution. In 1997, we introduced Global Passport, a multi-country, three-tier, client-server based, import/export management solution. In 1999, we introduced TradeSphere, a multi-country, multi-module suite of web-based global trade management solutions. In 2000, we introduced TradePrism.com, a trade portal that provides a web-based delivery mechanism for our global trade management capabilities. Since our inception, we have continued to develop a comprehensive suite of solutions with features, functionality and services that allow companies to manage the complexities of global trade.


    In January 1999, we acquired Deltac Ltd., a provider of trade content and management consulting expertise for the United Kingdom (UK) and European Union
(EU). In addition, in June 1999, we acquired Quantum Consulting Associates, Inc. of Denver, Colorado to enhance our trade process consulting services and trade expertise. We provide our products and services from our offices in the United States and United Kingdom to over 200 clients. Our clients typically acquire a limited number of server and user subscriptions or licenses to implement in a division or department. As they expand implementation of our products globally and to their customers, suppliers, and business partners, additional subscriptions or licenses are acquired. We currently market our products and services on a global basis through our direct sales force and other channels, such as strategic alliances and partners. We expect revenues from our international operations to increase as we continue to expand our international sales and services organizations.


    We have incurred significant losses in order to grow our business and as of March 31, 2000 had an accumulated deficit of approximately $74.4 million. We believe our future success depends on increasing our client base, further developing additional global trade data and content and introducing new products and services to the marketplace. Prior to 1999, we have derived substantially all of our revenues from sales of our client-server based solutions EMS-2000 and Global Passport. As we continue to focus our development and marketing efforts on TradeSphere and TradePrism.com, we expect to derive an increasingly higher percentage of revenues from these web-based B2B solutions. Because these solutions are new in the marketplace, we expect our revenues to be increasingly uncertain and subject to fluctuations. In addition, to complete the development of our web-based solutions, we intend to continue to invest heavily in research and development, sales, marketing and management consulting services; therefore, we expect to continue to incur substantial operating losses in the foreseeable future.


SOURCE OF REVENUES AND REVENUE RECOGNITION POLICY


    Our revenues consist of subscription/transaction revenues and services revenues. Revenues classified as subscription/transaction consist of subscriptions, transactions and sales of perpetual software licenses, maintenance and solution services. Revenues from software licenses, maintenance contracts, and subscription arrangements are recognized ratably over the estimated economic life of the product (three years) or, if stated, the contract term. Certain agreements provide for transaction fees based on usage of our products and revenues are recognized when transactions occur. Maintenance contracts include the right to unspecified enhancements on a when-and-if available basis, ongoing support, and content update services. In general, all of our active clients renew these maintenance contracts to obtain access to these regular content updates, which are critical to the continued maintenance of such clients' systems. Historically, we have not experienced significant returns or exchanges of our products. As we continue to focus our marketing efforts on our web-based, B2B solutions, we expect subscription/transaction revenues to increase as a percentage of total revenues.



    Services revenues are derived from implementation, management consulting and training services. Our services revenues are provided on a time-and-materials or on a fixed-price basis and are recognized as the services are performed or on a percentage-of-completion basis. Our services revenues have increased due to the growth in our customer base, expansion of our implementation organization and expansion of our management consulting organization. In the future we expect services revenues to decrease as a percentage of total revenues.



    Our product sales cycle is typically one to nine months. Furthermore, we have experienced, and expect to continue to experience, significant variation in the size of individual sales. As a result of this and other factors, our results have varied significantly in the past and are likely to be subject to significant fluctuations in the future. Since subscription/transaction revenues are recognized ratably, typically over three years, and the timing of services revenues is dependent on the scope of the engagement, we believe that period-to-period comparisons of the results of operations are not necessarily indicative of the results we expect for any future period.


DEFERRED REVENUES

    Deferred revenues include amounts billed to clients for which revenues have not been recognized and generally result from billed, but deferred subscription/transaction revenues and deferred services not yet rendered. Deferred revenues will be recognized on a monthly basis over the remaining economic life of the product or recognized as revenues when the service is performed.

COST OF REVENUES


    Cost of revenues includes the cost of our subscription/transaction revenues and the cost of our services revenues. Cost of subscription/transaction revenues includes royalties due to third parties for technology products integrated into our software products. It also includes the cost of salaries and related expenses for our client support function. The cost of subscription/transaction revenues also includes the costs related to solution services offerings. As we further develop our solution services, we expect our cost of revenues to increase due to the increase in our providing hosting and outsourcing services to our clients. We expect the cost of subscription/transaction revenues to increase as we expand our solution services offerings and integrate other technology products into our offerings.



    Cost of services revenues includes the cost of salaries and related expenses for implementation, management consulting, and training services provided to customers, as well as, the cost of third parties contracted to provide either application consulting or implementation services to our customers. Because our cost of services revenues is greater than the cost of subscription/transaction revenues, total cost of revenues may fluctuate based on the mix of products and services sold.

DEPRECIATION AND AMORTIZATION

    Depreciation and amortization expenses consist of the depreciation expense associated with our computer equipment; purchased software; furniture, fixtures and equipment; and leasehold improvements and the amortization of goodwill acquired through business combinations. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally three to five years. Assets acquired under capital leases and leasehold improvements are depreciated using the straight-line method over the shorter of the estimated useful lives of the assets or the terms of the leases.


    In January 1999, we acquired Deltac Ltd., a provider of trade content and management consulting expertise for the UK and the EU. In addition, in June 1999, we acquired Quantum Consulting Associates, Inc. of Denver, Colorado to enhance our trade process consulting services and trade expertise. We recorded these acquisitions under the purchase method of accounting. The excess of the consideration over the fair value of the acquired assets and liabilities, approximately $2.4 million, was accounted for as goodwill. Goodwill is being amortized on a straight-line basis over five years and resulted in charges to operations of approximately $313,000 for year ended December 31, 1999 and approximately $120,000 for the three months ended March 31, 2000. Amortization for future periods will be approximately $480,000 for the years ending
December 31, 2000, 2001, 2002, 2003 and approximately $167,000 in 2004.


STOCK OPTION COMPENSATION


    We recorded deferred compensation of approximately $6.4 million in the last six months of 1999 and approximately $11.0 million in the first three months of 2000. These amounts represents the difference between the exercise price and the fair value for accounting purposes of the underlying common stock at the date of grant. This amount is included as a component of stockholders' equity and is being amortized on an accelerated basis over the applicable vesting period.



    For the year ended December 31, 1999 and the three months ended March 31, 2000, we amortized approximately $378,000 and approximately $2.6 million of deferred compensation, respectively. We expect to amortize deferred compensation of approximately $9.3 million, $4.6 million, $2.3 million, $780,000 and $17,000 for the years ended December 31, 2000, 2001, 2002, 2003 and 2004. The amount of stock option compensation expense to be recorded in future periods could decrease if options are forfeited for which accrued but unvested compensation has been recorded.


BENEFICIAL CONVERSION


    On February 4, 2000 and February 29, 2000, pursuant to a stock purchase agreement with new and existing investors, we issued approximately 1,569,000 shares of Series E convertible preferred stock for approximately $17.0 million. The Company recorded a beneficial conversion feature as a dividend of approximately $8.1 million in the first quarter of 2000 to reflect the difference between the underlying convertible price per share of common stock and the estimated fair market value of the common stock on the date of issuance.


RESEARCH AND DEVELOPMENT

    In accordance with Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed", we have evaluated the establishment of technological feasibility of our products during the development phase. The time period during which costs could be capitalized from the point of reaching technological feasibility until the time of general product release is very short and, consequently, the amounts that could be capitalized are not material to our financial position or results of operations.

RESULTS OF OPERATIONS

    The following table sets forth the consolidated statement of operations data, expressed as a percentage of total revenues for each period indicated. The historical results are not necessarily indicative of results to be expected for any future period.


                                                                                                                   THREE
                                                                                                                   MONTHS
                                                                                                                   ENDED
                                                         YEARS ENDED DECEMBER 31,                                MARCH 31,
                                     ----------------------------------------------------------------      ----------------------
                                       1995          1996          1997          1998          1999          1999          2000
                                     --------      --------      --------      --------      --------      --------      --------
PERCENTAGE OF TOTAL REVENUES:
REVENUES:
    Subscription/transaction
      revenues.....................      61%           57%           59%           46%           38%           30%           42%
    Services revenues..............      39            43            41            54            62            70            58
                                       ----          ----          ----          ----          ----          ----          ----
        Total revenues.............     100           100           100           100           100           100           100
COST OF REVENUES:
    Cost of
      subscription/transaction
      revenues.....................      --            19            20             8             4             3             6
    Cost of services revenues......      62            36            39            47            53            46            52
                                       ----          ----          ----          ----          ----          ----          ----
        Total cost of revenues.....      62            55            59            55            57            49            58
                                       ----          ----          ----          ----          ----          ----          ----
Gross margin.......................      38            45            41            45            43            51            42
                                       ----          ----          ----          ----          ----          ----          ----
OPERATING EXPENSES:
    Sales and marketing............      35            39           119            52            38            30            54
    Research and development.......      39            72           110            48            32            25            54
    General and administrative.....      31            70            46            29            19            14            21
    Depreciation and
      amortization.................       6             8            11             7             8             6             9
    Stock option compensation......      --            --            --            --             2            --            42
                                       ----          ----          ----          ----          ----          ----          ----
        Total operating expenses...     111           189           286           136            99            75           180
                                       ----          ----          ----          ----          ----          ----          ----
Loss from operations...............     (73)         (144)         (245)          (91)          (56)          (24)         (138)
Other income (expense), net........      (2)            0            (3)           (2)            1             1            --
                                       ----          ----          ----          ----          ----          ----          ----
Net loss...........................     (75)%        (144)%        (248)%         (93)%         (55)%         (23)%        (138)%
                                       ====          ====          ====          ====          ====          ====          ====



COMPARISON OF THREE MONTHS ENDED MARCH 31, 1999 TO THREE MONTHS ENDED MARCH 31,
  2000



REVENUES



    TOTAL REVENUES. Total revenues increased 40% from approximately $4.5 million for the three months ended March 31, 1999 to approximately $6.3 million for the three months ended March 31, 2000.



    SUBSCRIPTION/TRANSACTION REVENUES. Subscription/transaction revenues increased 91% from approximately $1.4 million for the three months ended
March 31, 1999 to approximately $2.6 million for the three months ended
March 31, 2000. We attribute this increase primarily to continued growth in our client base resulting from increased market acceptance of our product offerings and our increased sales and marketing efforts. As we continue to focus our development and marketing efforts on our web-based, B2B solutions, we expect that subscription/transaction revenues will increase as a percentage of total revenues.

    SERVICES REVENUES. Services revenues increased 17% from approximately $3.1 million for the three months ended March 31, 1999 to approximately
$3.7 million for the three months ended March 31, 2000. The increase resulted primarily from increases in our customer base and increases in our average billing rates. We expect the proportion of services revenues to total revenues to decrease.



COST OF REVENUES



    COST OF SUBSCRIPTION/TRANSACTION REVENUES. The cost of subscription/transaction revenues increased 180% from approximately $130,000 for the three months ended March 31, 1999 to approximately $364,000 for the three months ended March 31, 2000. The increase resulted primarily from our investment in our customer support infrastructure. The cost of subscription/transaction revenues, as a percentage of subscription/transaction revenues was 9% for the three months ended March 31, 1999 and 14% for the three months ended March 31, 2000. This increase as a percentage of subscription/transaction revenues reflected our expansion of our customer support staff. We expect the cost of subscription/transaction revenues to increase as a percentage of subscription/transaction revenues as we expand our solution services offerings and integrate other technology products into our offerings.



    COST OF SERVICES REVENUES. The cost of services revenues increased 58% from approximately $2.1 million for the three months ended March 31, 1999 to approximately $3.3 million for the three months ended March 31, 2000. This increase resulted primarily from the hiring and training of consulting and training personnel to support our increased customer base. The cost of services revenues, as a percentage of services revenues was 66% for the three months ended March 31, 1999 and 89% for the three months ended March 31, 2000. This increase reflects our hiring and investment in our management consulting organization. We expect the cost of services revenues to decrease as a percentage of services revenues as we continue to make productivity improvements in both our management consulting as well as our implementation and training organizations.



GROSS PROFIT



    Gross profit increased 15% from approximately $2.3 million for the three months ended March 31, 1999 to approximately $2.6 million for the three months ended March 31, 2000. This increase is attributable to the growth in our customer base, which increased subscription/ transaction revenues and services revenues. Gross margin decreased from 51% for the three months ended March 31, 1999 to 42% for the three months ended March 31, 2000. This decrease was due primarily to the investments made in our management consulting organization. We expect gross margin to increase, as we continue to make productivity improvements in our management consulting organization.



OPERATING EXPENSES



    SALES AND MARKETING. Sales and marketing expenses consist primarily of salaries, commissions and bonuses earned by sales and marketing personnel, sales training events, public relations, advertising, trade shows, and travel expenses related to both promotional events and direct sales efforts. Sales and marketing increased 153% from approximately $1.3 million for the three months ended
March 31, 1999 to approximately $3.4 million for the three months ended
March 31, 2000. This increase resulted primarily from our continued investment in our sales and marketing infrastructure, both domestically and internationally. The investments included significant personnel and related expenses, recruiting fees, travel expenses, and related facility and equipment costs. In addition, we increased marketing activities, including trade shows, public relations, direct mail campaigns and other promotional activities during this period. Sales and marketing represented 30% of our total revenues for the three months ended March 31, 1999 and 54% for the three months ended March 31, 2000. We believe that we will need to continue to increase our sales and marketing expenses to expand our market position. As a result, we anticipate that sales and marketing expenses will continue to increase in absolute dollar amounts in future years but decrease as a percentage of total revenues.



    RESEARCH AND DEVELOPMENT. Research and development expenses consist primarily of salaries, benefits and equipment for software developers, quality assurance personnel, program managers, and technical writers. Research and development expenses increased 203% from approximately $1.1 million for the three months ended March 31, 1999 to approximately $3.4 million for the three months ended March 31, 2000. This increase resulted from an increase in the number of software developers and quality assurance personnel needed to support our product development and testing activities. Research and development expenses represented 25% of our total revenues for the three months ended
March 31, 1999 and 54% for the three months ended March 31, 2000. We believe that we must continue to invest in research and development in order to develop new products and services. As a result, we anticipate that research and development expenses will continue to increase in absolute dollar amounts but decrease as a percentage of total revenues.



    GENERAL AND ADMINISTRATIVE. General and administrative expenses consist primarily of salaries, benefits and related costs for executive, finance, administrative and information services personnel. These expenses also include fees for legal, audit and accounting, and other professional services. General and administrative expenses increased 109% from approximately $619,000 for the three months ended March 31, 1999 to approximately $1.3 million for the three months ended March 31, 2000. This increase resulted primarily from the addition of executive, finance, and administrative personnel to support the growth of our business. General and administrative expenses represented 14% of our total revenues for the three months ended March 31, 1999 and 21% for the three months ended March 31, 2000. The increase as a percentage of total revenues reflected our expansion of our administrative staff. We believe our general and administrative expenses will continue to increase in absolute dollar amounts as we expand our administrative staff, domestically and internationally, and incur expense associated with becoming a public company. We expect these expenses to include annual and other public reporting costs, directors' and officers' liability insurance, investor relations programs and additional legal, accounting and consulting fees.



    DEPRECIATION AND AMORTIZATION. Depreciation and amortization expenses increased 106% from approximately $281,000 for the three months ended March 31, 1999 to approximately $580,000 for the three months ended March 31, 2000. This increase resulted primarily from the depreciation of fixed assets purchased to build the infrastructure needed to support the growth of our business and the amortization of goodwill from the acquisition of Deltac Ltd. in January 1999 and Quantum Consulting Associates, Inc. in June 1999. This amortization was approximately $57,000 for the three months ended March 31, 1999 and approximately $120,000 for the three months ended March 31, 2000. Depreciation and amortization expenses represented 6% of our total revenues for the three months ended March 31, 1999 and 9% for the three months ended March 31, 2000.



    STOCK OPTION COMPENSATION. Stock option compensation expense increased from zero for the three months ended March 31, 1999 to approximately $2.6 million for the three months ended March 31, 2000. Deferred compensation of approximately $14.4 million at March 31, 2000 will be amortized on an accelerated basis over the applicable vesting period.



    OTHER INCOME (EXPENSES), NET. Other income (expenses), net fluctuates based on the amount of cash balances available for investment, borrowings under our line of credit, interest expense related to our term loans and realized gains and losses on investments. Other income

(expenses), net decreased from approximately $52,000 for the three months ended March 31, 1999 to approximately $27,000 for the three months ended March 31, 2000. The decrease reflects the additional interest expense on the equipment line of credit for the three months ended March 31, 2000.



    INCOME TAXES. No provision for income taxes has been recorded for either the three months ended March 31, 1999 or the three months ended March 31, 2000 due to accumulated net operating losses. We have recorded a valuation allowance for the full amount of our net deferred tax assets as a result of the uncertainty surrounding the timing of the realization of these future tax benefits.


COMPARISON OF YEAR ENDED DECEMBER 31, 1998 TO YEAR ENDED DECEMBER 31, 1999

REVENUES

    TOTAL REVENUES. Total revenues increased 116% from approximately $8.9 million for the year ended December 31, 1998 to approximately $19.1 million for the year ended December 31, 1999.


    SUBSCRIPTION/TRANSACTION REVENUES. Subscription/transaction revenues increased 78% from approximately $4.1 million for the year ended December 31, 1998 to approximately $7.3 million for the year ended December 31, 1999. We attribute this increase primarily to growth in our client base resulting from increased market acceptance of our product offerings and our increased sales and marketing efforts.



    SERVICES REVENUES. Services revenues increased 148% from approximately $4.8 million for the year ended December 31, 1998 to approximately
$11.9 million for the year ended December 31, 1999. This increase resulted primarily from increases in our customer base and increases in our average billing rates. The increase in services revenues as a percentage of total revenues was also attributable to the acquisitions of Deltac, Ltd. and Quantum Consulting Associates.


COST OF REVENUES


    COST OF SUBSCRIPTION/TRANSACTION REVENUES. The cost of subscription/transaction revenues decreased 2% from approximately $708,000 for the year ended December 31, 1998 to approximately $692,000 for the year ended December 31, 1999. While we had an increase in our customer support costs, it was more than offset by our ability to negotiate more favorable royalty rates for technology products integrated into our software products. The cost of subscription/ transaction revenues, as a percentage of subscription/transaction revenues, was 17% for the year ended December 31, 1998 and 10% for the year ended December 31, 1999.



    COST OF SERVICES REVENUES. The cost of services revenues increased 140% from approximately $4.2 million for the year ended December 31, 1998 to approximately $10.1 million for the year ended December 31, 1999. This increase resulted primarily from the hiring and training of consulting and training personnel to support our increased customer base. The cost of services revenues, as a percentage of services revenues was 88% for the year ended December 31, 1998 and 85% for the year ended December 31, 1999. This decrease reflects productivity improvements in our implementation and training organizations in 1999. However, this decrease was offset by our hiring and investment in our management consulting organization.


GROSS PROFIT


    Gross profit increased 112% from approximately $4.0 million for the year ended December 31, 1998 to approximately $8.4 million for the year ended December 31, 1999. This increase is attributable to the growth in our customer base, which increased subscription/transaction revenues and services revenues. Gross margin decreased from 45% for the year ended December 31, 1998 to 43% for the year ended December 31, 1999. This decrease was due primarily to the investments made in our management consulting organization.


OPERATING EXPENSES


    SALES AND MARKETING. Sales and marketing expenses increased 56% from approximately $4.6 million for the year ended December 31, 1998 to approximately $7.1 million for the year ended December 31, 1999. This increase resulted primarily from our increased investment in our sales and marketing infrastructure, both domestically and internationally, in the anticipation of future market growth. The investments included significant personnel related expenses, recruiting fees, travel expenses, and related facility and equipment costs. In addition, we increased marketing activities, including trade shows, public relations, direct mail campaigns and other promotional activities. Sales and marketing expenses represented 52% of our total revenues for the year ended December 31, 1998 and 38% for the year ended December 31, 1999. This decrease reflects the higher revenue base, as well as improvements achieved in productivity of our sales organization.



    RESEARCH AND DEVELOPMENT. Research and development expenses increased 45% from approximately $4.3 million for the year ended December 31, 1998 to approximately $6.2 million for the year ended December 31, 1999. This increase resulted from an increase in the number of software developers and quality assurance personnel needed to support our product development and testing activities. Research and development expenses represented 48% of our total revenues for the year ended December 31, 1998 and 32% for the year ended December 31, 1999.



    GENERAL AND ADMINISTRATIVE. General and administrative expenses increased 44% from approximately $2.6 million for the year ended December 31, 1998 to approximately $3.7 million for the year ended December 31, 1999. This increase resulted primarily from the addition of executive, finance, and administrative personnel to support the growth of our business. General and administrative expenses represented 29% of our total revenues for the year ended December 31, 1998 and 19% for the year ended December 31, 1999. The decrease as a percentage of total revenues reflected efficiencies gained throughout our administrative processes as we have grown as a company.



    DEPRECIATION AND AMORTIZATION. Depreciation and amortization expenses increased 155% from approximately $637,000 for the year ended December 31, 1998 to approximately $1.6 million for the year ended December 31, 1999. This increase resulted primarily from the depreciation of fixed assets purchased to build the infrastructure needed to support the growth of our business and the amortization of goodwill from the acquisition of Deltac Ltd. in January 1999 and Quantum Consulting Associates, Inc. in June 1999. This amortization was zero for the year ended December 31, 1998 and approximately $313,000 for the year ended December 31, 1999. Depreciation and amortization expenses represented 7% of our total revenues for the year ended December 31, 1998 and 8% for the year ended December 31, 1999.


    STOCK OPTION COMPENSATION. Stock option compensation expense increased from zero for the year ended December 31, 1998 to approximately $378,000 for the year ended December 31, 1999. Deferred compensation of approximately $6.4 million at December 31, 1999 will be amortized on an accelerated basis over the applicable vesting period.


    OTHER INCOME (EXPENSES), NET. Other income (expenses), net increased from approximately ($157,000) for the year ended December 31, 1998 to $181,000 for the year ended December 31, 1999. This increase reflects the investment income earned on the proceeds of our private placement during 1998.


    INCOME TAXES. No provision for income taxes has been recorded for either the year ended December 31, 1998 or the year ended December 31, 1999 due to accumulated net operating losses. We have recorded a valuation allowance for the full amount of our net deferred tax assets as a result of the uncertainty surrounding the timing of the realization of these future tax benefits.

    As of December 31, 1999, we had net operating loss carry-forwards for federal tax purposes of approximately $19.5 million. These federal tax loss carry-forwards are available to reduce future taxable income and begin to expire in 2011. Under the provisions of the Internal Revenue Code, certain substantial changes in our ownership have occurred, and as a result, our future utilization of these net operating carry-forwards, that we accumulated prior to the change in ownership, may be subject to a limitation per year. We may generate additional net operating loss carry-forwards in the future.

COMPARISON OF YEAR ENDED DECEMBER 31, 1997 AND YEAR ENDED DECEMBER 31, 1998

REVENUES

    TOTAL REVENUES.  Total revenues increased 137% from approximately
$3.7 million for the year ended December 31, 1997 to approximately $8.9 million for the year ended December 31, 1998.

    SUBSCRIPTION/TRANSACTION REVENUES. Subscriptions/transaction revenues increased 86% from approximately $2.2 million for the year ended December 31, 1997 to approximately $4.1 million for the year ended December 31, 1998. This increase is primarily attributed to increased market acceptance of our product offerings.


    SERVICES REVENUES. Services revenues increased 209% from approximately $1.5 million for the year ended December 31, 1997 to approximately $4.8 million for the year ended December 31, 1998. This increase in services revenues is primarily attributed to our increased sales of our software applications and overall growth of our installed base of customers.


COST OF REVENUES

    COST OF SUBSCRIPTION/TRANSACTION REVENUES. Cost of subscription/transaction revenues decreased 8% from approximately $766,000 for the year ended
December 31, 1997 to approximately $708,000 for the year ended December 31, 1998. Cost of subscription/transaction revenues as a percentage of subscription/transaction revenues was 35% for the year ended December 31, 1997 and 17% for the year ended December 31, 1998. This decrease was due to our ability to negotiate during the year more favorable royalty rates for technology products integrated into our software products.


    COST OF SERVICES REVENUES. Cost of services revenues increased 186% from approximately $1.5 million for the year ended December 31, 1997 to approximately $4.2 million for the year ended December 31, 1998. This increase resulted from the hiring and training of professional service personnel to support our growing customer base. Cost of services revenues as a percentage of services revenues was 95% for the year ended December 31, 1997 and 88% for the year ended
December 31,1998. This decrease primarily reflected increased utilization of professional service personnel.


GROSS PROFIT


    Gross profit increased 162% from approximately $1.5 million for the year ended December 31, 1997 to approximately $4.0 million for the year ended December 31, 1998. This increase is attributable to the growth in our customer base, which increased subscription/transaction revenues and services revenues. Gross margin increased from 41% for the year ended December 31, 1997 to 45% for the year ended December 31, 1998. This increase was due primarily to the increase in subscription/transaction revenues and improved productivity in our service organization.

OPERATING EXPENSES

    SALES AND MARKETING. Sales and marketing expenses increased 3% from approximately $4.4 million for the year ended December 31, 1997 to approximately $4.6 million for the year ended December 31, 1998. The increases in sales and marketing expenses resulted from our investment in sales and marketing infrastructure, which primarily included personnel related expenses. Sales and marketing expenses represented 119% of our total revenues for the year ended December 31, 1997 and 52% for the year ended December 31, 1998. The decrease in sales and marketing expenses as a percentage of total revenues resulted primarily from increased revenues in 1998.

    RESEARCH AND DEVELOPMENT. Research and development expenses increased 3% from approximately $4.1 million for the year ended December 31, 1997 to approximately $4.3 million for the year ended December 31, 1998. The increases in research and development expenses related primarily to the increase in the number of software developers and quality assurance personnel needed to support our product development and testing activities. Research and development costs represented 110% of our total revenues for the year ended December 31, 1997 and 48% for the year ended December 31, 1998. This decrease is due to the completion of a product upgrade in June 1997 and from increased revenues in 1998.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses increased 50% from approximately $1.7 million for the year ended December 31, 1997 to approximately $2.6 million for the year ended December 31, 1998. The increase in general and administrative expenses resulted primarily from the addition of executive, finance, and administrative personnel to support the growth of our business during these periods. General and administrative costs represented 46% of our total revenues for the year ended December 31, 1997 and 29% for the year ended December 31, 1998. The decrease as a percentage of total revenues reflected efficiencies gained throughout our general and administrative functions.


    DEPRECIATION AND AMORTIZATION. Depreciation and amortization expenses increased 50% from approximately $426,000 for the year ended December 31, 1997 to approximately $637,000 for the year ended December 31, 1998. This increase resulted primarily from the depreciation of fixed assets purchased to build the infrastructure needed to support the growth of our business. Depreciation and amortization expenses represented 11% of our total revenues for the year ended December 31, 1997 and 7% for the year ended December 31, 1998.


    OTHER INCOME (EXPENSES), NET. Other income (expenses), net decreased from approximately ($98,000) for the year ended December 31, 1997 to approximately ($157,000) for the year ended December 31, 1998. This decrease resulted from the interest expense incurred from capital equipment leases entered into during the last part of 1997 and the early part of 1998.

    INCOME TAXES. No provision for income taxes has been recorded for either the year ended December 31, 1997 or the year ended December 31, 1998 due to accumulated net operating losses. We have recorded a valuation allowance for the full amount of our net deferred tax assets as a result of the uncertainty surrounding the timing of the realization of these future tax benefits.

QUARTERLY RESULTS OF OPERATIONS


    The following tables set forth unaudited quarterly results for the eight fiscal quarters ended March 31, 2000, as well as, such data expressed as a percentage of our net revenues for each quarter. This information has been presented on the same basis as our audited consolidated financial statements appearing elsewhere in this prospectus and, in our opinion, include all adjustments, consisting only of normal recurring adjustments, that we consider necessary to present fairly the unaudited quarterly results. This information should be read in conjunction with our audited consolidated financial statements and the related notes appearing elsewhere in this prospectus. The operating results for any quarter are not necessarily indicative of results for any future period.


                                                           THREE MONTHS ENDED
                                      ------------------------------------------------------------
                                      JUNE 30,    SEPT. 30,    DEC. 31,     MARCH 31,    JUNE 30,
CONSOLIDATED STATEMENT OF OPERATIONS    1998         1998        1998         1999         1999
DATA:                                 ---------   ----------   ---------   -----------   ---------
                                                       (IN THOUSANDS, UNAUDITED)
REVENUES:
  Subscription/transaction
    revenues......                     $   939     $ 1,123      $ 1,231      $ 1,373      $ 1,572
  Services revenues...                     837       1,355        2,026        3,125        3,065
                                       -------     -------      -------      -------      -------
    Total revenues...                    1,776       2,478        3,257        4,498        4,637
COST OF REVENUES:
  Cost of subscription/transaction
    revenues......                         188         154          187          130          179
  Cost of services revenues...             652       1,186        1,810        2,065        2,200
                                       -------     -------      -------      -------      -------
    Total cost of revenues:...             840       1,340        1,997        2,195        2,379
Gross profit......                         936       1,138        1,260        2,303        2,258
OPERATING EXPENSES:
  Sales and marketing...                 1,010       1,086        1,385        1,340        1,567
  Research and development...            1,092         977        1,198        1,121        1,256
  General and administrative...            725         706          653          619          753
  Depreciation and amortization...          84         220          250          281          362
  Stock option compensation...              --          --           --           --           --
                                       -------     -------      -------      -------      -------
    Total operating expenses...          2,911       2,989        3,486        3,361        3,938
                                       -------     -------      -------      -------      -------
Loss from operations...                 (1,975)     (1,851)      (2,226)      (1,058)      (1,680)
Other income (expense)...                    3         (91)         (30)          52           71
                                       -------     -------      -------      -------      -------
      Net loss....                     $(1,972)    $(1,942)     $(2,256)     $(1,006)     $(1,609)
                                       =======     =======      =======      =======      =======

                                               THREE MONTHS ENDED
                                      ------------------------------------
                                      SEPT. 30,    DEC. 31,     MARCH 31,
CONSOLIDATED STATEMENT OF OPERATIONS     1999        1999         2000
DATA:                                 ----------   ---------   -----------
                                           (IN THOUSANDS, UNAUDITED)
REVENUES:
  Subscription/transaction
    revenues......                     $ 1,984      $ 2,332       2,617
  Services revenues...                   3,393        2,286       3,662
                                       -------      -------      ------
    Total revenues...                    5,377        4,618       6,279
COST OF REVENUES:
  Cost of subscription/transaction
    revenues......                         172          211         364
  Cost of services revenues...           2,695        3,118       3,271
                                       -------      -------      ------
    Total cost of revenues:...           2,867        3,329       3,635
Gross profit......                       2,510        1,289       2,644
OPERATING EXPENSES:
  Sales and marketing...                 1,976        2,260       3,387
  Research and development...            1,670        2,147       3,398
  General and administrative...          1,068        1,240       1,294
  Depreciation and amortization...         456          526         580
  Stock option compensation...              89          289       2,622
                                       -------      -------      ------
    Total operating expenses...          5,259        6,462      11,281
                                       -------      -------      ------
Loss from operations...                 (2,749)      (5,173)     (8,637)
Other income (expense)...                   49            9          27
                                       -------      -------      ------
      Net loss....                     $(2,700)     $(5,164)     (8,610)
                                       =======      =======      ======



                                                                      THREE MONTHS ENDED
                              ---------------------------------------------------------------------------------------------------
                              JUNE 30,    SEPT. 30,    DEC. 31,     MARCH 31,    JUNE 30,    SEPT. 30,    DEC. 31,     MARCH 31,
                                1998         1998        1998         1999         1999         1999        1999         2000
PERCENTAGE OF REVENUES        ---------   ----------   ---------   -----------   ---------   ----------   ---------   -----------
                                                                          (UNAUDITED)
REVENUES:
  Subscription/transaction
    revenues................      52.9%       45.3%        37.8%        30.5%        33.9%       36.9%        50.5%       41.7%
  Services revenues.........      47.1%       54.7%        62.2%        69.5%        66.1%       63.1%        49.5%       58.3%
                               -------     -------      -------      -------      -------     -------      -------      ------
    Total revenues..........     100.0%      100.0%       100.0%       100.0%       100.0%      100.0%       100.0%      100.0%
COST OF REVENUES:
  Cost of
    subscription/transaction
    revenues................      10.6%        6.2%         5.7%         2.9%         3.9%        3.2%         4.6%        5.8%
  Cost of services
    revenues................      36.7%       47.9%        55.6%        45.9%        47.4%       50.1%        67.5%       52.1%
                               -------     -------      -------      -------      -------     -------      -------      ------
    Total cost of
      revenues:.............      47.3%       54.1%        61.3%        48.8%        51.3%       53.3%        72.1%       57.9
Gross margin................      52.7%       45.9%        38.7%        51.2%        48.7%       46.7%        27.9%       42.1%
OPERATING EXPENSES:
  Sales and marketing.......      56.9%       43.8%        42.5%        29.8%        33.8%       36.7%        48.9%       53.9%
  Research and
    development.............      61.5%       39.4%        36.8%        24.9%        27.1%       31.1%        46.5%       54.1%
  General and
    administrative..........      40.8%       28.5%        20.0%        13.8%        16.2%       19.9%        26.9%       20.6%
  Depreciation and
    amortization............       4.7%        8.9%         7.7%         6.2%         7.8%        8.5%        11.4%        9.2%
  Stock option
    compensation............        --          --           --           --           --         1.7%         6.3%       41.8%
                               -------     -------      -------      -------      -------     -------      -------      ------
    Total operating
      expenses..............     163.9%      120.6%       107.0%        74.7%        84.9%       97.9%       140.0%      179.6%
                               -------     -------      -------      -------      -------     -------      -------      ------
Loss from operations........    (111.2)%     (74.7)%      (68.3)%      (23.5)%      (36.2)%     (51.2)%     (112.1)%    (137.5)%
Other income (expense)......       0.2%       (3.7)%       (0.9)%        1.2%         1.5%        0.9%         0.2%        0.4%
                               -------     -------      -------      -------      -------     -------      -------      ------
      Net loss..............    (111.0)%     (78.4)%      (69.2)%      (22.3)%      (34.7)%     (50.3)%     (111.9)%    (137.1)%
                               =======     =======      =======      =======      =======     =======      =======      ======

    Our operating results have varied on a quarterly basis and may fluctuate significantly in the future. In addition the quarterly results of any quarter do not indicate results to be expected for a full fiscal year.


    For the three months ended December 31, 1999, services revenues decreased sequentially due to the effect of Year 2000 issues. Many clients postponed the start of any new service engagements scheduled to begin in November and December 1999 and instead started these engagements in the first quarter of 2000. Consequently, the increase in services revenues by 60% or approximately $1.4 million for the three months ended March 31, 2000 resulted partially from these delayed engagements. Training revenues, which are a component of services revenues, also decreased for the same reasons. The overall gross margin decreased in quarters ending June 1999 through December 1999 as a result of increased costs related to our acquisition of Quantum Consulting
Associates, Inc. The acquisition of Quantum allowed us to enhance our offering of management consulting services. We have continued to hire personnel and enhance our capabilities in this area through December 1999. Our gross margin was most negatively affected in the quarter ended December 1999 as a combined result of decreased services revenues related to Year 2000 issues and increased costs related to our acquisition of Quantum.


    Other factors that could affect our quarterly operating results include those described below and elsewhere in this prospectus:

    - Our ability to attract new clients and retain current clients which could lead to changes in our revenues;

    - The announcement or introduction of new products or services by us or our competitors which could also lead to changes in our revenues;

    - Changes in the pricing of our products and services or those of our competitors;


    - Variability in the mix of our subscription/transaction and services revenues in any quarter which could affect our margins; and


    - The amount and timing of operating expenses and capital expenditures relating to expansion of our business.

    We believe that, while the quarterly period to period comparisons furnish important information about our revenues and expenses, these comparisons are not necessarily meaningful and should not be relied upon as indicators of future performance. Finally, as a result of these foregoing factors, our annual or quarterly results of operations may be below the expectations of the public market analysts or investors. If this occurs, the market price of our common stock may decline.

LIQUIDITY AND CAPITAL RESOURCES


    We have primarily financed our operations through private sales of convertible preferred stock, borrowings under our line of credit and capital lease obligations, and net revenues generated from our business. Through
March 31, 2000 we have raised cumulative net proceeds of approximately
$43.2 million through convertible preferred stock offerings. As of March 31, 2000 we had cash and cash equivalents of approximately $669,000 plus short term investments of approximately $13.8 million and an accumulated deficit of approximately $74.4 million.



    Net cash used in operating activities totaled approximately $5.5 million in 1997, $3.9 million in 1998, $5.7 million in 1999 and $6.6 million for the three months ended March 31, 2000. Net cash flows from operating activities in each period reflect net losses of approximately $9.3 million in 1997, $8.3 million in 1998, $10.5 million in 1999 and $8.6 million for the three months ended
March 31, 2000, and to a lesser extent, are offset by the non-cash expenses relating to depreciation and amortization, provision for allowance for doubtful accounts and stock option compensation. In addition the net cash used in operations was increased by the growth in accounts receivable and decreased by the growth in accounts payable, accrued compensation and deferred revenues.



    Net cash used in investing activities totaled approximately $510,000 in 1997, $2.8 million in 1998, $3.2 million in 1999 and $10.7 million for the three months ended March 31, 2000. Our investing activities reflect the additions of property and equipment, purchases of investments, and the acquisition of subsidiaries completed during 1999. We also anticipate that our capital expenditures will increase over the next several years as we expand our facilities and acquire equipment to support expansion of our sales, marketing, and research and development activities.



    Our financing activities provided cash of approximately $6.1 million in 1997, $13.1 million in 1998, $2.1 million in 1999 and $17.0 million for the three months ended March 31, 2000. These positive financing cash flows primarily reflect the net proceeds from the issuance of redeemable convertible preferred stock, and from the issuance of the line of credit and capital lease obligations.



    Amounts borrowed from one lending institution for capital leases are due over 36 to 48 month repayment periods and are collateralized by our software products. As of December 31, 1997, 1998, 1999 and March 31, 2000 the outstanding balance under this equipment line of credit was approximately $612,000, $1.3 million, $940,000 and $2.0 million, respectively.


    In March 1999, we terminated the line of credit and negotiated with a different bank a $2.5 million secured revolving credit facility and a $1.5 million equipment line of credit. The line bears interest at prime rate plus 0.75% percent for the secured revolving credit facility and prime rate plus 0.85% percent for the equipment line of credit. In September 1999, we negotiated to increase the equipment line to $3.0 million. As of December 31, 1999 the outstanding balance under this equipment line of credit was approximately
$1.7 million.


    In March 2000, we renegotiated the financial covenants applicable to our secured revolving credit facility and increased our aggregate borrowing limit under the equipment line of credit to $4.8 million. One of these financial covenants restricts us from incurring operating losses in excess of $5,000,000 for each of the second, third and fourth quarters of 2000, and $2,000,000 in any quarters thereafter. Commencing with the first quarter of 2002, we are restricted from incurring operating losses in any two consecutive quarters. Additionally, we are required to maintain specific minimum tangible net worth amounts on specified future dates.


    Our secured revolving credit facility expires on September 5, 2000. The amounts borrowed under the equipment line are initially subject to interest-only payments and after the interest-only period will be repayable over a three-year time period.

    We intend to continue the investment in the business, particularly in the areas of research and development, sales, and marketing. Our future liquidity and capital requirements will depend on numerous factors, including:

    - The costs and timing of expansion of sales and marketing activities;

    - The costs and timing of product development efforts and the success of these development efforts;

    - The extent to which our existing and new products and services gain market acceptance;

    - The level and timing of revenues;

    - The costs involved in maintaining and enforcing intellectual property rights;

    - The timing of market developments; and

    - Available borrowings under line of credit and capital lease arrangements.

    In addition, we may use cash resources to fund acquisitions of complementary businesses and technologies; however, we currently have no commitments or agreements and are not involved in any negotiations regarding any of these transactions. We believe that the net proceeds from this offering, combined with current cash resources, will be sufficient to meet our working capital and capital expenditures for at least the next 12 months. Thereafter, we may find it necessary to obtain additional equity or debt financing. In the event that additional financing is required, we may not be able to raise it on terms acceptable to us, if at all.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

    In June 1998, the Financial Accounting Standards Board, or FASB, issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative securities instruments and hedging activities. It requires an entity to recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. As we do not engage in derivative or hedging activities, we do not expect the adoption of this standard to have a significant impact on our financial statements.

QUALITATIVE AND QUANTITATIVE DISCLOSURES ABOUT MARKET RISK

    We develop products in the United States and market our products in North America, and to a lesser extent, Europe and the Asia-Pacific region. As a result, our financial results could be affected by factors such as changes in foreign currency exchange rates or weak economic conditions in foreign markets. As a majority of sales are currently made in U.S. dollars, a strengthening of the dollar could make our products less competitive in foreign markets. We do not expect any material adverse effect on our consolidated financial position, results of operations or cash flows due to movements in any specific foreign currency.

    We currently do not use financial instruments to hedge operating expenses by our European subsidiary. We intend to assess the need to utilize financial instruments to hedge currency exposures on an ongoing basis. Our interest income is sensitive to changes in the general level of U.S. interest rates, particularly since the majority of our investments are in short-term instruments. Due to the short-term nature of our investments, we believe that there is no material risk exposure. Therefore, no quantitative tabular disclosures are required.

                                    BUSINESS


OVERVIEW

    We are a leading provider of solutions for global trade management. Our offerings include an extensive library of global trade content, web-based B2B solutions, management consulting and solution services. Global trade involves the physical movement of goods across country borders, the management of the information and processes required to enable global trade and the financial exchange process required to complete related transactions. Our solutions focus on the management of information and processes required to enable global trade while enhancing collaboration across a client's global trade network, which consists of exporters, forwarders, carriers, brokers, importers, banks and customs or regulatory agencies. These offerings address the need for all members of the global trade network to automate and optimize the multiple functions associated with global trade. The core of our entire solutions suite is our extensive library of trade content that leverages a sophisticated, rules-based engine and unique trade expertise to deliver a web-based solution that enables clients to automate their complex import and export needs. Our primary Internet-based delivery mechanism for our solutions is our web-based portal, TradePrism.com.

    We believe the dynamics of global trade present both compelling opportunities and challenges for companies participating in the global marketplace. Global trade is complex and resource-intensive and has largely remained a manual and inefficient process. The Internet and e-commerce provide further opportunities for global expansion but also present significant operational challenges. Our solutions enable clients to address these difficulties and inefficiencies in order to capitalize on the large, highly fragmented and rapidly growing opportunity that global e-commerce presents.

    We serve an international client base of over 200 companies, some of whom include Dell, Lucent, Microsoft, Nike, the New Zealand Dairy Board, Nortel, Robert Bosch and Silicon Graphics. We provide comprehensive import and export content to enable global trade management for transactions accounting for approximately $4.1 trillion of all global trade in 1999. In addition, our clients currently utilize our solutions to ship to over 120 countries worldwide.

    We provide integrated B2B solutions for vertical Internet trading markets such as CatalogCity.com, RightFreight.com, SupplierMarket.com and Arzoon.com and are continuing to develop our B2B solutions to meet the needs of specific vertical industries. To facilitate the marketing and delivery of our solutions, we also maintain relationships with a number of leading technology companies, including IBM, JD Edwards, Oracle and Sun Microsystems.

INDUSTRY BACKGROUND

    The impact of multilateral trade agreements, the expansion of the modern supply chain, competitive pressures and the rapid growth of e-commerce are accelerating the pace of corporate globalization. The volume of global trade has increased significantly over the last several decades and has reached an unprecedented level in terms of both the number and size of transactions. The World Trade Organization reported that world trade increased from $4.1 trillion in 1980 to nearly $11.0 trillion in 1998. The U.S. Customs Service predicts that U.S. imports alone will rise from more than $1 trillion in 1999 to approximately $2 trillion by 2005. The U.S. Customs Service also projects that formal customs entries will increase from approximately 18 million in 1999 to over 30 million in 2005. As a result of this globalization, we believe the resources and expertise necessary to manage global trade will increase significantly.

DIFFICULTIES OF GLOBAL TRADE

    COMPLEX NETWORK. The modern global marketplace is a fast-paced, complex trade network. Global trade involves an extended and geographically disperse network of exporters, forwarders, carriers, brokers, importers, banks and customs and regulatory agencies. These participants must be coordinated to manage difficult physical, financial and information flows while satisfying extensive country-specific trade requirements. These complex processes include classifying and screening orders, determining and applying for required licenses, generating and submitting extensive documentation, managing and minimizing country-specific tariffs and duties, and tracking and tracing shipments across the entire global trade network. Furthermore, trade requirements are unique for every country, often undocumented, constantly changing and difficult to interpret.

    COMPLIANCE BURDEN. The burden of responsibility for regulatory compliance and documentation weighs heavily on all members of the global trade network. The U.S. Customs Service audits companies engaging in global trade. These audits take an average of 15 months to complete and require an average of 1900 audit hours. If caught in violation of international trade regulations, companies face a variety of possible penalties and negative consequences, including fines, loss of import/export privileges and adverse publicity. As a result, companies must maintain an appropriate global trade compliance program to understand who is buying their products and the end use of their products.

INEFFICIENCIES OF GLOBAL TRADE

    INADEQUATE INFRASTRUCTURE AND PROCEDURES. Intense global competition is requiring businesses to collaborate effectively with members of their global trade network and to efficiently manage, optimize and utilize information flows. For example, companies are finding it necessary to collaborate with trading partners to take advantage of preferential trade programs such as those promulgated under the North American Free Trade Agreement, or NAFTA. In addition, companies are maintaining buffer inventory because their clients demand heightened predictability and timely delivery. Customers are also demanding heightened predictability and timely delivery, including real-time tracking of shipments. Historically, businesses have lacked the technology and procedures necessary to capitalize fully on the growth opportunities presented by globalization. For example, Forrester Research estimates that 46% of Internet-based orders to the U.S. from international clients go unfilled because companies lack the procedures for international fulfillment.

    RESOURCE-INTENSIVE. The resource demands for global trade management are extensive, and existing trade compliance procedures, which are largely manual and paper-based, tend to be highly inefficient and error-prone. Many companies engaging in global trade cannot maintain large in-house staffs. Therefore, they are required to outsource trade compliance and documentation processes to third-party logistics firms or forwarders/brokers for a substantial fee. While trade agreements such as NAFTA have removed barriers to global trade, record-keeping requirements continue to increase substantially. Furthermore, Benchmarking Partners estimates that up to 25% of a company's international inventory is maintained as surplus stock due primarily to the inefficiencies of global trade.

THE ROLE OF THE INTERNET

    The rapid growth of the Internet as a global medium through which businesses communicate, share information and conduct business internally and directly with their customers, suppliers and other business partners worldwide has further hastened this era of escalating global competition. Forrester Research estimates that B2B commerce will grow from approximately $406 billion in 2000 to approximately $2.7 trillion in 2004. Furthermore, the Internet provides the opportunity for organizations to pursue solutions which automate and optimize the global trade management processes.

MARKET OPPORTUNITY

    We believe companies seeking to realize the benefits of global trade management require solutions that address the following concerns:

    LACK OF CENTRALIZED, COMPREHENSIVE AND CURRENT GLOBAL TRADE CONTENT. A central, up-to-date library of global trade content is difficult to create and maintain. As a result, there is a lack of a central source for this information. Consequently, many multi-national companies resort to purchasing niche trade solutions that cover only a limited number of countries or engage consulting organizations specializing in selected countries to improve their global trade practices. Given these deficiencies, we believe that companies are unable to optimize decision-making based on access to dynamic centralized global trade information.

    LIMITED FUNCTIONAL SOLUTIONS FOR GLOBAL TRADE MANAGEMENT. In addition to lacking comprehensive global trade content, currently available solutions lack the breadth of functionality for clients to effectively manage their global trade processes. For example, these solutions may address only limited global trade functions, such as export document generation or import duty calculation. Furthermore, these solutions may address the requirements of only one or a few of the participants within the global trade network. Finally, many of these solutions lack the technical architecture to operate over the Internet and do not provide the portal capabilities necessary to facilitate global collaboration of the trade network.

    TRADE EXPERTISE ACROSS GEOGRAPHIC AND VERTICAL MARKETS. Companies offering global trade consulting services typically focus on only one part of the process, such as logistics or trade regulations, or only on a limited number of industries, with very little understanding of the trade-specific implications of their recommendations. Traditional consulting firms do not possess the operational knowledge required to optimize global trade practices for clients across the entire global trade network.

    NEED FOR COMPREHENSIVE SOLUTION SERVICES. The resources required to manage global trade effectively are extensive and include global trade expertise, software solutions and related information technology infrastructure and personnel to implement these solutions. Companies are frequently seeking comprehensive outsourced solutions from third parties to satisfy their global trade management needs because of the high costs and resource demands associated with maintaining an in-house global trade department.

OUR SOLUTIONS

    We believe that we are the only company offering a comprehensive suite of global trade management solutions that address all of these needs. The fundamental elements of our solutions include:

    CENTRALIZED, COMPREHENSIVE AND CURRENT GLOBAL TRADE CONTENT. Our extensive and actively managed library of country-specific trade requirements is the core of our entire suite of global trade management solutions. We leverage our unique global trade expertise and a sophisticated rules-based engine to deliver accurate, comprehensive, up-to-date global trade information to our clients via a web-based portal.

    SOPHISTICATED, WEB-BASED B2B SOLUTIONS. We offer a sophisticated suite of web-based, B2B solutions for global trade management. Our B2B solutions enable clients to automate and optimize information management procedures across their entire global trade networks. In addition, our solutions address the requirements of multiple members of a client's extended global trade network and enable collaboration among all of these participants.

    INDUSTRY AND COUNTRY-SPECIFIC GLOBAL TRADE EXPERTISE. Our management consulting professionals analyze and address the global trade practices and opportunities of our clients. Our consulting services help companies effectively enter new geographic markets, better serve existing markets and address areas of compliance risk. As part of our consulting offerings, we design, recommend and implement process improvements for our clients.

    COMPREHENSIVE SOLUTION SERVICES. Our solution services leverage sophisticated technology, intellectual property and trade expertise to enable our clients to outsource the information and process management required to trade globally. These services enable clients to outsource all or parts of their trade management procedures which allows them to focus on their core competencies and realize financial benefits associated with efficient and effective global trade management.

    Our suite of global trade management solutions provides our clients with the following benefits:

    INFRASTRUCTURE TO PURSUE GLOBAL GROWTH OPPORTUNITIES. Our global trade solutions leverage our global trade expertise and web-based functionality to simplify many of the complexities associated with global trade management. Because our web-based solutions are flexible and modular, our clients can select specific components, or engines, to address their particular global trade needs. They may also choose to outsource the management of all or parts of their global trade network to us. Because our solutions automate these processes, our clients can focus on their core competencies and compete more effectively in the global marketplace.

    EASY ACCESS TO RELIABLE GLOBAL TRADE CONTENT. We constantly monitor and interpret global trade rules and regulations and deliver them to our clients through a dynamic web-based portal, which fully integrates with our B2B solutions. We believe that our ability to provide our clients with access to current, centralized and standardized trade requirements differentiates us in the marketplace.

    TECHNOLOGY ENHANCING B2B COLLABORATION. Our solutions suite provides a platform for clients to collaborate in real-time over the Internet with members of their global trade network. Our Internet architecture includes XML technology that enables our clients to exchange information with their trade partners, regardless of differing information technology infrastructures, systems or software. Our web-based solutions are flexible, scalable and user-friendly, which we believe will facilitate their acceptance across extended members of a company's global trade network. This improved collaboration enables our clients to more effectively move goods globally and strategically manage information required in their global trade process.

    AUTOMATION AND OPTIMIZATION OF RESOURCE-INTENSIVE PROCEDURES. By automating and optimizing currently inefficient procedures, our solutions enable companies to enhance revenue opportunities, increase operational efficiencies and reduce the costs of global sourcing. These benefits enable clients to more effectively and efficiently compete in the global marketplace.

    MANAGEMENT OF THE GLOBAL TRADE COMPLIANCE BURDEN. By automating regulatory compliance and documentation procedures, our solutions help clients protect against potential fines, sanctions and business risks that may result from noncompliant or inefficient global trade management systems.

    LEVERAGING OF INFORMATION TECHNOLOGY INVESTMENTS. Our web-based platform is designed to integrate existing information management systems and software applications and work within the capacity of existing networks. The ability of our products to integrate existing information systems and software applications enables our clients to preserve and build upon their corporate knowledge and information technology investments, while realizing the benefits of our web-based solutions.

OUR STRATEGY

    We seek to be the leading provider of web-based, B2B solutions for global trade information management. The key elements of our strategy include:

    BECOME THE STANDARD AND PREEMINENT BRAND FOR GLOBAL TRADE MANAGEMENT. We seek to serve as the information backbone for global trade management. We expect to expand our offerings of web-based trade information to cover countries engaged in over 75% of the world's global trade transactions. We plan to complement our solutions suite with an aggressive global branding campaign that leverages our strategic alliances and relationships with clients, governments and industry consultants. Moreover, we intend to provide solutions to all members of the global trade network, positioning us to be recognized as the standard for global trade management.

    EXPAND GLOBAL TRADE CONTENT AND ENHANCE SOLUTIONS OFFERINGS. We intend to continue to develop a comprehensive suite of solutions with features, functionality and services that allow companies of all sizes to manage the complexities of global trade. Because access to reliable, up-to-date country-specific trade requirements is essential to companies engaging in global trade, we intend to fortify our trade content by continuing to hire top global trade experts worldwide. We plan to continue developing various components of our B2B solutions to address the specific needs of various industries and trade participants. We also intend to provide packaged solutions that are tailored to provide immediate value to companies in specific industries, as well as mid-market solutions that are competitively priced, quickly deployed and easily managed. In addition to in-house product development, we intend to supplement these initiatives by evaluating opportunities for acquisitions and strategic investments.

    ENHANCE TRANSACTION-BASED REVENUE STREAM. We will continue to provide integrated solutions for industry-leading web-based B2B and B2C e-commerce marketplaces. These marketplaces require global trade management solutions to enable the cross-border movement of goods between buyers and sellers. We plan to derive primarily transaction-based revenues from these Internet trading markets. As these marketplaces add new clients that trade globally, we will, in turn, receive a recurring revenue benefit of those new clients executing transactions using our engines.

    EXPAND OUR REACH AND RANGE. We intend to continue expanding our global presence to enhance our competitive position worldwide and our ability to serve and support our clients. We anticipate expanding our sales, marketing and services presence in strategically important geographic markets. In addition, we intend to utilize our strategic alliances and our relationships with leaders within specific vertical markets that have strong potential for global expansion. We also intend to evaluate opportunities for acquisitions and investments that can accelerate our global expansion.

    EXPAND OUR SOLUTION SERVICES CAPABILITIES. We intend to invest actively in our solution services offerings in order to capitalize on a growing demand for outsourced trade management solutions. We will continue to provide solution services that will enable companies to outsource all or parts of their global trade functions. These offerings target clients ranging from the Fortune 500 to Internet start-ups and will be customized to an individual client or provided as a shared service.

PRODUCTS AND SERVICES

    Our comprehensive web-based solutions for global trade management consist of our library of trade regulations, called Global eContent, our web-based B2B solutions, including TradeSphere and TradePrism.com, our management consulting services, called TradeValue, and our solution services, called TradeVantage. Clients can select elements of each product and service to address their specific issues and opportunities. This flexibility offers our clients a unique solution to automate and optimize their global trade process.

GLOBAL ECONTENT

    Global eContent is a dynamic library of country-specific trade requirements that is available to our clients. This extensive base of electronic content serves as the platform for our entire suite of global trade management solutions. Because of the global trade expertise and specialization required to interpret and fully understand the impact of country-specific trade regulations, we employ a full-time content and compliance team dedicated exclusively to tracking and managing trade regulations, trade content and international regulatory data. These full-time Global eContent experts also design intelligence into the data to be leveraged by our B2B solutions (e.g., algorithms which can detect restricted parties even if names or addresses are misspelled, or logic which can search for lower duty rates given preferential programs such as NAFTA and others). This team consists of former government compliance officials, international lawyers, licensed customs brokers, in-country data experts, industry consultants and individuals with previous responsibility for managing import and export functions within multi-national organizations in various industries.

    Periodic regulatory and policy changes require that our B2B solutions be updated on a regular basis to keep current with the latest country-specific trade regulations. To meet this need, daily updates and postings are made available through TradePrism.com, our web-based portal, from which updates and changes can be electronically downloaded and applied. Information provided in our Global eContent library includes trade data, regulation updates, regulation notices, trade committee meeting information, requests for public comment on regulatory issues and final rulings on proposed regulation.

    The following table lists the countries for which we provide Global eContent support. The level of data we provide varies by country and ranges from simple references to extensive import and export regulations.

Australia
Austria
Belgium
Brazil
Canada
Czech Republic
Denmark
Estonia
Finland
France

Germany
Greece
Hong Kong
Hungary
Ireland
Italy
Japan
Kazakhstan
Latvia
Lithuania

Luxembourg
Netherlands
New Zealand
Norway
Poland
Portugal
Romania
Russia
Singapore
South Africa

South Korea
Spain
Sweden
Switzerland
Turkey
Ukraine
United Kingdom
United States

B2B SOLUTIONS

    Our suite of web-based, B2B solutions includes TradeSphere, TradePrism.com and our TradeSphere Services.

    TRADESPHERE

    TradeSphere intelligently automates and optimizes the information exchanges required to move goods across international borders. TradeSphere components facilitate specific global trade functions, strategically manage the information required to trade globally and enhance collaboration among extended members of a client's global trade network. TradeSphere is flexible, modular and highly scalable and is offered in multiple languages. Components of TradeSphere include restricted party and boycott/embargo screening, landed cost calculation, shipment documentation, global tracking and tracing, sourcing optimization, and tariff management. Clients may use our TradeSphere components on either a subscription or transaction fee basis. We also offer these components as a hosted solution. We provide TradeSphere as an integrated solution for vertical Internet trading market providers such as Arzoon.com, CatalogCity.com, RightFreight.com and SupplierMarket.com. We are continuing to develop TradeSphere to meet the specific needs of targeted vertical industries.

    The following table summarizes the key functions that we offer as a part of our current TradeSphere business plan. We also continue to develop additional TradeSphere components to meet the growing needs of extended members of the global trade network.

      OPERATIONAL MODULES--PROVIDE SHORT TO MEDIUM RANGE PLANNING OF GLOBAL TRADE PRACTICES.

TradeSphere Exporter                -        Manages export process for companies trading
                                             globally.

                                    -        Manages transactions to ensure compliance with export
                                             laws and international trade agreements before goods
                                             are exported.

                                    -        Performs checks and calculations on orders and
                                             shipments.

TradeSphere Broker                  -        Provides collaboration between brokers and global
                                             trade partners.

                                    -        Manages the import entry information provided by the
                                             broker.

TradeSphere Importer                -        Manages import process for companies trading
                                             globally.

                                    -        Electronically files import entries.

                                    -        Performs checks and calculations on pre-entries and
                                             commercial invoices.

                                    -        Manages transactions to ensure compliance with import
                                             laws and international trade agreements before goods
                                             are imported.

         EXECUTION MODULES--PROVIDE MANAGEMENT OF THE DAY-TO-DAY GLOBAL TRADE PRACTICES.

Restricted Party Screening          -        Screens transaction parties against a government
                                             maintained list of restricted parties.

                                    -        Places holds on transactions in which restricted
                                             parties are identified.

Landed Cost Calculator              -        Calculates total landed cost, including duties, taxes
                                             and fees.

                                    -        Optimizes supply sourcing decisions associated with
                                             international shipments.

Document Director                   -        Produces the required documents for international
                                             shipments.

                                    -        Tracks the status of documents as they flow among
                                             participants in international shipments.

                                    -        Determines the delivery method for each document such
                                             as fax, email or printer.

Tariff Agent                        -        Maintains current duty rates, tariff codes and FTZ
                                             (free trade zone) information for clients to
                                             reference.

    Our TradeSphere solutions leverage components of our client-server software solution for import and export management named Global Passport. Global Passport's capabilities include generating international shipping documents, calculating import duties, ensuring adherence to trade regulations, electronically filing entries with customs and tracking and tracing international shipments. Its intelligent algorithms and global trade data serve as the import/export engines within our TradeSphere solution.

    TRADEPRISM.COM

    TradePrism.com is our global trade management portal that allows our clients to access TradeSphere solutions via the Internet, gather global trade data from our Global eContent library and collaborate with other members of their global trade network from a public or private exchange portal.

    TRADESPHERE SERVICES

    Our TradeSphere Services are provided to our clients to complement our TradeSphere solutions and include the following:

        IMPLEMENTATION SERVICES. Our implementation consultants assist our TradeSphere clients with the development and management of a project and with the technical activities during the installation phase, provide them with comprehensive documentation instructions and offer training classes to help our clients understand the functions of TradeSphere.

        APPLICATION SERVICES. These services facilitate data integration with existing third-party applications and enable information to be shared between TradeSphere and our clients' other enterprise systems. These services result in cost-effective implementation of our solutions by enabling our clients to undertake the required integration tasks themselves and to leverage our alliances with our service partners.

        POST IMPLEMENTATION SUPPORT. Client support specialists are available on a daily basis and tend to develop ongoing relationships with our clients to better understand their needs. To facilitate troubleshooting, we maintain dial-in access to the client's production environment. We also give clients opportunities to provide feedback on our solutions through meetings of our Client Council, which is comprised of eight to twelve of our key clients, and our annual user conference, which is open to our full client base.

MANAGEMENT CONSULTING

    Our management consulting services, called TradeValue, leverage our extensive global trade expertise and our proprietary analytical methodology. Our TradeValue services range from operational assessments to detailed strategic analyses designed to enable clients to improve their global trade practices. Each consulting engagement is based on focused objectives and deliverables that are specifically tailored to our clients' needs. The size and length of a management consulting engagement depends on the scope of work and the size and complexity of the client.

    Our TradeValue clients range from Fortune 500 companies to early stage emerging companies. These clients include leading technology firms, Internet companies, retail and consumer products companies, logistics providers and automotive and industrial companies. Our TradeValue consultants provide extensive, hands-on experience gained from careers in a variety of industry sectors with specific areas of expertise including import and export operations and compliance, international transportation, logistics and distribution, trade finance, pricing, international marketing, training and manufacturing. All of our consultants are trained in TradeValue proprietary assessment and implementation consulting methodologies. Our initiatives tend to focus on skill-set and knowledge transfer to the employees of our clients, thus resulting in significant long-term value to clients after engagements have concluded.

    Our TradeValue consulting services are divided into the following areas:

    STRATEGIC CONSULTING. Our strategic consulting services are designed to help an organization assess its global market potential, identify new revenue opportunities and identify current areas of compliance risk. Some of these offerings include:

    - Quantifying and analyzing existing global trade management processes;

    - Identifying and recommending import/export compliance processes;

    - Developing global trade management processes, systems and organizational structures; and

    - Analyzing and quantifying global growth opportunities.

    OPERATIONAL CONSULTING. Our operational consulting services are designed to define and improve the operational efficiencies of an organization's global trade management practices. These services focus on import and export trade processes, global trade information solutions and implementation of operational global trade initiatives. Specific offerings include assisting clients in licensing foreign nationals, accelerating customs clearance, minimizing duty payments and expediting collection of accounts payable.

SOLUTION SERVICES

    Our solution services, called TradeVantage, enable clients to leverage our expertise to manage all or parts of their global trade operations. By hosting our clients' global trade operations and providing additional resources and expertise, we enable clients to focus on their core competencies and realize financial benefits associated with efficient and effective global trade management. Our solutions services are highly scalable and can range from:

    - Managing specific components of a client's trade operations; to

    - Hosting our solutions via the web, which clients can access on a transaction or subscription basis through our TradePrism.com portal; to

    - Managing a client's entire global trade operation.

SALES AND MARKETING

    We market and sell our solutions through our direct sales force, resellers, B2B marketplaces and strategic alliances. Our marketing organization is responsible for educating the marketplace, generating leads, communicating with market analysts, working with complementary technology and consulting partners and creating sales programs and literature. In addition to our internal resources, we rely on third parties such as public relations firms and graphic design firms to assist us with our marketing campaigns.

    As of March 31, 2000, our direct sales organization consisted of a total of 46 sales and marketing personnel. In addition to the direct sales force, members from other departments within Vastera contribute to the sales effort at various stages in the sales cycle.

    Our marketing professionals assist in generating new sales opportunities by creating various marketing programs, updating our web site and hosting or sponsoring various events. We participate in a number of trade shows and industry events. We also provide speakers from our company and our clients to represent us in a number of industry forums. We host monthly teleconferences led by individual experts focused on educating individuals involved in global trade operations for companies worldwide. Our public relations plan is designed to convey our messages to appropriate audiences and we reinforce these efforts through our ongoing communications with a number of key industry analysts and press representatives.

STRATEGIC ALLIANCES

    The principal goals of our strategic alliances are to accelerate the global market acceptance of our solutions, to extend our global resources and to help our clients realize the benefits of our solutions quickly. Our strategic alliances are summarized as follows:

    - We have technology alliances with Sun Microsystems, Hewlett-Packard and Microsoft, and serve as an original equipment manufacturer, or OEM, for IBM WebSphere.

    - We have marketing certifications of varying degrees from a number of enterprise resource planning, or ERP, companies including SAP, Oracle, Baan and JD Edwards.

    - We have reseller agreements with i2 Technologies and EXE Technologies.

    - Components of our web-based, B2B solutions are incorporated into a number of trade exchanges including Arzoon.com, CatalogCity.com, RightFreight.com and SupplierMarket.com.

    - We have strategic alliances with a number of consulting companies including Andersen Consulting and KPMG Peat Marwick.

PRODUCT DEVELOPMENT

    Our product engineering team is made up of over 68 professionals focused on new and developing B2B solutions. Our product engineers are organized into the following groups: quality assurance, documentation, release management, solution development and sustaining engineering. Our solution development is structured around project teams that are comprised of developers led by a senior development manager responsible for delivering a defined solution engine. This structure allows for the organization to quickly scale and allows us to outsource non-critical development activities when necessary to bring products to market quickly. These dedicated product engineers are partnered with a product management team consisting of experienced global trade professionals who set the product plan and requirements based on our business plan and market dynamics. Our engines are tied into the complete TradeSphere suite through process and specifications defined and managed by our infrastructure and integration team.

    In addition, our Global eContent development methodology and approach allows us to deliver market leading solutions for import and export management for specific countries. This effort requires synthesizing an often lengthy export or import manual into a set of requirements that then are integrated with our rules-based Global eContent engine. In addition, these solutions are designed so that we can readily provide updates for frequent country regulation changes. We believe our product development professionals, teamed with our 35 product management trade professionals, allow us to provide robust, market-driven, web-based technology solutions that are reliable and scalable.

    Our research and development expenses totaled $6.2 million for the year ended December 31, 1999, which represented 32% of our total revenues. We expect to significantly increase our research and development efforts in future years.

CLIENTS

    We have over 200 clients utilizing some or all of our B2B solutions, Global eContent, management consulting and solution services offerings. The following is a partial list of our clients categorized by industry.

TECHNOLOGY                                     CONSUMER AND RETAIL PRODUCTS
----------                                     ----------------------------
    Dell                                       Herman Miller
    Hughes Network Systems                     Ortho-Clinical Diagnostics, a division of
    Lucent                                     Johnson & Johnson
    Matsushita                                 New Zealand Dairy Board
    Microsoft                                  Nike
    Motorola                                   S.C. Johnson
    Nortel                                     Sony
    Novell
    Silicon Graphics                           INTERNET MARKETPLACES
    Sun Microsystems                           Arzoon.com
                                               CatalogCity.com
    INDUSTRIAL & AUTOMOTIVE PRODUCTS           Fasturn.com
    Garlock Sealing Technologies, a division   RightFreight.com
      of
      Coltec Industries                        SupplierMarket.com
    Ingersoll-Rand
    Gates Rubber Company                       LOGISTICS
    Mallinckrodt                               BAX Global
    Robert Bosch                               Crowley Maritime
                                               Schenker International

    Our long-standing relationships with clients such as Nortel and more recent successes with clients, such as the New Zealand Dairy Board and a B2B solutions provider, RightFreight.com, demonstrate our ability to service a variety of large multi-national corporations with complex trade management networks as well as emerging Internet portals and marketplaces.

CASE STUDIES

NORTEL

    CHALLENGE: Prior to implementing our solutions, Nortel handled its global trade management functions either manually or through a variety of internally developed systems. As Nortel's business increased and the number of international shipments grew, Nortel experienced challenges generating the volume of global trade documentation required, which resulted in delayed deliveries as goods were held up in customs. Another issue was the lack of product visibility within Nortel's own global network of over 90 shipping sites as well as across its global trade network.

    SOLUTION: Our solutions were first implemented in 1993 and are now Nortel's standard for global trade management. Our solutions have been deployed in the United States, Canada, UK, Mexico, Brazil, Malaysia and Singapore. In late 1999, Nortel purchased a subscription for TradeSphere and other web-based global trade collaboration capabilities.

    RESULTS: Our solutions have reduced Nortel's costs and improved global trade information and time to market, resulting in more than $9.4 million of value over two years. Our solutions were cited by Nortel as the project with the highest return on investment for 1997.

NEW ZEALAND DAIRY BOARD

    CHALLENGE: The New Zealand Dairy Board (NZDB) is the world's largest single dairy exporter, shipping more than 4,000 products to over 1,000 destination ports in over 120 countries across six continents. Prior to implementing our solutions, the NZDB maintained a 10-year-old legacy system and relied heavily on contractors to modify this system. It also relied on frequent manual intervention to handle business functions not addressed by its legacy system. Each of the NZDB's international shipments averaged 12 documents. Adding further complexity to the NZDB's global trade operations were frequent changes to international shipping documents and regulations imposed by governments around the world in an effort to protect their local dairy businesses. The NZDB recognized that it could not continue to generate and update the necessary country-specific shipping documents and trade regulations by simply adding personnel.

    SOLUTION: Our solutions were implemented in 1998 as the NZDB worldwide standard for global trade management. The implementation of our solutions was completed in less than six months.

    RESULTS: Our solutions reduced the total number of source shipping documents at the NZDB from over 5,000 to fewer than 300. In 1999, unlike previous years, there were no late shipment dispatches caused by export documentation errors. By utilizing our global trade solutions, the NZDB was able to manage an estimated 300,000 ton increase in exports to approximately
1.3 million tons for the fiscal year ending in May 2000.

RIGHTFREIGHT.COM

    CHALLENGE: RightFreight.com is an Internet-based B2B airfreight services exchange, providing reverse auctions for carrier services including contract and spot shipment proposal processing. To differentiate its offering, RightFreight.com needed to determine how to address global trade in its business processes and offer more value-added services to its clients.

    SOLUTION: In December 1999, RightFreight.com selected our solution to provide embedded and hosted global trade management capabilities. Our TradeSphere solutions allowed for fast time-to-market and provided mission critical global trade functions and value-added services such as restricted party screening, landed-cost information and international document generation.

    RESULTS: In less than eight weeks, RightFreight.com was able to create a B2B exchange that included global trade capabilities by leveraging our global trade expertise and extensive research and development investment.

COMPETITION

    Our market is intensely competitive, evolving and highly fragmented. We expect the intensity of competition to increase in the future. We face competition from third-party development efforts, consulting companies and in-house development efforts. We expect that these parties will continue to be a principal source of competition for the foreseeable future. Our principal competitors by solution segment include:

    - Content aggregators such as Dun & Bradstreet and TradeCompass;

    - International trade logistics providers such as Capstan, Nextlinx, Rockport and Syntra;

    - Trade consultants such as management consulting firms, law firms and boutique consulting firms; and

    - Outsourcing service providers such as third party logistics providers, fourth party logistics providers and carriers.

    We believe that the principal competitive factors affecting our market include a referenceable client base, the breadth and depth of a given solution, product quality and performance, customer service, core technology, product scalability and reliability, product features, the ability to implement solutions and the value of a given solution. Although we believe our solutions currently compete favorably with respect to these factors, our market is relatively new and is evolving rapidly. We may not be able to maintain our competitive position against current and potential competitors, especially those with significantly greater financial, marketing, service, support, technical and other resources.

    Many of our competitors and potential competitors have longer operating histories, significantly greater financial, technical, marketing and other resources, greater name recognition, global presence and established channel partners, a broader range of products to offer, and a larger installed base of clients than us, each of which could provide them with a significant competitive advantage over us. In addition, we expect to experience increased price competition as competitors compete for market share. It is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. We may not be able to compete successfully with existing or new competitors and this competition may have a material adverse effect on our business.

TECHNOLOGY

    Our B2B solutions are based on leading edge technology, enabling us to deliver high performance, scalable, flexible and interoperable B2B solutions. Our B2B solutions are built using a browser-based user interface, or UI, XML integration technology and are also offered with a traditional Windows or Motif-based UI. Our TradeSphere architecture supports the client demand for configurability, electronic updates to country-specific content and plug-in additions for new countries, functions and content.

    For our web-based solutions infrastructure, we utilize IBM's WebSphere, HTML/DHTML, Java and Enterprise Java Beans, MQ Systems Integration Series and XML. We incorporate a SmarteLink architecture that facilitates XML integration and also leverages our repository of Forte-developed C++ applications allowing interoperability with our web-based applications.

    Unique to the TradeSphere design and implementation approach is that both content rules and configurations or installation-specific options are stored as metadata within the solution's database. This approach supports a single source solution which is able to operate on multiple hardware platforms, operating environments and database platforms. Currently supported environments include Windows NT and UNIX operating environments based on Sun Solaris, IBM AIX and HP-UX platforms. Currently supported relational databases include either the Oracle or SQL Server. Current user interfaces include a web-browser, Windows NT and Motif. The system also supports multiple languages including double byte languages.

    [Graphic showing TradeSphere Architecture including Web Browser, firewall, Web Server Application Server--IBM WebSphere, Server Manager and firewall.]

INTELLECTUAL PROPERTY AND OTHER PROPRIETARY RIGHTS

    We rely primarily on a combination of copyright, trade secret and trademark laws, confidentiality agreements with employees and third parties, and protective contractual provisions contained in license agreements with consultants, vendors and clients to protect our proprietary rights.

    We have registered the trademark Vastera in the United States. We have also filed federal trademark applications with respect to Global Trade Management, Global Trade Value Chain, TradeSphere, TradeValue, TradeVantage, TradePrism, Global eContent, TradeAxiom, Opening the World to eBusiness, Global Passport, Smarte Commerce, Smarte Contents, Smarte Methods and SmartWare. The Vastera logo is also a trademark of Vastera, Inc.

    We believe the strength of our trademarks and service marks benefits our business and we intend to continue to protect our registered and common law trademarks and service marks in the United States and abroad. We have not secured registration of all of our marks in the United States and have not pursued registration in any foreign country.

    We also protect our proprietary rights by requiring employees to agree not to reveal any proprietary information to our competitors and to sign a confidentiality agreement. Employees also are required to execute a non-competition agreement, which restricts them from working for a competitor for one year after termination of employment with us. However, we may not obtain these agreements in every case.

    We incorporate technology from third parties into our software. We currently have non-exclusive license agreements with Forte Software, Inc. and IBM for the use of their technology in our global trade management solutions.

EMPLOYEES

    As of March 31, 2000, we had 230 employees. Our employees are not represented by any collective bargaining agreement and we have never experienced a work stoppage. We believe our relations with our employees are good.

FACILITIES

    Our principal administrative, sales, marketing, technical support and product development facilities are located at our headquarters in Dulles, Virginia. We currently occupy approximately 50,000 square feet of office space in the Dulles facility under a lease that terminates on October 31, 2002. We also lease office space for sales, marketing and consulting activities outside of San Francisco, outside of Denver and outside of London in the United Kingdom.

LEGAL PROCEEDINGS

    We are not a party to any material legal proceedings.

                                   MANAGEMENT

    Our directors, executive officers and other management employees and their respective ages and positions as of December 31, 1999, are as follows.

NAME                                          AGE      POSITION
----                                          ---      --------
Executive Officers and Directors
Richard A. Lefebvre.......................     51      Chairman of the Board of Directors
Arjun Rishi...............................     36      Chief Executive Officer, President and Director
Mark J. Ferrer............................     40      Chief Operating Officer and Director
Philip J. Balsamo.........................     38      Chief Financial Officer
Robert G. Barrett.........................     53      Director
Richard H. Kimball........................     41      Director
James D. Robinson IV......................     38      Director
Timothy Davenport.........................     44      Director
Nicolas C. Nierenberg.....................     43      Director

Other Management Employees
Laurent F. Ferrere, II....................     40      Senior Vice President, Business Development
Mark E. Palomba...........................     41      Senior Vice President, Global Services
David M. Pierce...........................     45      Senior Vice President, Worldwide Sales
Thomas E. Bright..........................     40      Vice President, Product Engineering
Gregory E. Stock..........................     35      Vice President, Marketing
Kimberly A. Walsh.........................     30      Vice President, Human Resources

EXECUTIVE OFFICERS AND DIRECTORS

    RICHARD A. LEFEBVRE has served as Chairman of our board of directors since June 1998 and a member of our board of directors since 1997. From January 1989 to July 1997, Mr. Lefebvre served as Chairman of the Board of AXENT Technologies, Inc. ("AXENT"), a computer network security company. He also served as AXENT's Chief Executive Officer from January 1989 to July 1997.

    ARJUN RISHI co-founded Vastera in 1992 and has served as President, Chief Executive Officer and a member of our board of directors since its inception. Mr. Rishi has been responsible for our direction and vision. From 1990 to 1992, Mr. Rishi worked as a consultant with Electronic Data Systems, a computer software company, developing a credit card validation system. From 1987 to 1989, Mr. Rishi was an employee of PRC, a computer software company.

    MARK J. FERRER joined Vastera in December 1999 as Chief Operating Officer and is responsible for our day-to-day operations. Mr. Ferrer was appointed to our board of directors in March 2000. From October 1998 to December 1999,
Mr. Ferrer served as President, Baan Americas where he held fiscal responsibility for Baan operations in North and South America. From April 1998 to October 1998, Mr. Ferrer served as Chief Operating Officer for Aurum Software (A Baan Company) where he was responsible for sales, marketing, services and development. From 1982 to April 1998, Mr. Ferrer held numerous positions with IBM, the most recent as Vice President, Software Marketing and Sales.

    PHILIP J. BALSAMO joined Vastera in May 1998, and he currently serves as our Chief Financial Officer. From May 1997 to May 1998, Mr. Balsamo was Business Advisor and Controller of the SCM and Data Connectivity Business Units of INTERSOLV, Inc., now known as Merant. From May 1992 to May 1997, Mr. Balsamo was Director of Financial Reporting and Assistant Controller of INTERSOLV. From 1987 to 1992, he served as Treasurer and Controller of Government Marketing
Services, Inc., a computer reseller. From 1984 to November 1986, he served as Senior Accountant to MBI Business Centers and to Buchanan & Company. Mr. Balsamo is a certified public accountant.

    ROBERT G. BARRETT has served as one of our directors since 1996. Since 1984, he was a founding partner of Battery Ventures and is a General Partner of Battery Ventures III, L.P. Mr. Barrett serves on the board of directors of Brooktrout Technology, Inc., Interspeed, Inc. and Peerless Corporation and several privately owned companies.

    RICHARD H. KIMBALL has served as one of our directors since 1997. Since 1995, Mr. Kimball co-founded Technology Crossover Ventures in 1995 and is a Managing General Partner. Prior to that, Mr. Kimball spent over 10 years at Montgomery Securities serving as a securities analyst and Managing Director. He is currently on the board of directors of Copper Mountain Networks, Inc. and several private companies.

    JAMES D. ROBINSON IV has served as one of our directors since
November 1998. Since 1994, Mr. Robinson has served as a General Partner of RRE Ventures GP II, L.L.C. Mr. Robinson was one of the founders of RRE Ventures. Mr. Robinson currently serves on the Board of Directors of Callware Technologies, Evoke Software, Fandom.com, indulge.com, Invention Machine Corporation, Quixi, Vocera, GoldPocket.com, M4 Financial and the New York City Investment Fund's Education and Information Services Sector Group. From 1992 to 1994, Mr. Robinson served in various capacities for Hambrecht & Quist Venture Capital.

    TIMOTHY DAVENPORT has served as one of our directors since April 2000.
Mr. Davenport served as President, Chief Executive Officer and a director of Best Software, Inc. from June 1995 until Best Software's acquisition by the Sage Group plc. From March 1987 to June 1995, Mr. Davenport served as Vice President, Developer Tools Group, and Vice President, Graphics Division, of Lotus Development Corporation.

    NICOLAS C. NIERENBERG has served as one of our directors since April 2000. Mr. Nierenberg is a co-founder of Actuate Corporation and has been its Chief Executive Officer and Chairman of the Board since December 1993. Mr. Nierenberg was also President of Actuate Corporation until October 1998. Prior to co-founding Actuate, from April 1993 to November 1993, Mr. Nierenberg worked as a consultant for Accel Partners, a venture capital firm. Mr. Nierenberg co-founded Unify Corporation, which develops and markets relational database development tools. Mr. Nierenberg held a number of positions at Unify, including Chairman of the Board of Directors, Chief Executive Officer, President, Vice President Engineering and Chief Technology Officer.

OTHER MANAGEMENT EMPLOYEES

    LAURENT F. FERRERE, II joined Vastera in January 1997. Mr. Ferrere has served as Senior Vice President, Business Development since August 1999 and is responsible for product requirements and alliances. From January 1997 to August 1999, Mr. Ferrere served as Vastera's Vice President, Marketing and Business Development where he was responsible for marketing. From August 1992 to January 1997, Mr. Ferrere was Director, Industry Marketing at J.D. Edwards. From June 1981 to August 1992, Mr. Ferrere held numerous management positions with Andersen Consulting.

    MARK E. PALOMBA joined Vastera in February 2000 as Senior Vice President, Global Services and is responsible for our global service operations. Prior to joining Vastera, Mr. Palomba served as Senior Vice President of Consulting for Baan Americas from January 1999 to February 2000 and as Vice President of Consulting, Client Services from July 1998 to January 1999. From 1982 to
July 1998, Mr. Palomba held numerous positions with IBM, the most recent as Global Solutions Segment Executive.

    DAVID M. PIERCE joined Vastera in March 2000 as Senior Vice President, Worldwide Sales. From 1979 to March 2000, Mr. Pierce held numerous positions with IBM where, since August 1996, he served as Vice President Sales and Marketing for Software and eBusiness. Prior to that assignment, Mr. Pierce held numerous positions relating to the sales and marketing growth of the software and services provided by IBM.

    THOMAS E. BRIGHT joined Vastera in August 1999 as Vice President, Product Engineering and is responsible for the development of our applications. From May 1996 to August 1999, Mr. Bright served as Vice President of Engineering & Product Operations for Fidelity Investments Systems Company where he was responsible for an organization of over 70 engineers working in a multi-project, multi-site, engineering and product operations environment. From 1993 to 1996, Mr. Bright served as General Manager, Engineering for Progress Software and from 1984 to 1993, Mr. Bright held numerous positions with Lotus Development Corporation.

    GREGORY E. STOCK joined Vastera in September 1999 as Vice President, Marketing and is responsible for all marketing communication activities, including lead generation, public relations and advertising. From November 1998 to October 1999, Mr. Stock served as Vice President, Sales and Marketing, Consumer Packaged Goods for POMS Corporation where he was responsible for global sales and marketing for the POMS manufacturing execution product suite. From 1993 to 1998, Mr. Stock held numerous positions with Manugistics, the most recent as Director, Business Development where he organized a global business consulting organization for seven geographies and four industrial segments. From 1987 to 1993, Mr. Stock held a number of logistics positions with IBM, Rohm & Haas and Chrysler Motors Corporation.

    KIMBERLY A. WALSH joined Vastera in December 1995 and currently serves as Vice President, Human Resources. From 1992 to December 1995, Ms. Walsh was Human Resource and Training Manager at Servus Financial Corporation where she was responsible for all human resource activities, including recruitment, employee benefit programs, training and corporate development.

BOARD COMMITTEES

    The audit committee of the board of directors makes recommendations concerning the engagement of independent public accountants. In addition the committee reviews the plans, results and fees of the audit engagement with our independent public accountants, and any independence issues with our independent public accountants. The audit committee also reviews the adequacy of our internal accounting controls. Current members of the audit committee are Timothy Davenport, Richard H. Kimball and James D. Robinson IV.

    The compensation committee of the board of directors determines compensation for our executive officers and administers our 1996 Stock Option Plan and our 2000 Stock Option Plan. The compensation committee currently consists of Richard
A. Lefebvre, Robert G. Barrett and Richard H. Kimball.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    No member of the compensation committee serves as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

DIRECTOR COMPENSATION

    We reimburse each member of our board of directors for out-of-pocket expenses incurred in connection with attending board meetings. We intend to pay each member of our board who is not an employee a director fee for attending meetings of the board of directors and committee meetings.

EXECUTIVE COMPENSATION

    The table below summarizes information concerning the compensation earned for services rendered to us in all capacities by our executive officers during the fiscal year ended December 31, 1999.

                           SUMMARY COMPENSATION TABLE

                                                                                                LONG-TERM
                                                                                              COMPENSATION
                                                                                                 AWARDS
                                                                                              -------------
                                                                       ANNUAL COMPENSATION     SECURITIES
                                                                      ---------------------    UNDERLYING
NAME AND PRINCIPAL POSITION                                            SALARY       BONUS        OPTIONS
---------------------------                                           ---------   ---------   -------------
Arjun Rishi...........................  CEO, President                $203,077     $80,000            --
Mark J. Ferrer........................  Chief Operating Officer         12,500*         --       675,000
Philip J. Balsamo.....................  Chief Financial Officer        122,974      38,273       120,000

--------------------------

    * Mark J. Ferrer joined Vastera as Chief Operating Officer in
December 1999. Mr. Ferrer's annual base salary is $300,000 and his targeted bonus is $150,000.

OPTION GRANTS DURING FISCAL YEAR ENDED DECEMBER 31, 1999

    The following table sets forth information regarding the stock options grants made to each of the named executive officers in the fiscal year ended December 31, 1999. All of our options generally vest over a period of four years, with 25% of the shares subject to the option vesting on the first anniversary of the grant date, and the remaining option shares vesting ratably monthly thereafter.

                                       OPTION GRANTS IN LAST FISCAL YEAR
                               --------------------------------------------------       POTENTIAL REALIZABLE
                               NUMBER OF     PERCENT OF                                   VALUE AT ASSUMED
                               SECURITIES   TOTAL OPTIONS   EXERCISE                 ANNUAL RATES OF STOCK PRICE
                               UNDERLYING    GRANTED TO      PRICE                  APPRECIATION FOR OPTION TERM
                                OPTIONS     EMPLOYEES IN      PER      EXPIRATION   -----------------------------
NAME                            GRANTED      FISCAL YEAR     SHARE        DATE           5%              10%
----                           ----------   -------------   --------   ----------   -------------   -------------
Arjun Rishi..................        --            --           --             --            --              --
Mark J. Ferrer...............   675,000         22.02%       $4.00     12/31/2009     1,698,015       4,303,105
Philip J. Balsamo............    60,000          1.96         2.17      4/30/2009        81,882         207,505
Philip J. Balsamo............    60,000          1.96         2.67      8/31/2009       100,749         255,318

    The exercise price per share of each option was equal to the fair market value of the common stock on the grant date as determined by the board of directors. We have never granted any stock appreciation rights. The potential realizable values assume that the options' price per share was the fair market value of the common stock on the date of grant. This potential realizable value also assumes that the price of the stock appreciates at rates of 5% and 10% compounded annually from the date the options were granted until their expiration date. These numbers are calculated based on the requirements of the Securities and Exchange Commission and do not reflect our estimate of future stock price growth. Actual gains, if any, on stock option exercises will depend on the future performance of the common stock and the date on which the options are exercised.

AGGREGATED OPTION EXERCISES AND VALUES IN FISCAL YEAR ENDED DECEMBER 31, 1999

    The following table sets forth information containing the value realized upon exercise of options during the fiscal year ended December 31, 1999 and the number and value of unexercised options held by the executive officers named in the Summary Compensation Table above. As of December 31, 1999, there was no public market for the common stock. The "Value of Unexercised

In-the-Money Options at Fiscal Year End" is based upon a value per share, the
assumed initial public offering price per share of $           , minus the per
share exercise price, multiplied by the number of shares underlying the option.

                         FISCAL YEAR-END OPTIONS VALUE

                                                              NUMBER OF SECURITIES
                                                             UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                      SHARES                       OPTIONS AT               IN-THE-MONEY OPTIONS
                                     ACQUIRED                   DECEMBER 31, 1999             DECEMBER 31, 1999
                                        ON       VALUE     ---------------------------   ---------------------------
NAME                                 EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                 --------   --------   -----------   -------------   -----------   -------------
Arjun Rishi........................       --         --          --              --             --             --
Mark J. Ferrer.....................       --         --          --         675,000             --
Philip J. Balsamo..................       --         --      23,751         156,249

1996 STOCK OPTION PLAN


    Our board of directors and stockholders adopted and approved the 1996 Stock Option Plan on July 26, 1996. The 1996 Plan provides for grants of incentive stock options, nonqualified stock options and stock awards to employees, directors, consultants and advisors. Members of the non-employee director administrative committee are not eligible to receive options and awards. As of April 26, 2000, we may issue options to purchase a maximum of 8,250,000 shares of common stock under the 1996 Plan. The board of directors may not increase the maximum number of shares without obtaining the approval of the stockholders. No options or awards may be granted under the 1996 Plan after July 26, 2006.


    The 1996 Plan may be administered by the board of directors or by a committee of non-employee directors. The plan administrator has the power to determine the persons to whom, the times at which, and the price at which the options and awards shall be granted, and to determine the type of option or award to be granted and the number of shares subject to options and awards.

    The plan administrator determines the option price for options. For a nonqualified stock option, the price shall be at least equal to 85% of the fair market value of the shares on the date the option is granted. For an incentive stock option, the price shall be at least 100% of the fair market value on the date the option is granted. If a recipient of an incentive stock option owns shares possessing more than 10% of the total voting power of all classes of stock, the option price shall be at least 110% of the fair market value on the grant date.

    Options expire not later than 10 years after the date of the grant or five years after the date of grant if the recipient owns shares possessing more than 10% of the combined voting power of all classes of stock. Options expire
90 days from the date the recipient's employment or service with Vastera terminates or 12 months after disability or death, unless the grant agreement or plan administrator provides otherwise. Options are not transferable during the lifetime of the recipient, except that a nonqualified stock option may be transferred pursuant to the terms of a domestic relation's order, or otherwise as provided in the grant agreement.

    The 1996 Plan provides that in the event of a change of control, the plan administrator may take any appropriate action with respect to options, including terminating options with 15 days' notice or causing options to become immediately exercisable in full. In the event of a merger of Vastera into another company or a sale of all or substantially all of the assets of Vastera, options shall become immediately exercisable unless the successor company agrees to assume the options or provide equivalent options.

    Awards of stock granted pursuant to the 1996 Plan shall be in the form of written award agreements approved by the plan administrator. The plan administrator may impose appropriate restrictions and forfeiture conditions on stock awards.

    In the event that the outstanding shares are modified by reason of a reorganization, merger, consolidation, recapitalization, reclassification, stock split, combination or exchange of shares, the plan administrator shall make appropriate adjustments to the aggregate number of shares available under the 1996 Plan, the number of shares outstanding and price per share of outstanding options.

2000 STOCK OPTION/STOCK ISSUANCE PLAN

    INTRODUCTION. Our 2000 Stock Option/Stock Issuance Plan is intended to serve as the successor equity incentive program to our 1996 Plan. Our 2000 Plan was adopted by our board on April 4, 2000 and approved by the stockholders in April 2000. Our 2000 Plan will become effective on the date the underwriting agreement for this offering is signed. At that time, all options available for grant under the 1996 Plan will be transferred to our 2000 Plan, and no further option grants will be made under that predecessor plan. The transferred options will continue to be governed by their existing terms, unless our compensation committee elects to extend one or more features of our 2000 Plan to those options. Except as otherwise noted below, the transferred options will have substantially the same terms as are in effect for grants made under the discretionary option grant program of our 2000 Plan.


    SHARE RESERVE. Under our 2000 Plan, 18,250,000 shares of common stock have been authorized for issuance. This share reserve consists of the number of shares we estimate will be carried over from our 1996 Plan, including the shares subject to outstanding options thereunder, plus an additional increase of approximately 10,000,000 shares. The number of shares of common stock reserved for issuance under our 2000 Plan will automatically increase on the first trading day in January each calendar year, beginning in calendar year 2001, by an amount equal to 1.5% of the total number of shares of common stock outstanding on the last trading day in December of the preceding calendar year, but in no event will any such annual increase exceed 750,000 shares. In addition, no participant in our 2000 Plan may be granted stock options, separately exercisable stock appreciation rights and direct stock issuances for more than 500,000 shares of common stock per calendar year.


    EQUITY INCENTIVE PROGRAMS. Our 2000 Plan is divided into five separate components:

    - the discretionary option grant program, under which eligible individuals in our employ or service may be granted options to purchase shares of common stock at an exercise price not less than 100% of the fair market value of those shares on the grant date;

    - the stock issuance program, under which such individuals may be issued shares of common stock directly, through the purchase of such shares at a price not less than 100% of their fair market value at the time of issuance or as a bonus tied to the attainment of performance milestones or the completion of a specified period of service;

    - the salary investment option grant program, under which our executive officers and other highly compensated employees may be given the opportunity to apply a portion of their base salary to the acquisition of special below-market value stock option grants;

    - the automatic option grant program, under which option grants will automatically be made at periodic intervals to our non-employee board members to purchase shares of common stock at an exercise price equal to 100% of the fair market value of those shares on the grant date; and

    - the director fee option grant program, under which our non-employee board members may be given the opportunity to apply a portion of the annual retainer fee otherwise payable to them in cash each year to the acquisition of special below-market value option grants.

    ELIGIBILITY. The individuals eligible to participate in our 2000 Plan include our officers and other employees, our non-employee board members and any consultants we hire.

    ADMINISTRATION. The discretionary option grant program and the stock issuance program will be administered by the compensation committee. This committee will determine which eligible individuals are to receive option grants or stock issuances under those programs, the time or times when such option grants or stock issuances are to be made, the number of shares subject to each such grant or issuance, the status of any granted option as either an incentive stock option or a nonstatutory stock option under the federal tax laws, the vesting schedule to be in effect for the option grant or stock issuance and the maximum term for which any granted option is to remain outstanding. The compensation committee will also have the exclusive authority to select the executive officers and other highly compensated employees who may participate in the salary investment option grant program in the event that program is activated for one or more calendar years.

    PLAN FEATURES.  Our 2000 Plan will include the following features:

    - The exercise price for the shares of common stock subject to option grants made under our 2000 Plan may be paid in cash or in shares of common stock valued at fair market value on the exercise date. The option may also be exercised through a same-day sale program without any cash outlay by the optionee. In addition, the plan administrator may provide financial assistance to one or more optionees in the exercise of their outstanding options or the purchase of their unvested shares by allowing such individuals to deliver a full-recourse, interest-bearing promissory note in payment of the exercise price and any associated withholding taxes incurred in connection with such exercise or purchase.

    - The compensation committee will have the authority to cancel outstanding options under the discretionary option grant program, including options transferred from the 1996 Plan, in return for the grant of new options for the same or a different number of option shares with an exercise price per share based upon the fair market value of our common stock on the new grant date.

    - Stock appreciation rights are authorized for issuance under the discretionary option grant program. Such rights will provide the holders with the election to surrender their outstanding options for an appreciation distribution from us equal to the fair market value of the vested shares of common stock subject to the surrendered option, less the aggregate exercise price payable for those shares. Such appreciation distribution may be made in cash or in shares of common stock. None of the outstanding options under our 1996 Plan contain any stock appreciation rights.

    - The 2000 Plan will include the following change in control provisions which may result in the accelerated vesting of outstanding option grants and stock issuances:

       - In the event that we are acquired by merger or asset sale, each outstanding option under the discretionary option grant program which is not to be assumed by the successor corporation will automatically accelerate in full, and all unvested shares under the discretionary option grant and stock issuance programs will immediately vest, except to the extent our repurchase rights with respect to those shares are to be assigned to the successor corporation.

       - The compensation committee will have complete discretion to structure one or more options under the discretionary option grant program so those options will vest as to all the option shares in the event those options are assumed in the acquisition but the optionee's service with us or the acquiring entity is subsequently terminated. The vesting of outstanding shares under the stock issuance program may be accelerated upon similar terms and conditions.

       - The compensation committee will also have the authority to grant options which will immediately vest in the event we are acquired, whether or not those options are assumed by the successor corporation.

       - The compensation committee may grant options and structure repurchase rights so that the shares subject to those options or repurchase rights will immediately vest in connection with a successful tender offer for more than 50% of our outstanding voting stock or a change in the majority of our board through one or more contested elections for board membership. Such accelerated vesting may occur either at the time of such transaction or upon the subsequent termination of the individual's service.

       - The options currently outstanding under our 1996 Plan will immediately vest in the event we are acquired by merger or sale of substantially all our assets, unless those options are assumed by the acquiring entity or our repurchase rights with respect to any unvested shares subject to those options are assigned to such entity.

    SALARY INVESTMENT OPTION GRANT PROGRAM. In the event the compensation committee elects to activate the salary investment option grant program for one or more calendar years, each of our executive officers and other highly compensated employees selected for participation may elect, prior to the start of the calendar year, to reduce his or her base salary for that calendar year by a specified dollar amount not less than $10,000 nor more than $50,000. Each selected individual who files such a timely election will automatically be granted, on the first trading day in January of the calendar year for which his or her salary reduction is to be in effect, an option to purchase that number of shares of common stock determined by dividing the salary reduction amount by two-thirds of the fair market value per share of our common stock on the grant date. The option will be exercisable at a price per share equal to one-third of the fair market value of the option shares on the grant date. As a result, the option will be structured so that the fair market value of the option shares on the grant date less the exercise price payable for those shares will be equal to the amount by which the optionee's salary is reduced under the program. The option will become exercisable in a series of 12 equal monthly installments over the calendar year for which the salary reduction is to be in effect.

    AUTOMATIC OPTION GRANT PROGRAM. Under the automatic option grant program, each individual who first becomes a non-employee board member at any time after the completion of this offering will automatically receive an option grant for shares on the date such individual joins the board, provided such individual has not been in our prior employ. In addition, on the date of each annual stockholders meeting held after the completion of this offering, each non-employee board member who is to continue to serve as a non-employee board member, including each of our current non-employee board members, will
automatically be granted an option to purchase       shares of common stock,
provided such individual has served on our board for at least six months.

    Each automatic grant will have an exercise price per share equal to the fair market value per share of our common stock on the grant date and will have a term of 10 years, subject to earlier termination following the optionee's cessation of board service. The option will be immediately exercisable for all of the option shares; however, we may repurchase, at the exercise price paid per share, any shares purchased under the option which are not vested at the time of the optionee's
cessation of board service. The shares subject to each initial       -share
automatic option grant will vest in a series of four successive annual installments upon the optionee's completion of each year of board service over the four-year period measured from the grant date. The shares subject to each
annual       -share automatic option grant will vest upon the optionee's completion of one year of board service measured from the grant date. However, the shares will immediately vest in full upon certain changes in control or ownership or upon the optionee's death or disability while a board member.

    DIRECTOR FEE OPTION GRANT PROGRAM. Should the director fee option grant program be activated in the future, each non-employee board member will have the opportunity to apply all or a portion of any cash retainer fee for the year to the acquisition of a below-market value option grant. The option grant will automatically be made on the first trading day in January in the year for which the retainer fee would otherwise be payable in cash. The option will have an exercise price per share equal to one-third of the fair market value of the option shares on the grant date, and the number of shares subject to the option will be determined by dividing the amount of the retainer fee applied to the program by two-thirds of the fair market value per share of our common stock on the grant date. As a result, the option will be structured so that the fair market value of the option shares on the grant date less the exercise price payable for those shares will be equal to the portion of the retainer fee applied to that option. The option will become exercisable in a series of 12 equal monthly installments over the calendar year for which the election is to be in effect. However, the option will become immediately exercisable for all the option shares upon the optionee's death or disability while serving as a board member.

    Our 2000 Plan will also have the following features:

    - Outstanding options under the salary investment and director fee option grant programs will immediately vest if we are acquired by a merger or asset sale or if there is a successful tender offer for more than 50% of our outstanding voting stock or a change in the majority of our board through one or more contested elections.

    - Limited stock appreciation rights will automatically be included as part of each grant made under the salary investment option grant program and the automatic and director fee option grant programs, and these rights may also be granted to one or more officers as part of their option grants under the discretionary option grant program. Options with this feature may be surrendered to us upon the successful completion of a hostile tender offer for more than 50% of our outstanding voting stock. In return for the surrendered option, the optionee will be entitled to a cash distribution from us in an amount per surrendered option share based upon the highest price per share of our common stock paid in that tender offer.

    The board may amend or modify the 2000 Plan at any time, subject to any required stockholder approval. The 2000 Plan will terminate no later than
             , 2010.

2000 EMPLOYEE STOCK PURCHASE PLAN

    INTRODUCTION. Our 2000 Employee Stock Purchase Plan was adopted by the board of directors on April 4, 2000 and approved by the stockholders in
             2000. The plan is administered by the Compensation Committee. The plan will become effective immediately upon the signing of the underwriting agreement for this offering. The plan is designed to allow our eligible employees and the eligible employees of our participating subsidiaries to purchase shares of common stock, at semi-annual intervals, with their accumulated payroll deductions.

    SHARE RESERVE. 5,000,000 shares of our common stock will initially be reserved for issuance. The reserve will automatically increase on the first trading day in January each calendar year, beginning in calendar year 2001, by an amount equal to 1.0% of the total number of outstanding shares of our common stock on the last trading day in December in the prior calendar year. In no event will any such annual increase exceed 500,000 shares.

    OFFERING PERIODS. The plan will have a series of successive overlapping offering periods, with a new offering period beginning on the first business day of May and November each year. Each offering period will have a duration of 24 months, unless otherwise determined by the compensation committee. However, the initial offering period may have a duration in excess of 24 months and will start on the date the underwriting agreement for this offering is signed and will end on the last business day in April 2002. The next offering period will start on the first business day in May 2000.

    ELIGIBLE EMPLOYEES. Individuals scheduled to work more than 20 hours per week for more than 5 calendar months per year may join an offering period on the start date of that period. However, employees may participate in only one offering period at a time.

    PAYROLL DEDUCTIONS. A participant may contribute up to 15% of his or her cash earnings through payroll deductions, and the accumulated deductions will be applied to the purchase of shares on each semi-annual purchase date. The purchase price per share will be equal to 85% of the fair market value per share on the participant's date of entry into the offering period or, if lower, 85% of the fair market value per share on the semi-annual purchase date. Semi-annual purchase dates will occur on the last business day of April and October each
year. However, a participant may not purchase more than       shares on any
purchase date, and not more than       shares may be purchased in total by all
participants on any purchase date. Our compensation committee will have the authority to change these limitations for any subsequent offering period.

    RESET FEATURE. If the fair market value per share of our common stock on any purchase date is less than the fair market value per share on the start date of the two-year offering period, then that offering period will automatically terminate, and a new two-year offering period will begin on the next business day. All participants in the terminated offering will be transferred to the new offering period.

    CHANGE IN CONTROL. Should we be acquired by merger or sale of substantially all of our assets or more than fifty percent of our voting securities, then all outstanding purchase rights will automatically be exercised immediately prior to the effective date of the acquisition. The purchase price will be equal to 85% of the market value per share on the participant's date of entry into the offering period in which an acquisition occurs or, if lower, 85% of the fair market value per share immediately prior to the acquisition.

    PLAN PROVISIONS. The following provisions will also be in effect under the plan:

    The plan will terminate no later than the last business day of April 2010.

    The board may at any time amend, suspend or discontinue the plan. However, certain amendments may require stockholder approval.

401(K) PROFIT SHARING PLAN

    We have adopted a tax-qualified employee savings and retirement plan, the 401(k) Profit Sharing Plan, for eligible U.S. employees. Eligible employees may elect to defer a portion of their eligible compensation, subject to the statutorily prescribed annual limit. We may make matching contributions on behalf of all participants who have elected to make deferrals to the 401(k) Profit Sharing Plan in an amount determined annually by the Company. Any contributions to the plan by the company or the participants are paid to a trustee. The contributions made by the company, if any, are subject to a vesting schedule; all other contributions are fully vested at all times. The 401(k) Profit Sharing Plan, and the accompanying trust, are intended to qualify under Sections

401(k) and 501 of the Internal Revenue Code, so that contributions by us or by employees and income earned (if any) on plan contributions are not taxable to employees until withdrawn and contributions by us, if any, will be deductible by the company when made. At the direction of each participant, the trustee invests the contributions made to the 401(k) Profit Sharing Plan in any number of investment options.

LIMITATIONS ON LIABILITY OF DIRECTORS AND OFFICERS AND INDEMNIFICATION

    LIMITATION OF LIABILITY. Our certificate of incorporation provides that our officers and directors will not be personally liable to us or our stockholders for monetary damages resulting from a breach of fiduciary duty, to the maximum extent permitted by Delaware law. Under Delaware law, directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for:

    - Any breach of the duty of loyalty to the corporation or its stockholders;

    - Acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

    - Unlawful payments of dividends or unlawful stock repurchases or redemptions; or

    - Any transaction from which the director derived an improper personal benefit.

    This limitation of liability does not apply to non-monetary remedies that may be available, such as injunctive relief or rescission, nor does it relieve our officers and directors from complying with federal or state securities laws.

    INDEMNIFICATION. Our certificate of incorporation and bylaws provide that we shall indemnify our directors and executive officers, and may indemnify our other corporate agents, to the fullest extent permitted by law. This provision deters transactions not approved by the board, including transactions which may offer a premium over market price for shares of common stock. An officer or director shall not be entitled to indemnification if:

    - The officer or director did not act in good faith and in a manner reasonably believed to be in, or not opposed to our best interests; or

    - The officer or director is subject to criminal action or proceedings and had reasonable cause to believe the conduct was unlawful.

    We intend to enter into agreements to indemnify our directors and officers in addition to the indemnification provided for in our certificate of incorporation and our bylaws. These agreements, among other things, provide for indemnification of our directors and officers for expenses specified in the agreements, including attorneys' fees, judgments, fines and settlement amounts incurred by any of these persons in any action or proceeding arising out of these persons' services as a director or officer for us, any of our subsidiaries or any other entity to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and officers.

                              CERTAIN TRANSACTIONS

EQUITY FINANCINGS

    On July 29, 1996, we sold 800,000 shares of our Series A convertible preferred stock for $5.00 per share. Each share of Series A convertible preferred stock will convert into three shares of common stock upon the closing of this offering. The purchaser of our Series A convertible preferred stock is:

                                              SHARES OF SERIES A
                                             CONVERTIBLE PREFERRED          AS CONVERTED
PURCHASER                                            STOCK             SHARES OF COMMON STOCK
---------                                  -------------------------   -----------------------
Battery Ventures III, L.P................           800,000                   2,400,000

    In addition, we granted to the above-listed purchaser a warrant to purchase 150,376 shares of Series B convertible preferred stock at an exercise price of $6.65 per share. Each share of Series B convertible preferred stock will convert into three shares of our common stock upon the closing of this offering. We also, contemporaneously with our sale of Series A convertible preferred stock, redeemed an aggregate of 660,000 shares of common stock for $1.1 million from the following people: 252,000 shares from Arjun Rishi, one of our founders, for $420,000; 195,000 shares from Punkaj Rishi, Mr. Rishi's brother, for $325,000; 21,000 shares from Sonja Rishi, Mr. Rishi's sister, for $35,000; and 192,000 shares from other stockholders for $320,000.

    From August 7, 1997 to May 28, 1998, we sold 2,310,813 shares of our Series C convertible preferred stock for $3.70 per share. Each share of Series C convertible preferred stock will convert into 1.50 shares of common stock upon the closing of this offering. The purchasers of the Series C convertible preferred stock are:

                                              SHARES OF SERIES C
                                             CONVERTIBLE PREFERRED          AS CONVERTED
PURCHASER                                            STOCK             SHARES OF COMMON STOCK
---------                                  -------------------------   -----------------------
Battery Ventures III, L.P................            540,541                    810,811
Technology Crossover Ventures and its
  affiliates.............................          1,081,082                  1,621,622
Vertex Technology Fund Pte. Ltd..........            540,541                    810,811
Other Purchasers.........................            148,649                    222,973

    Pursuant to a prior agreement, the holders of shares of our Series C convertible preferred stock are entitled to purchase in this offering $3.0 million of common stock. In addition, we also issued to the above-listed purchasers warrants to purchase an aggregate of 405,488 shares of our Series C-1 convertible preferred stock at an exercise price of $4.92 per share. Each share of Series C-1 convertible preferred stock will convert into 1.50 shares of our common stock upon the closing of this offering. We issued warrants to the purchasers as follows:

                                               SHARES OF SERIES C-1
                                              CONVERTIBLE PREFERRED          AS CONVERTED
WARRANTHOLDER                                STOCK UNDERLYING WARRANT   SHARES OF COMMON STOCK
-------------                                ------------------------   -----------------------
Battery Ventures III, L.P..................           94,851                    142,276
Technology Crossover Ventures and its
  affiliates...............................          189,702                    284,551
Vertex Technology Fund Pte. Ltd............           94,851                    142,276
Other Purchasers...........................           26,084                     39,125

    On November 24, 1998 and February 26, 1999, we sold 2,461,034 shares and 512,715 shares, respectively, of our Series D convertible preferred stock for $4.876 per share. Each share of Series D convertible preferred stock will convert into 1.50 shares of common stock upon the closing of this offering. The purchaser of the Series D convertible preferred stock are:

                                              SHARES OF SERIES D
                                             CONVERTIBLE PREFERRED          AS CONVERTED
PURCHASER                                            STOCK             SHARES OF COMMON STOCK
---------                                  -------------------------   -----------------------
Battery Ventures III, L.P................           205,086                     307,629
FedEx Corporation........................           512,715                     769,072
MSD Portfolio Capital, L.P. and its
  affiliates.............................           820,345                   1,230,517
RRE Investors, L.P. and its affiliate....           615,258                     922,886
Teachers Insurance and Annuity
  Association of America.................           615,258                     922,887
Technology Crossover Ventures and its
  affiliates.............................           140,485                     210,726
Vertex Technology Fund Pte. Ltd..........            64,602                      96,903

    Banc of America Securities LLC (formerly, NationsBanc Montgomery Securities L.L.C.), as placement agent for our Series D convertible preferred stock offering, was issued a warrant to purchase 30,763 shares of our Series D convertible preferred stock at an exercise price of $5.61 per share. Banc of America Securities LLC will hold 46,144 shares of common stock upon the exercise of their warrant and the conversion of their Series D convertible preferred stock. In addition, we also issued to the above-listed purchasers warrants to purchase an aggregate of 631,608 shares of our Series D-1 convertible preferred sock at an exercise price of $6.485 per share. Each share of Series D-1 convertible preferred stock will convert into 1.50 shares of our common stock upon the closing of this offering. We issued warrants to the purchasers as follows:

                                               SHARES OF SERIES D-1
                                              CONVERTIBLE PREFERRED          AS CONVERTED
WARRANTHOLDER                                STOCK UNDERLYING WARRANT   SHARES OF COMMON STOCK
-------------                                ------------------------   -----------------------
Battery Ventures III, L.P..................           20,509                     30,763
FedEx Corporation..........................          385,505                    578,257
MSD Portfolio Capital, L.P. and its
  affiliates...............................           82,034                    123,050
RRE Investors, L.P. and its affiliate......           61,526                     92,289
Teachers Insurance and Annuity Association
  of America...............................           61,526                     92,289
Technology Crossover Ventures and its
  affiliates...............................           14,048                     21,071
Vertex Technology Fund Pte. Ltd............            6,460                      9,690

    On February 4, 2000 and February 29, 2000, we sold 1,569,577 shares of our Series E convertible preferred stock for $10.83 per share. Each share of Series E convertible preferred stock will convert into 1.50 shares of common stock upon the closing of this offering. The purchasers of the Series E convertible preferred stock are:

                                              SHARES OF SERIES E
                                             CONVERTIBLE PREFERRED          AS CONVERTED
PURCHASER                                            STOCK             SHARES OF COMMON STOCK
---------                                  -------------------------   -----------------------
Battery Ventures III, L.P................            92,336                     138,504
MSD Portfolio Capital, L.P. and its
  affiliates.............................            84,576                     126,864
RRE Investors, L.P. and its affiliate....            63,432                      95,148
Teachers Insurance and Annuity
  Association of America.................           738,689                   1,108,034
Technology Crossover Ventures and its
  affiliates.............................           218,278                     327,417
Vertex Technology Fund II Ltd............            62,389                      93,583
Other Purchasers.........................           309,877                     464,815

    Battery Ventures III, L.P., FedEx Corporation, MSD Portfolio Capital, L.P. and its affiliate, RRE Investors L.P. and its affiliate, Technology Crossover Ventures and its affiliates and Teachers Insurance and Annuity Association of America are considered each a holder of more than 5% of our common stock. Vertex Technology Fund Pte. Ltd. and Vertex Technology Fund II Ltd. are affiliated entities and together are considered a holder of more than 5% of our common stock. Mr. Barrett, one of our directors, is a partner of Battery Ventures III, L.P. Mr. Kimball, one of our directors, is a partner of Technology Crossover Ventures and its affiliate. Mr. Robinson, another one of our directors, is a partner of RRE Ventures, L.P. and its affiliate. Messrs. Barrett, Kimball and Robinson disclaim beneficial ownership of the securities held by their respective entities, except for their respective pecuniary interests in their entities.

TRANSACTIONS WITH FEDEX CORPORATION

    On August 24, 1998, we entered into a software license and services agreement with Federal Express Corporation, a subsidiary of FedEx Corporation. The agreement provides Federal Express Corporation with certain licenses to use our software products as well as installation, configuration, training, testing and maintenance services for the software products licensed to Federal Express Corporation.

    On April 1, 1999, we entered into a development use agreement with FedEx Corporation. We granted FedEx Corporation the right to use our software product to aid in the design, development and testing of a web site that FedEx Corporation was developing.

    On September 1, 1999, we entered a marketing alliance agreement and professional services agreement with FedEx Corporation. These agreements were intended to govern the relationship between Vastera and FedEx Corporation in developing and supporting a web site that FedEx Corporation planned to create.

    For 1999, we received a total of $1,610,204 from FedEx Corporation and Federal Express Corporation under these agreements. FedEx Corporation has notified us of its intent to terminate the marketing alliance agreement, effective September 1, 2000.

TRANSACTION WITH DELL PRODUCTS L.P.

    On June 28, 1996 and April 14, 1999, we entered into software license agreements with Dell Products L.P., or Dell, an affiliate of Dell Computer Corporation. The agreements provide certain licenses to use our software products. Michael S. Dell, the Chairman of the board of directors and the Chief Executive Officer of Dell Computer Corporation, holds a controlling ownership interest in MSD Portfolio Capital, L.P. and two of its affiliates, significant investors in Vastera, Inc. For 1999, we received a total of $594,801 from Dell Products L.P. under these agreements.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth information as of March 31, 2000 regarding the beneficial ownership of our common stock by:

    - each person or entity who is known by us to own beneficially more than 5% of our outstanding common stock;

    - each of our executive officers named in the Summary Compensation Table;

    - each of our directors; and

    - all directors and executive officers as a group.

    Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days after March 31, 2000, are deemed outstanding, while the shares are not deemed outstanding for purposes of computing percentage ownership of any other person. Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting or investment power with respect to all shares beneficially owned, subject to community property laws where applicable.


    The number and percentage of shares beneficially owned are based on the aggregate of (i) 20,692,510 shares of common stock outstanding as of March 31, 2000, assuming conversion of all outstanding shares of preferred stock into common stock and the issuance of 1,474,658 shares of common stock issuable upon exercise of certain outstanding warrants prior to this offering, and
(ii)       shares of common stock issued in this offering.

    Unless otherwise indicated, the principal address of each of the stockholders below is c/o Vastera, Inc., 45025 Aviation Drive, Suite 200, Dulles, Virginia 20166.

                                                                                  PERCENTAGE
                                                                              BENEFICIALLY OWNED
                                                      SHARES BENEFICIALLY   -----------------------
                                                        OWNED PRIOR TO       BEFORE         AFTER
NAME OF BENEFICIAL OWNER                                   OFFERING         OFFERING       OFFERING
------------------------                              -------------------   --------       --------
Battery Ventures III, L.P. (1)......................        4,326,447         20.9%
  901 Mariner's Island Blvd., Suite 475
  San Mateo, CA 94404
FedEx Corporation (2)...............................        1,347,329          6.3%
  942 South Shady Grove Road
  Memphis, TN 38120
MSD Portfolio Capital, L.P. and its affiliates              1,515,046          7.3%
  (3)...............................................
  599 Lexington Ave., Suite 2300
  New York, NY 10022
RRE Investors, L.P. and its affiliate (4)...........        1,136,283          5.5%
  126 East 56th Street
  New York, NY 10022
Technology Crossover Ventures and its affiliates            2,498,559         12.1%
  (5)...............................................
  575 High Street, Suite 400
  Palo Alto, CA 94301
Teachers Insurance and Annuity Association of               2,123,209         10.3%
  America (6).......................................
  730 Third Avenue
  New York, NY 10017-3206
Vertex Technology Fund Pte. Ltd. and its affiliate          1,153,263          5.6%
  (7)...............................................
  Three Lagoon Drive, Suite 220
  Redwood City, CA 94065
Arjun Rishi.........................................        1,038,740          5.0%
Philip J. Balsamo (8)...............................           46,250            *
Richard A. Lefebvre (9).............................          123,413            *
Nicolas C. Nierenberg (10)..........................           67,500            *
Robert G. Barrett (11)..............................        4,326,447         20.9%
Richard H. Kimball (12).............................        2,498,559         12.1%
James D. Robinson IV (13)...........................        1,136,283          5.5%
Mark J. Ferrer......................................               --           --
Timothy Davenport...................................               --           --
All directors and executive officers as a group             9,232,197         44.1%
  (9 people) (14)...................................
Punkaj Rishi........................................        1,634,685          7.9%
Ramona Rishi........................................        1,072,651          5.2%

------------------------

* Represents beneficial ownership of less than 1%.

(1) Includes 4,314,285 shares held by Battery Ventures III, L.P. and 12,162 shares subject to warrants held by Battery Ventures III, L.P.

(2) Includes 769,072 shares held by FedEx Corporation and 578,257 shares subject to a warrant held by FedEx Corporation.

(3) Includes (a) 1,325,666 shares held by MSD Portfolio Capital, L.P.,
    (b) 94,690 shares held by RPKS Investment, L.L.C. and (c) 94,690 shares held by Triple Marlin Investments, L.L.C.

(4) Includes (a) 673,309 shares held by RRE Investors, L.P., and 370,685 shares held by RRE Investors Fund, L.P.

(5) Includes (a) 1,195,247 shares held by Technology Crossover Ventures II, L.P., (b) 182,488 shares held by Technology Crossover Ventures II, C.V.,
    (c) 163,075 shares held by TCV II Strategic Partners, L.P., (d) 918,924 shares held by TCV II (Q), L.P. and (e) 38,825 shares held by TCV II, V.O.F.

(6) Includes 123,209 shares held by Teachers Insurance and Annuity Association of America.

(7) Includes 1,059,680 shares held by Vertex Technology Fund Pte. Ltd. and 93,583 shares held by Vertex Technology Fund II Ltd.

(8) Includes 46,250 shares subject to stock options exercisable within 60 days of March 31, 2000.

(9) Includes 123,413 shares subject to stock options exercisable within 60 days of March 31, 2000.

(10) Includes 67,500 shares subject to stock options exercisable within 60 days of March 31, 2000.

(11) Includes 4,314,285 shares held by Battery Ventures III, L.P. and 12,162 shares subject to warrants held by Battery Ventures III, L.P. Mr. Barrett is a general partner of Battery Ventures III, L.P. Mr. Barrett disclaims beneficial ownership of the shares held by Battery Ventures III, L.P., except to the extent of his pecuniary interest in the shares held.

(12) Includes (a) 1,195,247 shares held by Technology Crossover Ventures II, L.P., (b) 182,488 shares held by Technology Crossover Ventures II, C.V.,
    (c) 163,075 shares held by TCV II Strategic Partners, L.P., (d) 918,924 shares held by TCV II (Q), L.P., and (e) 38,825 shares held by TCV II, V.O.F. Mr. Kimball is a general partner of Technology Crossover Ventures. Mr. Kimball disclaims beneficial ownership of the shares held by Technology Crossover Ventures and its affiliates, except to the extent of his pecuniary interest in the shares held.

(13) Includes (a) 732,829 shares held by RRE Investors, L.P. and 403,454 shares held by RRE Investors Fund, L.P. Mr. Robinson is a general partner of RRE Investors, L.P. and RRE Investors Fund, L.P. Mr. Robinson disclaims beneficial ownership of the shares held by RRE Investors, L.P. and RRE Investors Fund, L.P., except to the extent of his pecuniary interest in the shares held.

(14) Includes 237,163 shares subject to stock options exercisable within 60 days of March 31, 2000.

                          DESCRIPTION OF CAPITAL STOCK

    The following description of our common stock and preferred stock and the relevant provisions of our amended and restated certificate of incorporation and amended and restated bylaws as will be in effect upon the closing of this offering are summaries and are qualified by reference to these documents. Forms have been filed with the Securities and Exchange Commission as exhibits to our registration statement, of which this prospectus forms a part.

    Upon the closing of this offering, our authorized capital stock will consist of 100,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share.

COMMON STOCK

    As of March 31, 2000, there were 6,536,644 shares of common stock outstanding held of record by 52 stockholders. Based upon the number of shares outstanding as of that date and giving effect to the automatic conversion of all previously outstanding preferred stock into shares of common stock, the assumed exercise of all outstanding preferred stock warrants, the conversion into common stock of the preferred stock issued upon the exercise of the warrants and the sale of shares of common stock in this offering, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options after
March 31, 2000, there will be approximately       shares of common stock
outstanding at the closing of this offering.

    Holders of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders. Holders of common stock do not have cumulative voting rights. Holders of common stock are entitled to receive dividends as may be declared from time to time by the board of directors out of funds legally available for the payment of dividends, subject to the preferences that apply to any outstanding preferred stock. See "Dividend Policy." Upon a liquidation, dissolution or winding up of Vastera, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and after giving effect to the liquidation preference of any outstanding preferred stock. The common stock has no preemptive or conversion rights and no additional subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable. The shares issued in this offering will be fully paid and nonassessable.

PREFERRED STOCK

    Our amended and restated certificate of incorporation authorizes the board of directors, without stockholder action, to designate and issue from time to time shares of preferred stock in one or more series. The board of directors may designate the price, rights, preferences and privileges of the shares of each series of preferred stock, which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of common stock until the board of directors determines the specific rights of the preferred stock. However, possible effects of issuing preferred stock with voting and conversion rights include:

    - Restricting dividends on common stock;

    - Diluting the voting power of common stock;

    - Impairing the liquidation rights of the common stock;

    - Delaying or preventing a change of control of Vastera without stockholder action; and

    - Harming the market price of common stock.

    Upon the closing of this offering, no shares of our preferred stock will be outstanding. We have no present plans to issue any shares of preferred stock.

WARRANTS

    As of March 31, 2000, we had outstanding the following warrants to purchase our stock:

                                                  TOTAL NUMBER
                                                    OF SHARES     EXERCISE     AS CONVERTED
                                                   SUBJECT TO     PRICE PER      SHARES OF
TYPE OF STOCK                                       WARRANTS        SHARE      COMMON STOCK      EXPIRATION DATE
-------------                                     -------------   ---------   ---------------   ------------------
Series A convertible preferred stock............       7,000       $5.000          21,000        January 31, 2002
Series B convertible preferred stock............     150,376       $6.650         451,128       Upon this offering
Series B convertible preferred stock............       4,511       $6.650          13,533         March 31, 2002
Series C convertible preferred stock............      14,324       $3.700          21,486         August 7, 2007
Series C convertible preferred stock............       4,122       $3.700           6,183        January 31, 2003
Series C-1 convertible preferred stock..........     405,488       $4.920         608,232       Upon this offering
Series D convertible preferred stock............      30,763       $5.610          46,144       Upon this offering
Series D-1 convertible preferred stock..........     246,103       $6.485         369,154          May 24, 2000
Series D-1 convertible preferred stock..........     385,505       $6.485         578,257         March 1, 2001

    After the closing of this offering, all of the warrants that have not expired will become exercisable for that number of shares of common stock as is indicated in the table.

OPTIONS


    In 1996, Vastera adopted the 1996 Stock Option Plan. As of March 31, 2000, 6,750,000 shares of common stock are reserved for issuance to employees at the discretion of our board of directors under the 1996 Plan. At March 31, 2000, there were no shares of common stock available for future grant under the 1996 Plan. On April 26, 2000, the number of shares of common stock reserved for issuance under the 1996 Plan was increased to 8,250,000. The exercise price of all options outstanding at March 31, 2000 under the 1996 Plan range from $1.00 to $6.67 with a weighted average exercise price of $3.22 and these options are exercisable in the aggregate for 6,452,895 shares of common stock. Please see "Management--Employee Benefit Plans" for a detailed description of the plan.


REGISTRATION RIGHTS

    Upon closing of this offering, the holders of 14,796,327 shares of common stock, assuming the exercise of all outstanding preferred stock warrants and the conversion into common stock of the preferred stock issued upon the exercise of the warrants, will be entitled to demand registration rights requiring us to register the sale of their shares under the Securities Act of 1933, under the terms of an agreement between us and the holders of these shares. The holders of 40% or more of these shares are entitled to demand that Vastera register their shares under the Securities Act, subject to various limitations. Vastera is not required to effect more than two registrations pursuant to these demand registration rights. In addition, these holders are entitled to piggyback registration rights with respect to the registration of their shares under the Securities Act, subject to various limitations. Further, at any time after Vastera becomes eligible to file a registration statement on Form S-3, these holders may require Vastera to file registration statements under the Securities Act on Form S-3 with respect to their shares of common stock. These registration rights are subject to certain conditions and limitations, among them the right of the underwriters of an offering to limit the number of shares of common stock held by these holders with registration rights to be included in a registration. Vastera is generally required to bear all of the expenses of all of these registrations, except underwriting discounts and selling commissions. Registration of any of the shares of common stock held by these holders with registration rights would result in shares becoming freely tradable without restriction under the Securities Act immediately upon effectiveness of such registration.

DELAWARE ANTI-TAKEOVER LAW AND PROVISIONS IN OUR CHARTER AND BYLAWS

    DELAWARE ANTI-TAKEOVER STATUTE. We are subject to Section 203 of the Delaware General Corporation Law. In general, these provisions prohibit a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless the transaction in which the person became an interested stockholder is approved in a manner presented in
Section 203 of the Delaware General Corporation Law. Generally, a "business combination" is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years, did own, 15% or more of a corporation's voting stock.

    CERTIFICATE OF INCORPORATION. Our amended and restated certificate of incorporation provides that:

    - Our board of directors may issue, without further action by the stockholders, up to 10,000,000 shares of undesignated preferred stock;

    - Any action to be taken by our stockholders must be effected at a duly called annual or special meeting and not by a consent in writing;

    - Our board of directors shall be divided into three classes, with each class serving for a term of three years;

    - Vacancies on the board, including newly created directorships, can be filled by a majority of the directors then in office; and

    - Our directors may be removed only for cause.

    BYLAWS. Our amended and restated bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice to us in writing. To be timely, a stockholder's notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. In the event that the annual meeting is called for a date that is not within 30 days before or 60 days after the anniversary date, in order to be timely notice from the stockholder must be received:

    - not earlier than 120 days prior to the annual meeting of stockholders; and

    - not later than 90 days prior to the annual meeting of stockholders or the tenth day following the date on which notice of the annual meeting was made public.

    In the case of a special meeting of stockholders called for the purpose of electing directors, notice by the stockholder, in order to be timely, must be received:

    - not earlier than 120 days prior to the special meeting; and

    - not later than 90 days prior to the special meeting or the close of business on the tenth day following the day on which public disclosure of the date of the special meeting was made.

    Our amended and restated bylaws also specify requirements as to the form and content of a stockholder's notice. These provisions may preclude stockholders from bringing matters before an annual or special meeting of stockholders, from making nominations for directors at an annual or special meeting of stockholders or from making nominations for directors at an annual or special meeting of stockholders. In addition, a two-thirds supermajority vote of stockholders will be required to amend our amended and restated bylaws.

    The provisions in our amended and restated certificate of incorporation and our amended and restated bylaws are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control of Vastera. These provisions also are designed to reduce our vulnerability to an unsolicited proposal for a takeover of Vastera that does not contemplate the acquisition of all of its outstanding shares or an unsolicited proposal for the restructuring or sale of all or parts of Vastera. These provisions, however, could discourage potential acquisition proposals and could delay or prevent a change in control of Vastera. They may also have the effect of preventing changes in our management.

TRANSFER AGENT

    The transfer agent and registrar for our common stock is ChaseMellon Shareholder Services, L.L.C.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Sales of substantial amounts of common stock in the public market following the offering could adversely affect the market price of the common stock and adversely affect our ability to raise capital at a time and on terms favorable to us.

    Of the              shares to be outstanding after the offering,
             shares of common stock will be freely tradable unless they are purchased by our "affiliates," as that term is defined in Rule 144 under the Securities Act. The remaining shares, assuming no exercise of outstanding options and warrants, will be eligible for sale in the public market as follows:

          DAYS AFTER DATE                  SHARES
         OF THIS PROSPECTUS           ELIGIBLE FOR SALE                 COMMENT
         ------------------           -----------------                 -------
Upon effectiveness..................                      Freely tradable shares sold in this
                                                          offering
180 days............................     18,338,144       Lock-up released; shares saleable
                                                          under Rule 144, 144(k) or 701
Various dates thereafter............      2,354,365       Restricted securities held for one
                                                          year or less as of 180 days
                                                          following effectiveness

    RULE 144. In general, under Rule 144 as currently in effect, a person who has beneficially owned shares for at least one year, including an "affiliate," as that term is defined in the Securities Act, is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

    - one percent of the then outstanding shares of our common stock
      (approximately              shares immediately following the offering), or

    - the average weekly trading volume during the four calendar weeks preceding filing of notice of such sale.

    Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us. A shareholder who is deemed not to have been an "affiliate" of ours at any time during the 90 days preceding a sale, and who has beneficially owned restricted shares for at least two years, would be entitled to sell such shares under Rule 144(k) without regard to the volume, limitations, manner of sale provisions or public information requirements. For purposes of Rule 144, an "affiliate" of an issuer is a person that, directly or indirectly through one or more intermediaries, controls, or is controlled by or is under common control with, such issuer. All of our affiliates have agreed to further restrict their shares by entering into lock-up arrangements discussed above.

    RULE 701. In general, under Rule 701 of the Securities Act as currently in effect, each of our directors, officers, employees, consultants or advisors who purchased shares from us before the date of this prospectus in connection with a compensatory stock plan or other written compensatory agreement is eligible to resell such shares 90 days after the effective date of this offering in reliance on Rule 144, but without compliance with certain restrictions, including the holding period, contained in Rule 144.


    STOCK PLANS. As of March 31, 2000, options to purchase 6,452,895 shares of our common stock were outstanding under our 1996 Stock Option Plan. After this offering, we intend to file registration statements on Form S-8 under the Securities Act of 1933 covering shares of common stock reserved for issuance under our 1996 Plan, our 2000 Stock Option/Stock Issuance Plan and our 2000 Employee Stock Purchase Plan. Based on the number of options outstanding and shares reserved for issuance under our 1996 Plan, our 2000 Plan and our 2000 Stock Purchase Plan, the registration statements on Form S-8 will cover shares. The Form S-8 registration statements will become effective immediately upon filing, whereupon, subject to the satisfaction of applicable exercisability periods, Rule 144 volume limitations applicable to affiliates and the lock-up agreements with the underwriters referred to above, shares of common stock to be issued upon exercise of outstanding options granted pursuant to our 1996 Plan, our 2000 Plan and our 2000 Stock Purchase Plan (to the extent that such shares were not held by affiliates) will be available for immediate resale in the public market.


    LOCK-UP AGREEMENT. Each of our officers and directors, and substantially all of our stockholders and holders of options and warrants to purchase our stock have agreed not to sell or otherwise dispose of any shares of common stock for a period of 180 days after the date of this prospectus without the prior written consent of Deutsche Bank Securities Inc. Transfers or dispositions can be made during the lock-up period in the case of gifts or for estate planning purposes where the donee signs a lock-up agreement. Upon the expiration of these lock-up agreements, additional shares will be available for sale in the public market.

    REGISTRATION RIGHTS. After this offering, the holders of 14,796,327 shares of our common stock will be entitled to certain rights with respect to the registration of their shares under the Securities Act. See "Description of Capital Stock--Registration Rights." After any such registration of these shares, such shares will be freely tradeable without restriction under the Securities Act. These sales could cause the market price of our common stock to decline.

                                  UNDERWRITING

    Subject to the terms and conditions of the underwriting agreement, the underwriters named below, through their representatives Deutsche Bank Securities Inc., Chase Securities Inc. and Banc of America Securities LLC, have severally agreed to purchase from Vastera the following respective number of shares of common stock at a public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus:

UNDERWRITERS                                                  NUMBER OF SHARES
------------                                                  ----------------
Deutsche Bank Securities Inc................................
Chase Securities Inc........................................
Banc of America Securities LLC..............................
                                                                 ---------
    Total Underwriters (  ).................................
                                                                 =========

    The underwriting agreement provides that the obligations of the several underwriters to purchase the shares of common stock offered hereby are subject to certain conditions precedent and that the underwriters will purchase all shares of the common stock offered hereby, other than those covered by the over-allotment option described below, if any of these shares are purchased.

    The underwriters propose to offer the shares of common stock to the public at the public offering price set forth on the cover of this prospectus and to dealers at a price that represents a concession not in excess of $ per share under the public offering price. The underwriters may allow, and these dealers
may re-allow, a concession of not more than $   per share to other dealers.
After the initial public offering, representatives of the underwriters may change the offering price and other selling terms.

    We have granted to the underwriters an option, exercisable not later than 30
days after the date of this prospectus, to purchase up to       additional
shares of common stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of the common stock offered hereby. To the extent that the underwriters exercise this option, each of the underwriters will become obligated, subject to conditions, to purchase approximately the same percentage of additional shares of common stock as the number of shares of common stock to be purchased by it in the above table bears to the total number of shares of common stock offered hereby. We will be obligated, pursuant to the option, to sell these additional shares of common stock to the underwriters to the extent the option is exercised. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on
which the       shares are being offered.

    The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common
stock. The underwriting fee is   % of the initial public offering price. We have
agreed to pay the underwriters the following fees, assuming either no exercise or full exercise by the underwriters of the underwriters' over-allotment option:

                                                                     TOTAL FEES
                                                    ---------------------------------------------
                                                     WITHOUT EXERCISE OF    WITH FULL EXERCISE OF
                                    FEE PER SHARE   OVER-ALLOTMENT OPTION   OVER-ALLOTMENT OPTION
                                    -------------   ---------------------   ---------------------
Fees paid by Vastera..............      $                $                       $

    In addition, we estimate that our share of the total expenses of this offering, excluding underwriting discounts and commissions, will be
approximately $          .

    We have agreed to indemnify the underwriters against some specified types of liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

    Each of our officers and directors, and substantially all of our stockholders and holders of options and warrants to purchase our stock, have agreed not to offer, sell, contract to sell or otherwise dispose of, or enter into any transaction that is designed to, or could be expected to, result in the disposition of any shares of our common stock or other securities convertible into or exchangeable or exercisable for shares of our common stock or derivatives of our common stock owned by these persons prior to this offering or common stock issuable upon exercise of options or warrants held by these persons for a period of 180 days after the effective date of the registration statement of which this prospectus is a part without the prior written consent of Deutsche Bank Securities Inc. This consent may be given at any time without public notice. Transfers or dispositions can be made during the lock-up period in the case of gifts or for estate planning purposes where the donee signs a lock-up agreement. We have entered into a similar agreement with the representatives of the underwriters, except that without such consent we may grant options and sell shares pursuant to our 1996 Stock Option Plan, our 2000 Stock Option/Stock Issuance Plan and our 2000 Employee Stock Purchase Plan, and may issue shares of our common stock in connection with a strategic partnering transaction or in exchange for all or substantially all of the equity or assets of a company in connection with a merger or acquisition. There are no agreements between the representatives and any of our stockholders or affiliates releasing them from these lock-up agreements prior to the expiration of the 180-day period.

    The representatives of the underwriters have advised us that the underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

    In order to facilitate the offering of our common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the market price of our common stock. Specifically, the underwriters may over-allot shares of our common stock in connection with this offering, thus creating a short position in our common stock for their own account. A short position results when an underwriter sells more shares of common stock than that underwriter is committed to purchase. Additionally, to cover these over-allotments or to stabilize the market price of our common stock, the underwriters may bid for, and purchase, shares of our common stock in the open market. Finally, the representatives, on behalf of the underwriters, may also reclaim selling concessions allowed to an underwriter or dealer if the underwriting syndicate repurchases shares distributed by that underwriter or dealer. Any of these activities may maintain the market price of our common stock at a level above that which might otherwise prevail in the open market. These transactions may be effected on the Nasdaq National Market or otherwise. The underwriters are not required to engage in these activities and, if commenced, may end any of these activities at any time.

    At our request, the underwriters have reserved for sale, at the initial
public offering price, up to       shares for our vendors, employees, family
members of employees, customers and other third parties. Pursuant to a prior agreement, the holders of shares of our Series C convertible preferred stock are entitled to purchase in this offering $3.0 million of common stock. The number of shares of our common stock available for sale to the general public will be reduced to the extent these reserved shares are purchased. Any reserved shares that are not purchased by these persons will be offered by the underwriters to the general public on the same basis as the other shares in this offering.

    In February 2000, we sold shares of our Series E convertible preferred stock in a private placement at a price of $10.83 per share. In this private placement, BT Investment Partners, Inc., an affiliate of Deutsche Bank Securities Inc., purchased 46,168 shares of Series E convertible preferred stock for an aggregate purchase price of $499,999.44. Additionally, Hambrecht & Quist California, H&Q Employee Venture Fund 2000, L.P., Access Technology Partners, L.P. and Access Technology Partners Brokers Fund, L.P., affiliates of Chase Securities Inc., purchased 6,186 shares, 2,308 shares, 36,935 shares and 739 shares, respectively, of Series E convertible preferred stock for an aggregate purchase price of $499,999.44.

    In November 1998 we issued a warrant for 30,763 shares of our Series D convertible preferred stock in a private placement to Banc of America Securities LLC (formerly, NationsBanc Montgomery Securities L.L.C.). Banc of America Securities LLC acted as placement agent in this private placement.

PRICING OF THIS OFFERING

    Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price for our common stock has been determined by negotiation among us and the representatives of the underwriters. Among the primary factors considered in determining the public offering price were:

    - prevailing market conditions;

    - our results of operations in recent periods;

    - the present stage of our development;

    - the market capitalization and stage of development of other companies that we and the representatives of the underwriters believe to be comparable to our business; and

    - estimates of our business potential.

                                 LEGAL MATTERS

    Brobeck, Phleger & Harrison LLP, Washington, D.C. will provide Vastera an opinion relating to the validity of the common stock issued in this offering. Legal matters will be passed upon for the underwriters by Ropes & Gray, Boston, Massachusetts.

                                    EXPERTS

    The financial statements and schedules included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                                 OTHER MATTERS

    On March 26, 1999, our board of directors dismissed PricewaterhouseCoopers LLP as its independent accountants. From our inception through March 26, 1999, the former auditors did not disagree with us on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which disagreements, if not resolved to their satisfaction, would have caused them to make reference thereto in their report on the financial statements for such years. During the period from our inception to the date of their dismissal, there have been no reportable events as defined in Regulation S-K Item 304(a)(1)(iv). In response to our request, PricewaterhouseCoopers LLP has furnished us with a letter addressed to the Securities and Exchange Commission stating whether or not PricewaterhouseCoopers LLP agrees with the above statements. We have filed a copy of such letter dated April 5, 2000 as Exhibit 16 to the registration statement of which this Prospectus is a part.


    On March 26, 1999, our board of directors retained Arthur Andersen LLP as our independent public accountants. Prior to retaining Arthur Andersen LLP, we had not consulted with Arthur Andersen LLP on any accounting, auditing or reporting matter.


                             ADDITIONAL INFORMATION

    We have filed with the Securities and Exchange Commission, or SEC, a registration statement on Form S-1 with respect to the common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For further information with respect us and the common stock, reference is made to the registration statement and the exhibits and schedules thereto. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at HTTP://WWW.SEC.GOV. Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Securities Exchange Act and, in accordance therewith, will file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information will be available for inspection and copying at the SEC's public reference rooms and the Web site of the SEC referred to above.

                                 VASTERA, INC.
                 INDEX TO THE CONSOLIDATED FINANCIAL STATEMENTS


Report of Independent Public Accountants....................    F-2
Consolidated Balance Sheets.................................    F-3
Consolidated Statements of Operations.......................    F-4
Consolidated Statements of Changes in Stockholders' Equity
  (Deficit).................................................    F-5
Consolidated Statements of Cash Flows.......................    F-6
Notes to the Consolidated Financial Statements..............    F-7

    After the three-for-two stock split and the increase in authorized shares discussed in Note 6 to Vastera, Inc.'s consolidated financial statements is effected, we expect to be in a position to render the following audit report.

                                          /S/ ARTHUR ANDERSEN LLP
                                          ARTHUR ANDERSEN LLP

Vienna, Virginia
April 5, 2000

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Vastera, Inc.:

    We have audited the accompanying consolidated balance sheets of Vastera, Inc. (a Delaware corporation) and its subsidiary as of December 31, 1998 and 1999, and the related consolidated statements of operations and changes in stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Vastera, Inc. and its subsidiary as of December 31, 1998 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended
December 31, 1999 in conformity with accounting principles generally accepted in the United States.

    As explained in Note 2 to the consolidated financial statements, the Company has given retroactive effect to the change in accounting for software license revenues.

Vienna, Virginia
April 5, 2000

                                 VASTERA, INC.

                          CONSOLIDATED BALANCE SHEETS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                 DECEMBER 31,                       PRO FORMA
                                                              -------------------    MARCH 31,      MARCH 31,
                                                                1998       1999         2000           2000
                                                              --------   --------   ------------   ------------
                                                                                    (UNAUDITED)    (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 7,792    $   961      $    669
  Short-term investments....................................    1,892      3,908        13,823
  Accounts receivable, net of allowance for doubtful
    accounts of $339, $589 and $531, respectively...........    3,612      5,237         7,255
  Prepaid expenses and other current assets.................      115        442         1,039
                                                              -------    -------      --------
      Total current assets..................................   13,411     10,548        22,786
Property and equipment, net.................................    2,232      3,859         4,438
Goodwill, net...............................................       --      2,079         1,960
Deposits and other assets...................................      639        666           445
                                                              -------    -------      --------
      Total assets..........................................  $16,282    $17,152      $ 29,629
                                                              =======    =======      ========

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Line of credit and capital lease obligations, current.....  $   392    $   391      $    557
  Accounts payable..........................................    1,648      2,440         1,841
  Accrued expenses..........................................    1,908      2,979         4,853
  Accrued compensation and benefits.........................    1,245      1,736         1,193
  Deferred revenue..........................................    5,019      7,202         7,796
                                                              -------    -------      --------
      Total current liabilities.............................   10,212     14,748        16,240
Long-term liabilities:
  Line of credit and capital lease obligations..............      996      2,326         2,348
  Deferred revenue, net of current portion..................    3,406      3,889         3,769
                                                              -------    -------      --------
      Total liabilities.....................................   14,614     20,963        22,357
                                                              -------    -------      --------
Commitments and contingencies
Redeemable convertible preferred stock:
  Series A, Series B, Series C, Series C-1, Series D, and
    Series D-1; $0.01 par value; 9,196 shares authorized in
    aggregate; 5,572, 6,085 and 7,654 shares issued and
    outstanding in aggregate as of December 31, 1998 and
    1999, and March 31, 2000, respectively, and no shares
    outstanding on a pro forma basis (aggregate liquidation
    preference of $48,662, as of March 31, 2000)............   24,431     46,117        75,198       $     --
Stockholders' equity (deficit):
  Common stock, $0.01 par value; 100,000 shares authorized;
    5,502, 6,430 and 6,536 shares issued and outstanding as
    of December 31, 1998 and 1999, and March 31, 2000,
    respectively, and 19,217 on a pro forma basis...........       55         64            65            192
  Additional paid-in capital................................    1,029      9,765        20,831         95,902
  Accumulated other comprehensive loss......................       --        (41)          (51)           (51)
  Deferred compensation.....................................       --     (6,043)      (14,381)       (14,381)
  Accumulated deficit.......................................  (23,847)   (53,673)      (74,390)       (74,390)
                                                              -------    -------      --------       --------
      Total stockholders' equity (deficit)..................  (22,763)   (49,928)      (67,926)         7,272
                                                              -------    -------      --------
      Total liabilities and stockholders' equity
        (deficit)...........................................  $16,282    $17,152      $ 29,629
                                                              =======    =======      ========


   The accompanying notes are an integral part of these consolidated balance sheets.

                                 VASTERA, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                           THREE MONTHS ENDED
                                          YEARS ENDED DECEMBER 31,              MARCH 31,
                                       ------------------------------   -------------------------
                                         1997       1998       1999        1999          2000
                                       --------   --------   --------   -----------   -----------
                                                                        (UNAUDITED)   (UNAUDITED)
REVENUES:
  Subscription/transaction
    revenues.........................  $  2,200   $  4,088   $  7,261    $  1,373      $  2,617
  Services revenues..................     1,545      4,778     11,869       3,125         3,662
                                       --------   --------   --------    --------      --------
      Total revenues.................     3,745      8,866     19,130       4,498         6,279
                                       --------   --------   --------    --------      --------

COST OF REVENUES:
  Cost of subscription/transaction
    revenues.........................       766        708        692         130           364
  Cost of services revenues..........     1,473      4,206     10,078       2,065         3,271
                                       --------   --------   --------    --------      --------
      Total cost of revenues.........     2,239      4,914     10,770       2,195         3,635
                                       --------   --------   --------    --------      --------

GROSS PROFIT.........................     1,506      3,952      8,360       2,303         2,644

OPERATING EXPENSES:
  Sales and marketing................     4,442      4,581      7,143       1,340         3,387
  Research and development...........     4,137      4,271      6,194       1,121         3,398
  General and administrative.........     1,710      2,562      3,680         619         1,294
  Depreciation and amortization......       426        637      1,625         281           580
  Stock option compensation..........        --         --        378          --         2,622
                                       --------   --------   --------    --------      --------
      Total operating expenses.......    10,715     12,051     19,020       3,361        11,281
                                       --------   --------   --------    --------      --------

Loss from operations.................    (9,209)    (8,099)   (10,660)     (1,058)       (8,637)

Other income(expense):
  Interest income....................        48         51        421         104           101
  Interest expense...................      (146)      (208)      (240)        (52)          (74)
                                       --------   --------   --------    --------      --------
      Total other income (expense)...       (98)      (157)       181          52            27
                                       --------   --------   --------    --------      --------

Net loss.............................  $ (9,307)  $ (8,256)  $(10,479)   $ (1,006)     $ (8,610)
Dividends and accretion on redeemable
  convertible preferred stock........      (668)    (1,184)   (19,347)     (1,149)      (12,107)
                                       --------   --------   --------    --------      --------
Net loss applicable to common
  stockholders.......................  $ (9,975)  $ (9,440)  $(29,826)   $ (2,155)     $(20,717)
                                       ========   ========   ========    ========      ========

Pro forma basic and diluted loss per
  common share.......................                        $   (.64)                 $   (.47)
                                                             ========                  ========

Pro forma weighted-average common
  shares outstanding.................                          16,277                    18,362
                                                             ========                  ========


  The accompanying notes are an integral part of these consolidated financial statements.

                                 VASTERA, INC.
      CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
                                 (IN THOUSANDS)

                                                                          REDEEMABLE
                                                                          CONVERTIBLE
                                                                        PREFERRED STOCK        COMMON STOCK       ADDITIONAL
                                                     COMPREHENSIVE    -------------------   -------------------    PAID-IN
                                                     INCOME (LOSS)     SHARES     AMOUNT     SHARES     AMOUNT     CAPITAL
                                                    ---------------   --------   --------   --------   --------   ----------
BALANCE, December 31, 1996........................                        800    $ 3,801      6,000      $ 60      $    308
  Net loss........................................                         --         --         --        --            --
  Issuance of Series C preferred stock............                      1,703      5,771         --        --            --
  Issuance of warrants to purchase Series C-1
    preferred stock...............................                         --         --         --        --           477
  Exercise of stock options.......................                         --         --         27        --            27
  Dividends and accretion on redeemable
    convertible preferred stock...................                         --        668         --        --            --
                                                                      -------    -------    -------      ----      --------

BALANCE, December 31, 1997........................                      2,503     10,240      6,027        60           812
  Net loss........................................                         --         --         --        --            --
  Issuance of Series C preferred stock............                        608      2,076         --        --            --
  Issuance of warrants to purchase Series C-1
    preferred stock...............................                         --         --         --        --           171
  Issuance of Series D preferred stock............                      2,461     10,931         --        --            --
  Issuance of warrants to purchase Series D
    preferred stock...............................                         --         --         --        --            40
  Issuance of warrants to purchase Series D-1
    preferred stock...............................                         --         --         --        --           197
  Issuance of common stock in legal settlement....                         --         --        120         1           119
  Exercise of stock options.......................                         --         --         15        --            14
  Retirement of treasury stock....................                         --         --       (660)       (6)         (324)
  Dividends and accretion on redeemable
    convertible preferred stock...................                         --      1,184         --        --            --
                                                                      -------    -------    -------      ----      --------

BALANCE, December 31, 1998........................                      5,572     24,431      5,502        55         1,029
  Net loss........................................     $(10,479)           --         --         --        --            --
  Unrealized gains and losses on investments......          (41)           --         --         --        --            --
                                                       --------
  Comprehensive loss..............................     $(10,520)
                                                       ========
  Issuance of Series D preferred stock............                        513      2,339         --        --            --
  Issuance of warrants to purchase Series D-1
    preferred stock...............................                         --         --         --        --           231
  Exercise of stock options.......................                         --         --        172         2           170
  Deferred stock compensation.....................                         --         --         --        --         6,421
  Amortization of deferred stock compensation.....
  Stock issued for acquisition of subsidiaries....                         --         --        756         7         1,914
  Dividends and accretion on redeemable
    convertible preferred stock...................                         --     19,347         --        --            --
                                                                      -------    -------    -------      ----      --------
BALANCE, December 31, 1999........................                      6,085     46,117      6,430        64         9,765
  Net loss (unaudited)............................       (8,610)           --         --         --        --            --
  Unrealized gains and losses on investments
    (unaudited)...................................          (10)           --         --         --        --            --
                                                       --------
  Comprehensive loss (unaudited)..................     $ (8,620)
                                                       ========
  Issuance of Series E preferred stock
    (unaudited)...................................                      1,569     16,974         --        --            --
  Dividend for beneficial conversion feature on
    Series E preferred stock (unaudited)..........                         --      8,115         --        --            --
  Exercise of stock options (unaudited)...........                         --         --        107         1           106
Deferred stock compensation (unaudited)...........                         --         --         --        --        10,960
  Amortization of deferred stock compensation
    (unaudited)...................................                         --         --         --        --            --
  Dividends and accretion on redeemable
    convertible preferred stock (unaudited).......                         --      3,992         --        --            --
                                                                      -------    -------    -------      ----      --------
Balance, March 31, 2000 (unaudited................                      7,654     75,198      6,536        65        20,831
  Pro forma adjustments (unaudited)...............                     (7,654)   (75,198)    12,681       127        75,071
                                                                      -------    -------    -------      ----      --------
PRO FORMA BALANCE, March 31, 2000 (unaudited).....                         --    $    --     19,217      $192      $ 95,902
                                                                      =======    =======    =======      ====      ========


                                                     ACCUMULATED OTHER                                       TREASURY STOCK
                                                       COMPREHENSIVE         DEFERRED       ACCUMULATED    -------------------
                                                           LOSS            COMPENSATION       DEFICIT       SHARES     AMOUNT
                                                    -------------------   --------------   -------------   --------   --------
BALANCE, December 31, 1996........................         $  --             $     --        $  4,432)        660      $(330)
  Net loss........................................            --                   --          (9,307)         --         --
  Issuance of Series C preferred stock............            --                   --              --          --         --
  Issuance of warrants to purchase Series C-1
    preferred stock...............................            --                   --              --          --         --
  Exercise of stock options.......................            --                   --              --          --         --
  Dividends and accretion on redeemable
    convertible preferred stock...................            --                                 (668)         --         --
                                                           -----             --------        --------        ----      -----
BALANCE, December 31, 1997........................            --                              (14,407)        660       (330)
  Net loss........................................            --                               (8,256)         --         --
  Issuance of Series C preferred stock............            --                   --              --          --         --
  Issuance of warrants to purchase Series C-1
    preferred stock...............................            --                   --              --          --         --
  Issuance of Series D preferred stock............            --                   --              --          --         --
  Issuance of warrants to purchase Series D
    preferred stock...............................            --                   --              --          --         --
  Issuance of warrants to purchase Series D-1
    preferred stock...............................            --                   --              --          --         --
  Issuance of common stock in legal settlement....            --                   --              --          --         --
  Exercise of stock options.......................            --                   --              --          --         --
  Retirement of treasury stock....................            --                   --              --        (660)       330
  Dividends and accretion on redeemable
    convertible preferred stock...................            --                               (1,184)         --         --
                                                           -----             --------        --------        ----      -----
BALANCE, December 31, 1998........................            --                   --         (23,847)         --         --
  Net loss........................................            --                   --         (10,479)         --         --
  Unrealized gains and losses on investments......           (41)                  --              --          --         --

  Comprehensive loss..............................

  Issuance of Series D preferred stock............            --                   --              --          --         --
  Issuance of warrants to purchase Series D-1
    preferred stock...............................            --                   --              --          --         --
  Exercise of stock options.......................            --                   --              --          --         --
  Deferred stock compensation.....................            --               (6,421)             --          --         --
  Amortization of deferred stock compensation.....                                378
  Stock issued for acquisition of subsidiaries....            --                   --              --          --         --
  Dividends and accretion on redeemable
    convertible preferred stock...................            --                   --         (19,347)         --         --
                                                           -----             --------        --------        ----      -----
BALANCE, December 31, 1999........................           (41)              (6,043)        (53,673)         --         --
  Net loss (unaudited)............................            --                   --          (8,610)         --         --
  Unrealized gains and losses on investments
    (unaudited)...................................           (10)                  --              --          --         --

  Comprehensive loss (unaudited)..................

  Issuance of Series E preferred stock
    (unaudited)...................................            --                   --              --          --         --
  Dividend for beneficial conversion feature on
    Series E preferred stock (unaudited)..........            --                   --          (8,115)         --         --
  Exercise of stock options (unaudited)...........            --                   --              --          --         --
Deferred stock compensation (unaudited)...........            --              (10,960)             --          --         --
  Amortization of deferred stock compensation
    (unaudited)...................................            --                2,622              --          --         --
  Dividends and accretion on redeemable
    convertible preferred stock (unaudited).......            --                   --          (3,992)         --         --
                                                           -----             --------        --------        ----      -----
Balance, March 31, 2000 (unaudited................           (51)             (14,381)        (74,390)         --         --
  Pro forma adjustments (unaudited)...............            --                   --              --          --         --
                                                           -----             --------        --------        ----      -----
PRO FORMA BALANCE, March 31, 2000 (unaudited).....         $(151)            $(14,381)       $(74,390)         --      $  --
                                                           =====             ========        ========        ====      =====


                                                     TOTAL
                                                    --------
BALANCE, December 31, 1996........................  $ (4,394)
  Net loss........................................    (9,307)
  Issuance of Series C preferred stock............        --
  Issuance of warrants to purchase Series C-1
    preferred stock...............................       477
  Exercise of stock options.......................        27
  Dividends and accretion on redeemable
    convertible preferred stock...................      (668)
                                                    --------
BALANCE, December 31, 1997........................   (13,865)
  Net loss........................................    (8,256)
  Issuance of Series C preferred stock............        --
  Issuance of warrants to purchase Series C-1
    preferred stock...............................       171
  Issuance of Series D preferred stock............        --
  Issuance of warrants to purchase Series D
    preferred stock...............................        40
  Issuance of warrants to purchase Series D-1
    preferred stock...............................       197
  Issuance of common stock in legal settlement....       120
  Exercise of stock options.......................        14
  Retirement of treasury stock....................        --
  Dividends and accretion on redeemable
    convertible preferred stock...................    (1,184)
                                                    --------
BALANCE, December 31, 1998........................   (22,763)
  Net loss........................................   (10,479)
  Unrealized gains and losses on investments......       (41)

  Comprehensive loss..............................

  Issuance of Series D preferred stock............        --
  Issuance of warrants to purchase Series D-1
    preferred stock...............................       231
  Exercise of stock options.......................       172
  Deferred stock compensation.....................        --
  Amortization of deferred stock compensation.....       378
  Stock issued for acquisition of subsidiaries....     1,921
  Dividends and accretion on redeemable
    convertible preferred stock...................   (19,347)
                                                    --------
BALANCE, December 31, 1999........................   (49,928)
  Net loss (unaudited)............................    (8,610)
  Unrealized gains and losses on investments
    (unaudited)...................................       (10)

  Comprehensive loss (unaudited)..................

  Issuance of Series E preferred stock
    (unaudited)...................................        --
  Dividend for beneficial conversion feature on
    Series E preferred stock (unaudited)..........    (8,115)
  Exercise of stock options (unaudited)...........       107
Deferred stock compensation (unaudited)...........        --
  Amortization of deferred stock compensation
    (unaudited)...................................     2,622
  Dividends and accretion on redeemable
    convertible preferred stock (unaudited).......    (3,992)
                                                    --------
Balance, March 31, 2000 (unaudited................   (67,726)
  Pro forma adjustments (unaudited)...............    75,198
                                                    --------
PRO FORMA BALANCE, March 31, 2000 (unaudited).....  $  7,272
                                                    ========


  The accompanying notes are an integral part of these consolidated financial statements.

                                 VASTERA, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)


                                                                                THREE MONTHS ENDED
                                               YEARS ENDED DECEMBER 31,              MARCH 31,
                                            ------------------------------   -------------------------
                                              1997       1998       1999        1999          2000
                                            --------   --------   --------   -----------   -----------
                                                                             (UNAUDITED)   (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss................................  $ (9,307)  $ (8,256)  $(10,479)    $(1,006)      $(8,610)
  Adjustments to reconcile net loss to net
    cash used in operating activities--
    Stock option compensation.............        --         --        378          --         2,622
    Depreciation and amortization.........       407        637      1,625         281           580
    Provision for allowance for doubtful
      accounts............................       313         61        300          --            --
    Provision for litigation settlement...       120         --         --
    Amortization of discount related to
      warrants............................        --         --          6          --            41
    Changes in operating assets and
      liabilities:
      Accounts receivable.................    (2,047)    (1,215)    (1,925)     (1,442)       (2,018)
      Prepaid expenses and other current
        assets............................         5        (50)      (102)        (41)         (638)
      Deposits and other assets...........        10        (44)      (536)         17           221
      Accounts payable and accrued
        expenses..........................     1,431      1,489      1,863         325         1,275
      Accrued compensation and benefits...       328        611        491        (392)         (543)
      Deferred revenue....................     3,261      2,905      2,666         448           474
                                            --------   --------   --------     -------       -------
        Net cash used in operating
          activities......................    (5,479)    (3,862)    (5,713)     (1,810)       (6,596)
                                            --------   --------   --------     -------       -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of subsidiaries.............        --         --       (539)       (100)           --
  Purchase of debt securities.............        --     (2,401)    (1,548)     (4,974)       (9,925)
  Acquisition of property and equipment...      (510)      (433)    (1,148)       (119)         (747)
                                            --------   --------   --------     -------       -------
        Net cash used in investing
          activities......................      (510)    (2,834)    (3,235)     (5,193)      (10,672)
                                            --------   --------   --------     -------       -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of redeemable
    convertible preferred stock...........     5,248     13,415      2,339       2,570        16,974
  Proceeds from the exercise of stock
    options...............................        27         14        172           1           109
  Proceeds from the issuance of long-term
    debt..................................     2,500      1,600        150         405            --
  Principal payments on long-term debt....    (1,681)    (1,929)      (544)       (730)         (105)
                                            --------   --------   --------     -------       -------
        Net cash provided by financing
          activities......................     6,094     13,100      2,117       2,246        16,976
                                            --------   --------   --------     -------       -------
Net increase (decrease) in cash and cash
  equivalents.............................       105      6,404     (6,831)     (4,757)         (292)
Cash and cash equivalents, beginning of
  period..................................     1,283      1,388      7,792       7,792           961
                                            --------   --------   --------     -------       -------
Cash and cash equivalents, end of
  period..................................  $  1,388   $  7,792   $    961     $ 3,035       $   669
                                            ========   ========   ========     =======       =======


  The accompanying notes are an integral part of these consolidated financial statements.

                                 VASTERA, INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1. THE COMPANY:

NATURE OF THE BUSINESS

    Vastera, Inc. ("Vastera" or the "Company") is a provider of solutions for global trade management. The Company's offerings include a library of global trade content, web-based business-to-business, or B2B, solutions and management consulting and solution services. Global trade involves the physical movement of goods across borders, the management of information required to enable global trade and the financial exchange processes required to complete related transactions. The Company's solutions focus on the management of information required to enable global trade and enhance collaboration across a client's global trade network.

    The Company's operations are subject to certain risks and uncertainties, including among others, uncertainties relating to product development, rapidly changing technology, current and potential competitors with greater financial, technological, production, and marketing resources, dependence on key management personnel, limited protection of intellectual property and proprietary rights, uncertainty of future profitability and possible fluctuations in financial results.

ACQUISITIONS

    On January 31, 1999, the Company acquired Deltac Limited ("Deltac"), located in Wales, United Kingdom, a privately owned company and provider of international trade consulting. The purchase method of accounting has been applied to this acquisition, and accordingly, the results of operations of Deltac are included in the Company's operations from the date of acquisition. In connection with this transaction, the Company changed the name of Deltac to Vastera, Ltd.

    The shareholders of Deltac received $100,000 in cash and 189,000 shares of common stock of Vastera, valued at $409,000, in exchange for all of the outstanding common stock of Deltac. The excess of the purchase price over the fair value of the net assets of Deltac was approximately $512,000. This amount was allocated to goodwill and is being amortized on a straight-line basis over five years.

    On June 1, 1999, the Company acquired Quantum Consulting Associates, Inc. ("Quantum"), located in Denver, Colorado, a privately owned international trade consulting company. The purchase method of accounting has been applied to this acquisition, and accordingly, the results of operations of Quantum are included in the Company's operations from the date of acquisition.

    The shareholders of Quantum received approximately $439,000 in cash and 567,000 shares of common stock of Vastera, valued at approximately $1,511,000, in exchange for all of the outstanding common stock of Quantum. The excess of the purchase price over the fair value of the net assets of Quantum was approximately $1,880,000. This amount was allocated to goodwill and is being amortized on a straight-line basis over five years.

                                 VASTERA, INC.

1. THE COMPANY: (CONTINUED)
    The following unaudited pro forma information has been prepared as if the acquisitions of Deltac and Quantum had occurred as of January 1, 1998 and 1999, respectively:

                                                       PRO FORMA FOR THE    PRO FORMA FOR THE
                                                           YEAR ENDED          YEAR ENDED
                                                       DECEMBER 31, 1998    DECEMBER 31, 1999
                                                       ------------------   -----------------
                                                          (UNAUDITED)          (UNAUDITED)
Total revenues.......................................       $11,329             $ 19,708
Net loss.............................................        (8,366)             (10,684)
Pro forma loss per common and common equivalent
  share..............................................                           $   (.66)

    The unaudited pro forma information is not necessarily indicative of the results of operations that would have occurred had the purchase been made at the beginning of the periods presented or the future results of the combined operations.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

PRINCIPLES OF CONSOLIDATION AND BASIS OF PRESENTATION

    The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Vastera, Ltd., from the date of acquisition. All significant intercompany balances and transactions have been eliminated in consolidation.


UNAUDITED INTERIM FINANCIAL INFORMATION



    The consolidated financial statements as of March 31, 2000 and for the three months ended March 31, 1999 and 2000 are unaudited. These unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, consisting only of normal recurring adjustments, which are necessary for a fair presentation of the financial position, results of operations and cash flows for the interim periods presented. The results of operations for the interim period ended
March 31, 2000 are not necessarily indicative of results to be expected for the entire fiscal year or future periods.


UNAUDITED PRO FORMA BALANCE SHEET INFORMATION


    The unaudited pro forma balance sheet information is being presented to show the mandatory conversion of all shares of redeemable convertible preferred stock outstanding at March 31, 2000 into shares of common stock upon a qualified initial public offering. All of the Company's preferred stock will automatically convert into shares of common stock if the initial public offering is consummated under terms presently anticipated.


USE OF ESTIMATES

    The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent

                                 VASTERA, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE RECOGNITION

    The Company's revenues consist of subscription/transaction revenues and services revenues.

    Revenues classified as subscription/transaction revenues are derived from subscription/ transaction arrangements and sales of perpetual software licenses and maintenance services. Revenues from software licenses, maintenance contracts, and subscription arrangements are recognized as subscription/transaction revenue ratably over the estimated economic life of the product (three years) or, if stated, the contract term. Maintenance contracts include the right to unspecified enhancements on a when-and-if available basis, ongoing support, and content update services. Transaction fees are recognized as revenue when earned based on the usage of the Company's product. Revenue recognition begins upon the execution of a software license and maintenance agreement and delivery of the product.

    Services revenues are derived from implementation, management consulting and training services. Services are performed on a time and materials basis or under fixed price arrangements and are recognized as the services are performed or using percentage of completion.

ACCOUNTING CHANGE

    In 1999, the Company changed its method of recognizing revenue under software license arrangements. The Company has accounted for software licenses as a subscription arrangement over the term of the contract or the estimated economic life of the product (three years) if the contract term is not specified. Prior to the change, license fees were recognized upon delivery of the software. The new method of accounting for software license fees was adopted since the content updates provided under maintenance arrangements are essential to the continued functionality of the software product. The financial statements of prior years have been restated to apply the new method retroactively.

    The direct effect of the change in accounting principle on net losses and pro forma loss per share for the years ending December 31, 1997, 1998, and 1999 is as follows:

                                                                       DECEMBER 31,
                                                              ------------------------------
                                                                1997       1998       1999
                                                              --------   --------   --------
NET LOSS (IN THOUSANDS)
Subscription accounting.....................................  $(9,307)   $(8,256)   $(10,479)
Up-front license fee recognition............................   (7,703)    (5,314)     (9,068)
                                                              -------    -------    --------
Increase in net loss due to accounting change...............  $(1,604)   $(2,942)   $ (1,411)
                                                              -------    -------    --------
PRO FORMA LOSS PER SHARE
Subscription accounting.....................................                           $(.64)
Up-front license fee recognition............................                            (.56)
                                                                                    --------
Increase in loss per share due to accounting change.........                            (.07)
                                                                                    --------

                                 VASTERA, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
SOFTWARE DEVELOPMENT COSTS

    In accordance with Statement of Financial Accounting Standards ("SFAS")
No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed," software development costs are expensed as incurred until technological feasibility has been established, at which time such costs are capitalized until the product is available for general release to customers. To date, the establishment of technological feasibility of the Company's products and general release of such software have substantially coincided. As a result, software development costs qualifying for capitalization have been insignificant, and therefore, the Company has not capitalized any software development costs.

CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.

FAIR VALUE OF FINANCIAL INSTRUMENTS


    SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," requires disclosures of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. SFAS No. 107 excludes certain financial instruments and all nonfinancial instruments from these disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company. The carrying amounts reported in the consolidated balance sheets approximate the fair value for cash and cash equivalents, investments, accounts receivable, accounts payable, the line of credit and capital lease obligations.


INVESTMENTS


    The Company accounts for investments in accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." In 1998, the Company began using its existing cash on hand to invest in certain debt securities. The Company considers all of its investments as of December 31, 1998 and 1999, to be available-for-sale.



    As of December 31, 1998, there were no material unrealized gains and losses. As of December 31, 1999 and March 31, 2000, the Company recognized approximately $41,000 and $10,000, respectively of net unrealized losses on investments in debt securities as a component of stockholders' equity.


CONCENTRATIONS OF CREDIT RISK

    Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash equivalents and accounts receivable. The Company limits the amount of investment exposure in any one financial instrument and does not have any foreign currency investments. The Company sells products and services to customers across several industries throughout the world without requiring collateral. However, the Company routinely assesses the financial strength of its customers and maintains allowances for anticipated losses.

                                 VASTERA, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)

    There were no customers that represented 10 percent or more of accounts receivable as of December 31, 1998. As of December 31, 1999, one customer accounted for 16 percent of total accounts receivable. As of March 31, 2000, one customer accounted for 12 percent of total accounts receivable.


DEPRECIATION AND AMORTIZATION


    Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally three to five years. Assets acquired under capital leases and leasehold improvements are amortized using the straight-line method over the shorter of the estimated useful lives of the assets or the terms of the leases. Goodwill related to the 1999 acquisitions is being amortized using the straight-line method over five years. For the years ended
December 31, 1997, 1998, and 1999, depreciation and amortization expense was approximately $407,000, $637,000, and $1,625,000, respectively. For the three months ended March 31, 1999 and 2000, depreciation and amortization expense was approximately $281,000 and $580,000, respectively.


LONG-LIVED ASSETS

    The Company reviews its long-lived assets, including property and equipment and goodwill for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. To determine recoverability of its long-lived assets, the Company evaluates the future, undiscounted, net cash flows compared to the carrying amount of the assets.

INCOME TAXES

    Deferred taxes are provided utilizing the liability method as prescribed by SFAS No. 109, "Accounting for Income Taxes," whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.


UNAUDITED PRO FORMA LOSS PER COMMON SHARE



    Unaudited pro forma loss per common share is computed using the pro forma weighted-average number of common shares outstanding for the period. Pro forma weighted-average common shares include the assumed conversion of all outstanding convertible preferred stock into common stock. Since the conversion of the preferred stock has a significant effect on the loss per share calculation, the historical loss per share has not been presented.



    Basic earnings per share includes no dilution and is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share includes the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. As of December 31, 1999 and March 31, 2000, options to purchase approximately 4,728,000 and

                                 VASTERA, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)

6,453,000 shares of common stock, respectively; and warrants to purchase 1,248,000 shares of redeemable convertible preferred stock were outstanding. Due to the anti-dilutive nature of the options and warrants there is no effect on the calculation of weighted-average shares for diluted earnings per share. As a result, the basic and diluted loss per share amounts are identical.


FOREIGN CURRENCY TRANSLATION


    The Company uses the local currency as its functional currency in all foreign locations. Assets and liabilities are translated into U. S. dollars as of the balance sheet date. Revenues, expenses, gains, and losses are translated at the average exchange rates in effect during each period. If material, gains and losses resulting from translation are included in accumulated other comprehensive loss in stockholders' equity. Net gains or losses resulting from foreign currency exchange transactions are included in the consolidated statements of operations. There were no material gains or losses resulting from translation or foreign currency exchange transactions for the year ended December 31, 1999 and for the three months ended March 31, 2000.



COMPREHENSIVE LOSS



    As of December 31, 1999 and March 31, 2000, accumulated other comprehensive loss includes unrealized gains and losses on investments. As of December 31, 1997 and 1998, the Company did not have any material items of comprehensive loss other than net loss, as the components of accumulated other comprehensive loss were immaterial to the financial statements.


3. PROPERTY AND EQUIPMENT AND GOODWILL:

    Property and equipment consists of the following (in thousands):


                                                    DECEMBER 31,
                                                 -------------------    MARCH 31,
                                                   1998       1999        2000
                                                 --------   --------   -----------
                                                                       (UNAUDITED)
Computer equipment.............................   $1,526     $2,649       3,210
Software.......................................    1,369      1,939       1,974
Furniture and equipment........................      600      1,677       2,006
Leasehold improvements.........................       33        230         343
                                                  ------     ------      ------
                                                   3,528      6,495       7,533
Less--Accumulated depreciation.................   (1,296)    (2,636)     (3,095)
                                                  ------     ------      ------
Property and equipment, net....................   $2,232     $3,859      $4,438
                                                  ======     ======      ======



    As of December 31, 1999 and March 31, 2000, goodwill of approximately $2,079,000 and 1,960,000, respectively, relates to the Company's 1999 acquisitions. Accumulated amortization as of December 31, 1999 and March 31, 2000, was approximately $313,000 and 432,000, respectively.

                                 VASTERA, INC.

4. LONG-TERM DEBT:

LINE OF CREDIT

    In June 1997, the Company received a $1,000,000 convertible bridge loan (the "Bridge Loan") from an equity investor (the "Investor"). The loan had an interest rate of 10 percent. In August 1997, the $1,000,000 principal bridge loan was converted into approximately 270,000 shares of Series C redeemable convertible preferred stock.

    On April 28, 1998, the Company obtained a line of credit from a bank for $2,500,000 with a $500,000 sublimit for equipment purchases, subject to borrowing base restrictions. During 1998 the equipment line of credit was increased to $1,000,000. The line bears interest at prime plus 1.25 percent. The line of credit is collateralized by the first lien on all corporate assets, including intangible assets. As of December 31, 1998, there were no borrowings outstanding under this line of credit. The Company terminated this line of credit in March 1999.


    In March 1999, the Company negotiated a $2,500,000 secured revolving credit facility and a $1,500,000 equipment line of credit with a different bank. The line bears interest at the prime rate plus .75 percent for the secured revolving credit facility and the prime rate plus .85 percent for the equipment line of credit. In September 1999, the equipment line was increased to $3,000,000. As of December 31, 1999 and March 31, 2000, the outstanding balance under the equipment line was approximately $1,723,000 and $2,016,000, respectively, and there were no amounts outstanding under the revolving line of credit. The revolving line of credit expires on September 5, 2000. Amounts borrowed under the equipment line are initially subject to interest-only payments and after the interest-only period will be repayable over three years.


    The terms of the line of credit require the Company to comply with certain financial covenants. As of December 31, 1999, the Company was in violation of these covenants. On February 3, 2000, the bank granted the Company a waiver of past covenant violations and waived its right to call the line of credit for these covenant violations.


    On March 31, 2000, the Company amended the existing financial covenants and increased the equipment line of credit to $4,800,000. The most restrictive of the amended financial covenants is that the Company's operating losses will not exceed $5,000,000 for the second, third, and fourth fiscal quarters of 2000 and $2,000,000 in any quarter thereafter, and, beginning in the first quarter of 2002, the Company is not permitted to have two consecutive quarters with operating losses. Other financial covenants require that the Company maintain minimum tangible net worth, as defined, as follows (in thousands):


                                                            MINIMUM TANGIBLE
AS OF THE QUARTER ENDED,                                       NET WORTH
------------------------                                    ----------------
March 31, 2000............................................      $   800
June 30, 2000.............................................       (3,000)
September 30, 2000........................................       (6,200)
December 31, 2000.........................................       (9,100)
March 31, 2001............................................      (11,500)
June 30, 2001.............................................      (13,000)
September 30, 2001........................................      (13,100)
Thereafter................................................      (12,600)

                                 VASTERA, INC.

4. LONG-TERM DEBT: (CONTINUED)
CAPITAL LEASE OBLIGATIONS

    The Company leases office equipment under various noncancelable capital leases. The Company obtained an equipment leasing arrangement in the aggregate of $1,400,000 in 1997 and an additional $250,000 in 1998 from a lending institution (the "Lender"). Amounts borrowed from the equipment leasing arrangement are due over 36- to 48-month repayment periods and are collateralized by the Company's software product.


    In connection with the capital lease arrangement from the Lender and the Bridge Loan from the Investor during 1997, the Company issued the Lender and the Investor warrants to purchase an aggregate of approximately 7,000, 5,000, and 18,000 shares of Series A preferred stock, Series B preferred stock, and Series C preferred stock, respectively. The fair value of these warrants was immaterial to the consolidated financial statements.



    Property and equipment includes approximately $1,914,000, $1,798,000 and $1,798,000 of equipment under capital lease arrangements at December 31, 1998 and 1999 and March 31, 2000, respectively. Related accumulated depreciation was approximately $904,000, $1,437,000 and $1,560,000 at December 31, 1998 and 1999
and March 31, 2000, respectively.

                                 VASTERA, INC.

4. LONG-TERM DEBT: (CONTINUED)

    Future minimum payments under the Company's line of credit and capital lease arrangements at December 31, 1999, are as follows (in thousands):

2000........................................................   $1,190
2001........................................................    1,199
2002........................................................      704
                                                               ------
    Total minimum payments..................................    3,093
Less--Amounts representing interest.........................      376
                                                               ------
Present value of net minimum payments.......................    2,717
Less--Current obligations...................................      391
                                                               ------
Long-term debt..............................................   $2,326
                                                               ======

5. REDEEMABLE CONVERTIBLE PREFERRED STOCK:


    As of March 31, 2000, the Company had a total of 9,198,000 shares of authorized redeemable convertible preferred stock, which has been designated as Series A, B, C, C-1, D, D-1 and E redeemable convertible preferred stock. As of March 31, 2000 there have been no Series B, C-1, or D-1 shares issued. The following table details the number of shares issued and liquidation preference for each series of the redeemable convertible preferred stock outstanding (in thousands):


                                  SHARES OUTSTANDING                                AMOUNT
                       -----------------------------------------   -----------------------------------------
                       DECEMBER 31,   DECEMBER 31,    MARCH 31,    DECEMBER 31,   DECEMBER 31,    MARCH 31,
                           1998           1999          2000           1998           1999          2000
                       ------------   ------------   -----------   ------------   ------------   -----------
                                                     (UNAUDITED)                                 (UNAUDITED)
Series A.............        800            800            800        $ 4,533        $ 8,271         8,717
Series C.............      2,311          2,311          2,311          8,845         17,630        19,042
Series D.............      2,461          2,974          2,974         11,053         20,216        22,142
Series E.............         --             --          1,569             --             --        25,297
                           -----          -----         ------        -------        -------       -------
                           5,572          6,085          7,654        $24,431        $46,117       $75,198
                           =====          =====         ======        =======        =======       =======

                                LIQUIDATION PREFERENCE
                       -----------------------------------------
                       DECEMBER 31,   DECEMBER 31,    MARCH 31,
                           1998           1999          2000
                       ------------   ------------   -----------
                                                     (UNAUDITED)
Series A.............     $ 4,773        $ 5,093         5,173
Series C.............       9,407         10,091        10,262
Series D.............      12,113         15,742        16,020
Series E.............          --             --        17,207
                          -------        -------        ------
                          $26,293        $30,926        48,662
                          =======        =======        ======


    On July 29, 1996, pursuant to a stock purchase agreement with an investor, the Company issued 800,000 shares of Series A redeemable convertible preferred stock ("Series A") and warrants to purchase approximately 150,000 shares of Series B redeemable convertible preferred stock ("Series B") for total consideration of $4,000,000. The warrants were valued at approximately $328,000.

    On August 7, 1997, pursuant to a stock purchase agreement with a new and an existing investor, the Company issued approximately 1,622,000 shares of Series C redeemable convertible preferred stock ("Series C") and warrants to purchase approximately 285,000 shares of Series C-1 redeemable convertible preferred stock ("Series C-1") for total consideration of $6,000,000, which includes the $1,000,000 Bridge Loan (see Note 4) that was converted into approximately 270,000 shares of Series C. On September 3, 1997, the Company issued approximately 81,000 shares of Series C and warrants to purchase approximately 14,000 shares of Series C-1 to new investors for total consideration of $300,000. The Series C-1 warrants were valued at approximately $477,000.

                                 VASTERA, INC.

5. REDEEMABLE CONVERTIBLE PREFERRED STOCK: (CONTINUED)
    On February 12, 1998, and May 28, 1998, pursuant to stock purchase agreements with various new investors, the Company issued approximately 540,000 and 68,000 shares of Series C and warrants to purchase approximately 95,000 and 11,000 shares of Series C-1 for total consideration of $2,000,000 and $250,000, respectively. The warrants were valued at approximately $171,000.

    On November 24, 1998, pursuant to a stock purchase agreement with various investors, the Company issued approximately 2,461,000 shares of Series D redeemable convertible preferred stock ("Series D") and warrants to purchase approximately 246,000 shares of Series D-1 redeemable convertible preferred stock ("Series D-1") for total consideration of $12,000,000. The warrants to purchase shares of Series D-1 were valued at approximately $197,000. The Company paid approximately $832,000 in legal and broker fees related to these issuances, which has been reflected as a reduction in the proceeds from the sale of Series D. In connection with the sale of Series D, the Company issued warrants to purchase approximately 31,000 shares of Series D to a securities company as a fee related to the transaction. The fair value of these warrants was approximately $40,000.

    On February 26, 1999, pursuant to a stock purchase agreement with a new investor, the Company issued approximately 513,000 shares of Series D for total consideration of approximately $2,500,000. On September 1, 1999, the Company issued this new investor warrants to purchase approximately 386,000 shares of Series D-1 in connection with the signing of a subscription agreement. The warrants issued to this customer were valued at approximately $231,000 and are accounted for as a discount to revenue over the term of the subscription agreement. On February 22, 2000, the investor notified the Company that they will terminate the subscription agreement, effective September 1, 2000. Accordingly, the remaining sales discount will be amortized through September 1, 2000.


    On February 4, 2000 and February 29, 2000, pursuant to a stock purchase agreement with new and existing investors, the Company issued approximately 1,569,000 shares of Series E redeemable convertible preferred stock ("Series E") for approximately $16,974,000. The Company recorded a beneficial conversion feature of approximately $8,115,000 as a dividend in the first quarter of 2000 to reflect the difference between the underlying convertible price per share of common stock and the estimated fair market value of the common stock on the date of issuance.


    In connection with the various stock purchase agreements, the Company and the various investors entered into a stockholders agreement. The stockholders agreement, among other things, prescribes certain limitations on the transfer of stock, grants the various investors certain rights of first refusal and co-sale rights with respect to the sales of stock, and provides for voting rights with respect to the election of the directors under certain circumstances.

    Holders of Series A, Series B, Series C, Series C-1, Series D, Series D-1, and Series E are entitled to cumulative dividends at the rate per annum of $0.40, $0.53, $0.30, $0.39, $0.39, $0.52 and $0.86 per share, respectively.

WARRANTS

    In connection with the sales of the Series A, Series C, and Series D, the Company issued warrants to investors to purchase an aggregate of approximately 150,000, 405,000, and 632,000 shares of Series B, Series C-1 and Series D-1, respectively, at exercise prices of $6.65, $4.92, and

                                 VASTERA, INC.

5. REDEEMABLE CONVERTIBLE PREFERRED STOCK: (CONTINUED)
$6.49 per share. In connection with the sale of Series D, the Company also issued warrants to purchase approximately 31,000 shares of Series D at $5.61 per share. The warrants are immediately exercisable and may be exercised only in their entirety.

    The warrants to purchase Series B will expire on the earlier of
(i) July 31, 2001, or upon ten days prior written notice by the Company to the warrant holder, (ii) on the date of the closing of an initial public offering where the price is at least $5.00 per share and the net proceeds to the Company are at least $15 million, or (iii) 30 days after written notice from the Company informing the warrant holder that the Company has completed a 12-month operating period during which gross revenues equal or exceed $20 million.

    The warrants to purchase Series C-1 and Series D will expire on the earlier of (i) the fifth anniversary of the issuance date, (ii) on the date of the closing of an initial public offering where the price per share is at least $7.40 per share and the net proceeds to the Company are at least $15 million, or
(iii) 30 days after written notice from the Company informing the warrant holder that the Company has completed a 12-month operating period during which gross revenues equal or exceed $30 million.

    The warrants to purchase 246,000 shares of Series D-1 will expire on May 24, 2000, and warrants to purchase 386,000 shares of Series D-1 will expire on March 1, 2001.

CONVERSION


    Each share of redeemable convertible preferred stock is convertible into common stock at the option of the holder and converts automatically at the consummation date of a qualified initial public offering. As of December 31, 1999 and March 31, 2000, each share of Series A and Series B was convertible into three shares of common stock, and each share of Series C, Series C-1, Series D, Series D-1, and Series E was convertible into one and a half shares of common stock. The conversion rates are subject to adjustments for events such as stock splits, stock dividends, or issuances of stock.


LIQUIDATION PREFERENCE


    In the event of liquidation, dissolution, or winding up of the Company, the holders of Series A, Series B, Series C, Series C-1, Series D, Series D-1, and Series E are entitled to a liquidation preference over the holders of the Company's common stock. The liquidation preference equals the original issuance price plus any unpaid dividends. No dividends have been declared or paid through March 31, 2000.


    Holders of Series D, Series D-1, and Series E shares have partial liquidation preferences, which are preferential to other shares of redeemable convertible preferred stock. This partial preference is limited to accrued dividends of $.79, $1.86, and $4.75 per share, subject to stock dividends and stock splits, for Series D, Series D-1, and Series E, respectively.

    If the holders of shares of redeemable convertible preferred stock would be entitled to receive an amount per share greater than two times the original issuance price for each share of redeemable convertible preferred stock, subject to adjustment in the event of any stock dividend or stock split, then the holders of the shares of redeemable convertible preferred stock shall be

                                 VASTERA, INC.

5. REDEEMABLE CONVERTIBLE PREFERRED STOCK: (CONTINUED) entitled to share only with the holders of the common stock on an as-if-converted basis, and such holders of shares of redeemable convertible preferred stock shall not be entitled to receive the liquidation preference.

REDEMPTION


    At the option of the holders of a majority of the aggregate number of shares of each series of redeemable convertible preferred stock, the Company shall redeem, commencing on August 7, 2002, and continuing on the immediately succeeding two anniversaries thereof in three installments, taking into effect the prior redemptions, the number of shares of that series held by the holders. In the event that the holders of a majority of the aggregate number of shares of the particular series do not elect to exercise their redemption rights, they may elect to exercise such rights at a subsequent anniversary, subject to certain defined limitations. The redemption price shall be the greater of the fair market value of such shares or the liquidation preference. The Company records periodic accretion under the effective interest method on the redeemable convertible preferred stock to recognize the excess of the redemption price over the carrying value. As of December 31, 1999 and March 31, 2000, the redemption price is calculated based on the fair market value of such shares as it is greater than the liquidation preference.


6. STOCKHOLDERS' EQUITY (DEFICIT):

STOCK SPLITS AND INCREASE IN AUTHORIZED SHARES


    On February 10, 1997, the Company declared a two-for-one stock split effected in the form of a stock dividend for each common share. On April 4, 2000, the board of directors voted to approve a three-for-two stock split which will be effected in the form of a stock dividend for each common share just prior to the closing of the offering. The Board also approved an increase in authorized shares of common stock from 40,000,000 to 100,000,000 which will be effected prior to the closing of the offering. All share information has been adjusted retroactively in these consolidated financial statements for all periods presented.


COMMON STOCK


    Dividends may be declared and paid on common stock shares at the discretion of the Company's Board of Directors and are subject to any preferential dividend rights of any current outstanding Preferred Stock. No common stock dividends have been declared or paid as of March 31, 2000.


    Subject to the voting rights of the holders of preferred stock shares, the holder of each share of common stock is entitled to one vote on all matters voted on by the stockholders of the Company.

STOCK OPTION PLAN


    On July 26, 1996, the Company adopted a Stock Option Plan (the "Plan") in order to provide an incentive to eligible employees, consultants, and officers of the Company. The Plan provides for grants of incentive stock options, nonqualified stock options, and stock awards to employees, directors, consultants and advisors. Under the Plan, 6,750,000 shares of common stock were

                                 VASTERA, INC.

6. STOCKHOLDERS' EQUITY (DEFICIT): (CONTINUED)

reserved and available for distribution at December 31, 1999. For incentive stock options, the exercise price may not be less than the determined fair market value at the date of grant. For nonqualified stock options, the exercise price shall be at least equal to 85 percent of the fair market value of the shares at the date of grant. Stock options granted under the Plan vest over a four to six-year period and expire ten years after the grant date. Approximately 1,057,000 options were available for future grant as of December 31, 1999.



    The following table summarizes activity for the stock options granted to employees pursuant to the Plan for the three years ended December 31, 1999 and the three months ended March 31, 2000:



                                                 NUMBER OF       RANGE OF      WEIGHTED-AVERAGE
                                                  OPTIONS     EXERCISE PRICE    EXERCISE PRICE
                                                 ----------   --------------   ----------------
Options outstanding, December 31, 1996.........    663,000       $1.00              $1.00
                                                 ---------     -----------          -----
  Granted......................................  1,137,000        1.00               1.00
  Exercised....................................    (27,000)       1.00               1.00
  Forfeited....................................   (273,000)       1.00               1.00
                                                 ---------     -----------          -----
Options outstanding, December 31, 1997.........  1,500,000        1.00               1.00
                                                 ---------     -----------          -----
  Granted......................................  1,251,000     1.00-2.17             1.01
  Exercised....................................    (15,000)       1.00               1.00
  Forfeited....................................   (269,000)       1.00               1.00
                                                 ---------     -----------          -----
Options outstanding, December 31, 1998.........  2,467,000     1.00-2.17             1.00
                                                 ---------     -----------          -----
  Granted......................................  3,083,000     1.00-5.33             3.17
  Exercised....................................   (172,000)       1.00               1.00
  Forfeited....................................   (650,000)    1.00-2.67             1.08
                                                 ---------     -----------          -----
Options outstanding, December 31, 1999.........  4,728,000    $1.00-$5.33           $2.40
                                                 ---------     -----------          -----
  Granted (unaudited)..........................  1,955,000     4.00-6.67             5.11
  Exercised (unaudited)........................   (107,000)       1.00               1.00
  Forfeited (unaudited)........................   (123,000)    1.00-4.00             2.96
                                                 ---------     -----------          -----
Options outstanding, March 31, 2000
  (unaudited)..................................  6,453,000     1.00-6.67             3.22
                                                 =========     ===========          =====



    The weighted-average grant date fair value of options granted during the years ended December 31, 1997, 1998, and 1999, was $0.27, $0.21, and $0.71,
respectively.



    As of March 31, 2000, options to purchase approximately 1,313,000 shares of common stock were exercisable with a weighted-average per share exercise price of $1.50. The weighted-average

                                 VASTERA, INC.

6. STOCKHOLDERS' EQUITY (DEFICIT): (CONTINUED)

remaining contractual life and weighted-average exercise price of options outstanding and options exercisable at December 31, 1999, for selected exercise price ranges are as follows:



                                      OPTIONS OUTSTANDING
                        -----------------------------------------------
                                    WEIGHTED-AVERAGE                          OPTIONS EXERCISABLE
                                       REMAINING                          ----------------------------
      RANGE OF          NUMBER OF   CONTRACTUAL LIFE   WEIGHTED-AVERAGE   NUMBER OF   WEIGHTED-AVERAGE
   EXERCISE PRICES       OPTIONS       (IN YEARS)       EXERCISE PRICE     OPTIONS     EXECISE PRICE
   ---------------      ---------   ----------------   ----------------   ---------   ----------------
        $1.00           1,674,000         7.70              $1.00         1,147,000         1.00
      2.17-3.33         1,932,000         9.50               2.51            4,000          2.17
      4.00-5.33         1,122,000         9.70               4.01               --            --
                        ---------         ----              -----         ---------         ----
     $1.00-$5.33        4,728,000         8.90              $2.40         1,151,000         1.01
                        =========         ====              =====         =========         ====



    During 1996, the Company adopted the disclosure requirements of SFAS
No. 123, "Accounting for Stock-Based Compensation." The Company applies Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its Plan. Accordingly, deferred compensation cost of approximately $6,421,000 and $10,960,000 has been recorded for the year ended December 31, 1999 and the three months ended March 31, 2000, respectively, for its Plan based on the deemed intrinsic value of the stock option at the date of the grant. The deferred compensation will be recognized over the vesting period of the related options. No compensation expense related to options granted during 1997 and 1998 has been included in the consolidated financial statements because the exercise prices were equal to the fair market value at the time the options were granted. For the year ended December 31, 1999 and the three months ended March 31, 2000, the Company recognized compensation expense of approximately $378,000 and $2,622,000, respectively.



    Stock option compensation expense, which has been separately identified in the accompanying consolidated statement of operations for the year ended December 31, 1999 and the three months ended March 31, 2000 has not been included in cost of revenues, sales and marketing, research and development, and general and administrative expense as indicated below:



                                                                              THREE MONTHS
                                                           YEAR ENDED             ENDED
                                                        DECEMBER 31, 1999    MARCH 31, 2000
                                                        -----------------   -----------------
                                                                               (UNAUDITED)
Cost of subscription/transaction revenues.............            --               11,000
Cost of services revenues.............................      $ 27,000              323,000
Sales and marketing...................................       135,000            1,121,000
Research and development..............................        56,000              246,000
General and administrative............................       160,000              921,000
                                                            --------            ---------
  Total stock option compensation.....................      $378,000            2,622,000


    Had compensation expense for the Company's Plan been determined based on the fair value at the grant dates for awards under the Plans consistent with the method of SFAS No. 123, the

                                 VASTERA, INC.

6. STOCKHOLDERS' EQUITY (DEFICIT): (CONTINUED)
Company's net loss would have been increased to the pro forma amounts indicated below (in thousands).

                                                                 YEARS ENDED DECEMBER 31,
                                                              ------------------------------
                                                                1997       1998       1999
                                                              --------   --------   --------
Net loss, as reported.......................................  $(9,307)   $(8,256)   $(10,479)
Net loss, pro forma.........................................  $(9,526)   $(8,509)   $(10,932)
Net loss per share, as reported.............................                        $  (0.64)
Pro forma net loss per common and common equivalent share...                        $  (0.67)

    For purposes of the SFAS No. 123 disclosure, the fair value of each option is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions used for grants issued during the years ended December 31, 1997, 1998, and 1999:


                                                      YEARS ENDED DECEMBER 31,
                                                   ------------------------------
                                                     1997       1998       1999
                                                   --------   --------   --------
Dividend yield...................................    0%         0%         0%
Expected volatility..............................    0%         0%         0%
Average risk-free interest rate..................   6.18%      5.09%      5.59%
Expected term....................................  5 years    4 years    4 years


2000 STOCK OPTION/STOCK ISSUANCE PLAN

    On April 4, 2000 the Company adopted a 2000 Stock Option/Stock Issuance Plan (the "2000 Plan") to replace the 1996 Stock Option Plan, effective upon the completion of the offering. 10,000,000 shares of common stock have been authorized for issuance under the 2000 Plan. The 2000 Plan provides for grants of options to purchase common stock and issuance of shares of common stock to employees, directors, consultants and advisors.

2000 EMPLOYEE STOCK PURCHASE PLAN

    On April 4, 2000 the Company adopted a 2000 Employee Stock Purchase Plan (the "ESP Plan") to be effective upon the completion of the offering. 5,000,000 shares of common stock have been authorized for issuance under the ESP Plan. Employees who work more than 20 hours a week for more than five calendar months per year are eligible to participate in the ESP Plan. A participant may contribute up to 15 percent of their salary. Shares of common stock will be purchased semi-annually at a price per share equal to the lower of 85 percent of the fair market value on the participants date of entry into the offering period or 85 percent of the fair market value on the semi-annual purchase date.

7. INCOME TAXES:

    For the years ended December 31, 1997, 1998, and 1999, the tax provision was comprised primarily of a deferred tax benefit which was offset by a valuation allowance of the same amount. The tax provision differed from the expected tax benefit, computed by applying the U.S. Federal

                                 VASTERA, INC.

7. INCOME TAXES: (CONTINUED)
statutory rate of 35% to the loss before income taxes, principally due to the effect of increases in the valuation allowance.

    Deferred tax assets are comprised of the following (in thousands):

                                                               1998       1999
                                                             --------   --------
Depreciation and amortization..............................   $  (73)   $  (104)
Allowance for doubtful accounts............................      129        224
Deferred revenue...........................................    3,201      4,214
Accrual to cash adjustment.................................      280        210
Net operating loss carryforwards...........................    4,695      7,411
Research and development credit............................      379        590
                                                              ------    -------
                                                               8,611     12,545
Valuation allowance........................................   (8,611)   (12,545)
                                                              ------    -------
Net deferred tax asset.....................................   $   --    $    --
                                                              ======    =======

    Management believes that, based on a number of factors, the available objective evidence creates sufficient uncertainty regarding the realizability of the deferred tax assets such that a full valuation allowance is required. Such factors include the lack of a significant history of material profits, recent increases in expense levels to support the Company's growth, the fact that the market in which the Company competes is intensely competitive and characterized by rapidly changing technology, the materiality of revenues from indirect channel partners, the lack of carryback capacity to realize deferred tax assets, and the uncertainty regarding market acceptance of new versions of the Company's software.

    As of December 31, 1998 and 1999, the Company had approximately
$12.4 million and $19.5 million, respectively, of federal net operating losses, which will be carried forward to offset future taxable income, subject to ownership change limitations. As of December 31, 1998 and 1999, the Company had research and development tax credit carryforwards of approximately $379,000 and $590,000, respectively. The net operating loss and research and development tax credit carryforwards will begin to expire in 2011.

8. COMMITMENTS AND CONTINGENCIES:

OPERATING LEASES

    The Company leases various equipment and office space under operating lease agreements expiring at various dates through 2004. In addition to base rent, the Company is responsible for certain taxes, utilities, and maintenance costs.

                                 VASTERA, INC.

8. COMMITMENTS AND CONTINGENCIES: (CONTINUED)
    Future minimum lease payments under noncancelable operating leases as of December 31, 1999, are as follows (in thousands):

2000........................................................   $  774
2001........................................................      753
2002........................................................      623
2003........................................................      535
2004........................................................      376
                                                               ------
                                                               $3,061
                                                               ======


    Total rental expense for the years ended December 31, 1997, 1998, and 1999, was approximately $281,000, $322,000, and $860,000, respectively, and for the three months ended March 31, 1999 and 2000, was approximately $152,000 and $399,000, respectively.


LITIGATION

    On April 6, 1998, the Company settled an employment-related lawsuit with a former employee by issuing 120,000 shares of common stock valued at $120,000. The estimated settlement cost, including legal costs associated with the case, was accrued as of December 31, 1997.

    The Company is periodically a party to disputes arising from normal business activities. In the opinion of management, resolution of these matters will not have a material adverse effect upon the financial position or future operating results of the Company.

9. EMPLOYEE BENEFIT PLAN:


    The Company sponsors a 401(k) profit sharing plan to provide retirement and incidental benefits for its employees (the "401(k) Plan"). As allowed under
Section 401(k) of the Internal Revenue Code, the 401(k) Plan provides tax-deferred salary deductions for eligible employees. The Company may make matching contributions to the 401(k) Plan. The Company contributed approximately $148,000, $131,000, and $248,000 to the 401(k) Plan for the years ended
December 31, 1997, 1998, and 1999, respectively, and $57,000 and $132,000 for the three months ended March 31, 1999 and 2000, respectively.


10. SUPPLEMENTAL CASH FLOW INFORMATION:


    Cash paid for interest was $144,000, $208,000, and $231,000 for the years ended December 31, 1997, 1998, and 1999, respectively, and $52,000 and $74,000 for the three months ended March 31, 1999 and 2000, respectively.

                                 VASTERA, INC.

10. SUPPLEMENTAL CASH FLOW INFORMATION: (CONTINUED)
    Noncash activities were as follows (in thousands):


                                                       YEARS ENDED                THREE MONTHS ENDED
                                                       DECEMBER 31,                    MARCH 31,
                                              ------------------------------   -------------------------
                                                1997       1998       1999        1999          2000
                                              --------   --------   --------   -----------   -----------
                                                                               (UNAUDITED)   (UNAUDITED)
Noncash investing and financing activities:
Capitalized lease obligations incurred......     700        947       1,723          --           293
Conversion of bridge loan to Series C.......   1,000         --          --          --            --
Dividends and accretion on redeemable
  convertible preferred stock...............     668      1,184      19,347       1,149        12,107
Issuance of common stock in legal
  settlement................................      --        120          --          --            --
Retirement of treasury shares...............      --        330          --          --            --


11. SEGMENT INFORMATION:

    For the year ended December 31, 1999, the Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." The Company has two reportable operating segments: subscription/transactions and services. The subscription/transaction segment generates revenues from subscription software license agreements of its Global Trade Solution Products. The services segment provides implementation, management consulting and training services for its customers. The Company evaluates its segments' performance based on revenues and gross profit. The Company's unallocated costs include corporate and other costs not allocated to the segments for management's reporting purposes.

    The following table summarizes the Company's two segments (in thousands):


                                                                                 THREE MONTHS
                                                                                     ENDED
                                                YEARS ENDED DECEMBER 31,           MARCH 31,
                                             ------------------------------   -------------------
                                               1997       1998       1999       1999       2000
                                             --------   --------   --------   --------   --------
Revenues:
    Subscription/transaction...............  $ 2,200    $ 4,088    $  7,261   $  1,373   $  2,617
    Services...............................    1,545      4,778      11,869      3,125      3,662
                                             -------    -------    --------   --------   --------
        Total revenues.....................  $ 3,745    $ 8,866    $ 19,130   $  4,498   $  6,279
                                             -------    -------    --------   --------   --------
Net loss:
    Subscription/transaction...............  $ 1,434    $ 3,380    $  6,569   $  1,243   $  2,253
    Services...............................       72        572       1,791      1,060        301
                                             -------    -------    --------   --------   --------
        Gross profit.......................    1,506      3,952       8,360      2,303      2,644
                                             -------    -------    --------   --------   --------
    Unallocated expense....................  (10,715)   (12,051)    (19,020)    (3,361)   (11,281)
    Interest income........................       48         51         421        104        101
    Interest expense.......................     (146)      (208)       (240)       (52)       (74)
                                             -------    -------    --------   --------   --------
        Net loss...........................  $(9,307)   $(8,256)   $(10,479)  $ (1,006)  $ (8,610)
                                             =======    =======    ========   ========   ========

                                 VASTERA, INC.

11. SEGMENT INFORMATION: (CONTINUED)
    Under SFAS No. 131, the Company is required to provide enterprise-wide disclosures about revenues by product and services, long-lived assets by geographic area, and revenues from significant customers.

REVENUES

    All of the Company's product revenues are from the subscription and transaction sales of its global trade solutions products.

GEOGRAPHIC INFORMATION


    The Company sells its product and services through its offices in the United States and through a subsidiary in the United Kingdom. Information regarding revenues and long-lived assets attributable to the United States and to all foreign countries is stated below. The geographic classification of product and services revenues was based upon the location of the customer. Vastera's product and services revenues were generated in the following geographic regions (in thousands):



                                                                                      THREE MONTHS ENDED
                                              YEARS ENDED DECEMBER 31,                     MARCH 31,
                                       --------------------------------------       -----------------------
                                         1997           1998           1999           1999           2000
                                       --------       --------       --------       --------       --------
United States........................   $3,741         $8,154        $17,145          3,905          5,768
Europe and Asia......................        4            470          1,433            360            442
Other international operations.......       --            242            552            233             69
                                        ------         ------        -------        -------        -------
      Total revenues.................   $3,745         $8,866        $19,130          4,498          6,279
                                        ======         ======        =======        =======        =======


    Vastera's long-lived assets were located as follows:


                                                     DECEMBER 31,
                                                  -------------------   MARCH 31,
                                                    1998       1999       2000
                                                  --------   --------   ---------
United States...................................   $2,232     $5,099      5,575
Europe and Asia.................................       --        839        823
Other international operations..................       --         --         --
                                                   ------     ------     ------
    Total long-lived assets.....................   $2,232     $5,938     $6,398
                                                   ======     ======     ======


SIGNIFICANT CUSTOMERS


    For the years ended December 31, 1999, the Company did not have any revenues greater than 10 percent of total revenues to any specific customer. For the year ended December 31, 1998, one customer accounted for 10 percent of total revenues. For the year ended December 31, 1997, two customers accounted for 23 percent (12 percent and 11 percent, respectively) of total revenues. For the three months ended March 31, 1999 and 2000, the Company did not have any customers that accounted for greater than 10 percent of total revenues.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK.

                               TABLE OF CONTENTS

                                          PAGE
                                          ----
Prospectus Summary....................       3
Risk Factors..........................       6
Forward-Looking Statements............      15
Use of Proceeds.......................      16
Dividend Policy.......................      16
Capitalization........................      17
Dilution..............................      18
Selected Consolidated
  Financial Data......................      19
Management's Discussion and
  Analysis of Financial Condition
  and Results of Operations...........      20
Our Business..........................      32
Management............................      48
Certain Transactions..................      59
Principal Stockholders................      62
Description of Capital Stock..........      65
Shares Eligible for Future Sale.......      69
Underwriting..........................      71
Legal Matters.........................      74
Experts...............................      74
Other Matters.........................      74
Additional Information................      74
Index to Consolidated Financial
  Statements..........................     F-1

THROUGH AND INCLUDING   , 2000 (THE 25TH DAY AFTER THE DATE OF THIS PROSPECTUS),
ALL DEALERS EFFECTING TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO A DEALER'S OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS AN UNDERWRITER AND WITH RESPECT TO AN UNSOLD ALLOTMENT OR SUBSCRIPTIONS.

[VASTERA LOGO]

       SHARES

COMMON STOCK

DEUTSCHE BANC ALEX. BROWN
CHASE H&Q

BANK OF AMERICA SECURITIES LLC

PROSPECTUS

           , 2000

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The expenses (other than underwriting discounts and commissions and the underwriters' non-accountable expense allowance) payable in connection with the sale of the common stock offered in this Registration Statement are as follows:

Securities and Exchange Commission registration fee.........  $   18,480

NASD filing fee.............................................       7,500

Nasdaq filing fee...........................................      *

Printing and engraving expenses.............................      *

Legal fees and expenses.....................................      *

Accounting fees and expenses................................      *

Blue Sky fees and expenses (including legal fees)...........      *

Transfer agent and rights agent and registrar fees and
  expenses..................................................      *

Miscellaneous...............................................      *

  Total.....................................................  $        *

------------------------

*   To be filed by amendment

    All expenses are estimated except for the SEC fee and the NASD fee.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the Delaware General Corporation Law (the "DGCL") provides, in effect, that any person made a party to any action by reason of the fact that he is or was a director, officer, employee or agent of Vastera may and, in certain cases, must be indemnified by Vastera against, in the case of a non-derivative action, judgments, fines, amounts paid in settlement and reasonable expenses (including attorneys' fees) incurred by him as a result of such action, and in the case of a derivative action, against expenses (including attorneys' fees), if in either type of action he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Vastera. This indemnification does not apply, in a derivative action, to matters as to which it is adjudged that the director, officer, employee or agent is liable to Vastera, unless upon court order it is determined that, despite such adjudication of liability, but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for expenses, and, in a non-derivative action, to any criminal proceeding in which such person had reasonable cause to believe his conduct was unlawful.

    Article VI of Vastera's certificate of incorporation, as amended, provides that no director of Vastera shall be liable to Vastera or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL.

    Article VII of Vastera's certificate of incorporation, as amended, also provides that Vastera shall indemnify to the fullest extent permitted by Delaware law any and all of its directors and officers, or former directors and officers, or any person who may have served at Vastera's request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise.

    Reference is made to Section 8 of the underwriting agreement to be filed as
Exhibit 1.1 hereto, pursuant to which the Underwriters have agreed to indemnify officers and directors of Vastera against certain liabilities under the Securities Act.

    Vastera has entered into Indemnification Agreements with each director of Vastera, a form of which is filed as Exhibit 10.7 to this Registration Statement. Pursuant to such agreements, Vastera will be obligated, to the extent permitted by applicable law, to indemnify such directors against all expenses, judgments, fines and penalties incurred in connection with the defense or settlement of any actions brought against them by reason of the fact that they were directors of Vastera or assumed certain responsibilities at the direction of Vastera. Vastera also intends to purchase directors and officers liability insurance in order to limit its exposure to liability for indemnification of directors and officers.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    (A) STOCK SPLITS.

    We have effected and will effect the following splits of our common stock:

    - On February 19, 1997, we effected a 2-for-1 stock split of our common stock in the form of a stock dividend of one share of common stock paid on each share of common stock outstanding and held of record by a stockholder as of February 19, 1997. All common share and per share amounts herein have been retroactively adjusted to reflect the stock split.

    - On April 4, 2000, we approved a 3-for-2 stock split of our common stock effective immediately prior to the closing of this offering in the form of a stock dividend of two shares of common stock to be paid on each share of
      common stock outstanding as of March   , 2000. All common share and per
      share amounts herein have been retroactively adjusted to reflect the stock split.

    (B) CERTAIN SALES OF SECURITIES.

    In the three years preceding the filing of this registration statement, the registrant has issued the following securities that were not registered under the Securities Act:

    - On March 31, 1997, we issued a warrant to Lighthouse Capital Partners, L.P. in connection with a working capital line of credit to purchase 4,511 shares of Series B convertible preferred stock at an exercise price of $6.65 per share.

    - On April 7, 1997, we issued a warrant to Lighthouse Capital Partners, L.P. in connection with an equipment lease line to purchase 7,000 shares of Series A convertible preferred stock at an exercise price of $5.00 per share.


    - On August 7, 1997, we issued warrants to Lighthouse Capital Partners, L.P. and Battery Ventures III, L.P. in connection with a bridge financing to purchase 6,216 shares and 8,108 shares, respectively, of Series C convertible preferred stock at an exercise price of $3.70 per share.


    - From August 7, 1997 to May 28, 1998, we issued and sold an aggregate of 2,310,813 shares of our Series C convertible preferred stock to ten accredited investors at a price of $3.70 per share. In addition, we also issued to these investors warrants to purchase an aggregate of 405,488 shares of our Series C-1 convertible preferred stock at an exercise price of $4.92 per share.

    - On January 31, 1998, we issued a warrant to Lighthouse Capital Partners, L.P. in connection with an equipment lease line to purchase 4,122 shares of Series C convertible preferred stock at an exercise price of $3.70 per share.

    - On April 10, 1998, we issued 120,000 shares of common stock at a fair market value of $1.00 per share to one of our employees in connection with a settlement agreement with such employee.


    - On November 24, 1998 and February 26, 1999, we issued and sold an aggregate of 2,973,749 shares of Series D convertible preferred stock to 14 accredited investors at a price of $4.876 per share. In addition, we issued to these investors warrants to purchase an aggregate of 631,608 shares of our Series D-1 convertible preferred stock at an exercise price of $6.485 per share. NationsBanc Montgomery Securities L.L.C., our placement agent for this Series D convertible preferred stock offering, was issued a warrant to purchase 30,763 shares of Series D convertible preferred stock at an exercise price of $5.61 per share.


    - On January 31, 1999, we issued 189,000 shares of common stock to Peter F. Taylor and John Thurton, as shareholders of Deltac Limited, in connection with our purchase of Deltac Limited.



    - On June 1, 1999, we issued 566,719 shares of common stock to stockholders of Quantum Consulting Associates, Inc. in connection with our purchase of Quantum Consulting Associates, Inc.


    - On February 4, 2000 and February 29, 2000, we issued and sold an aggregate of 1,569,577 shares of Series E convertible preferred stock to 24 accredited investors at a price of $10.83 per share.

    The foregoing sales of securities were made in reliance upon the exemption from the registration provisions of the Securities Act provided for by
Section 4(2) thereof for transactions not involving a public offering. All of the foregoing securities are deemed restricted securities for the purposes of the Securities Act.


    Between February 10, 1997 and March 31, 2000, Vastera issued an aggregate of 320,925 shares of common stock to 22 people, all of whom were employees or directors of, or consultants to, Vastera. Such shares were issued upon exercise of stock options, all with exercise prices of $1.00 per share, granted under our 1996 Stock Option Plan.


    For a more detailed description of this plan, see "Management--Employee Benefit Plans" in this registration statement. In granting the options and selling the underlying securities upon exercise of the options, the Company is relying upon exemptions from registration set forth in Rule 701 and
Section 4(2) of the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(A) EXHIBITS.

        1.1             Form of Underwriting Agreement.

        3.1             Restated Certificate of Incorporation, as amended.

        3.2             Form of Amended and Restated Certificate of Incorporation
                        (to be filed with the Delaware Secretary of State
                        immediately prior to the closing of the offering covered by this Registration Statement).

        3.3             Bylaws, as amended.

        3.4             Form of Amended and Restated Bylaws (to be adopted
                        immediately prior to the closing of the offering covered by this Registration Statement).

        4.1*            Specimen common stock certificate.

        4.2             Second Amended and Restated Investors' Rights Agreement, as
                        amended, dated November 24, 1998.

        5.1*            Opinion of Brobeck, Phleger & Harrison LLP.

       10.1             Value-Added Reseller License and Services Agreement with
                        Forte Software, Inc., as amended, dated July 19, 1996.

       10.2             Lease Agreement with RHI Holdings, Inc., dated August 20,
                        1996, as amended, for property located at 45025 Aviation
                        Drive, Dulles, Virginia.

       10.3             Lease Agreement with Pratt Land, LLC, dated December 13,
                        1993, for property located at 1375 Ken Pratt Blvd.,
                        Longmont, Colorado.

       10.4* Lease with Axon Solutions Limited for property located at 188 High Street, Engham, Surrey.

       10.5             Form of Indemnification Agreement between Vastera, Inc. and members of its board of directors.

       10.6             1996 Stock Option Plan, as amended.

       10.7             Form of Stock Option Agreement for 1996 Plan.

       10.8*            2000 Employee Stock Purchase Plan.

       10.9*            2000 Stock Option/Stock Issuance Plan.

       10.10*           Form of Stock Option Agreement for 2000 Stock Option/Stock
                        Issuance Plan.

       16.1             Letter from former auditors.

       21.1             List of subsidiaries.

       23.1             Consent of Arthur Andersen LLP.

       23.2*            Consent of Brobeck, Phleger & Harrison LLP (Included in
                        Exhibit 5.1).

       24.1 Power of Attorney (contained in the signature page to this Registration Statement).

       27.1*            Financial data schedule.

------------------------

*   To be filed by amendment.

(B) FINANCIAL STATEMENT SCHEDULES

    Schedule I--Report of Independent Public Accountants

    Schedule II--Valuation and Qualifying Accounts

ITEM 17. UNDERTAKINGS.

    The undersigned registrant hereby undertakes

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes (1) to provide to the underwriter at the closing specified in the standby underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser; (2) that for purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective; and (3) that for the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Dulles, Virginia, on April 26, 2000.


                                                       VASTERA, INC.

                                                       By:               /s/ ARJUN RISHI
                                                            -----------------------------------------
                                                                           Arjun Rishi
                                                                     CHIEF EXECUTIVE OFFICER


    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.



                SIGNATURE                                  TITLE                          DATE
                ---------                                  -----                          ----
             /s/ ARJUN RISHI                President, Chief Executive Officer
    ---------------------------------         and Director (principal Executive      April 26, 2000
               Arjun Rishi                    Officer)

                    *                       Chief Financial Officer (Principal
    ---------------------------------         Financial and Accounting Officer)      April 26, 2000
            Philip J. Balsamo

                    *                       Chief Operating Officer and
    ---------------------------------         Director                               April 26, 2000
              Mark J. Ferrer

                    *                       Director
    ---------------------------------                                                April 26, 2000
           Richard A. Lefebvre

                    *                       Director
    ---------------------------------                                                April 26, 2000
            Robert G. Barrett

                    *                       Director
    ---------------------------------                                                April 26, 2000
            Richard H. Kimball

                    *                       Director
    ---------------------------------                                                April 26, 2000
           James D. Robinson IV

                    *                       Director
    ---------------------------------                                                April 26, 2000
            Timothy Davenport

                    *                       Director
    ---------------------------------                                                April 26, 2000
          Nicolas C. Nierenberg


------------------------


* Signed by Arjun Rishi as Attorney-in-fact.

                                 EXHIBIT INDEX


        1.1             Form of Underwriting Agreement.

        3.1             Restated Certificate of Incorporation, as amended.

        3.2             Form of Amended and Restated Certificate of Incorporation
                        (to be filed with the Delaware Secretary of State
                        immediately prior to the closing of the offering covered by this Registration Statement).

        3.3             Bylaws, as amended.

        3.4 Form of Bylaws (to be adopted immediately prior to the closing of the offering covered by this Registration
                        Statement).

        4.1*            Specimen common stock certificate.

        4.2             Second Amended and Restated Investors' Rights Agreement, as
                        amended, dated November 24, 1998.

        5.1*            Opinion of Brobeck, Phleger & Harrison LLP.

       10.1             Value-Added Reseller License and Services Agreement with
                        Forte Software, Inc., as amended, dated July 19, 1996.

       10.2             Lease Agreement with RHI Holdings, Inc., dated August 20,
                        1996, as amended, for property located at 45025 Aviation
                        Drive, Dulles, Virginia.

       10.3             Lease Agreement with Pratt Land, LLC, dated December 13,
                        1993, for property located at 1375 Ken Pratt Blvd.,
                        Longmont, Colorado.

       10.4* Lease with Axon Solutions Limited for property located at 188 High Street, Engham, Surrey.

       10.5             Form of Indemnification Agreement between Vastera, Inc. and members of its board of directors.

       10.6             1996 Stock Option Plan, as amended.

       10.7             Form of Stock Option Agreement for 1996 Plan.

       10.8*            2000 Employee Stock Purchase Plan.

       10.9*            2000 Stock Option/Stock Issuance Plan.

       10.10*           Form of Stock Option Agreement for 2000 Stock Option/Stock
                        Issuance Plan.

       16.1             Letter from former auditors.

       21.1             List of subsidiaries.

       23.1             Consent of Arthur Andersen LLP.

       23.2*            Consent of Brobeck, Phleger & Harrison LLP (Included in
                        Exhibit 5.1).

       24.1 Power of Attorney (contained in the signature page to this Registration Statement).

       27.1             Financial data schedule.


------------------------

*   To be filed by amendment.

                                                                      SCHEDULE I

    After the three-for-two stock split and the increase in authorized shares discussed in Note 6 to Vastera, Inc.'s consolidated financial statements is effected, we expect to be in a position to render the following audit report.

                                          /s/ ARTHUR ANDERSEN LLP

                                          ARTHUR ANDERSEN LLP

Vienna, Virginia
April 5, 2000

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Vastera, Inc.:

    We have audited in accordance with auditing standards generally accepted in the United States, the financial statements of Vastera, Inc. included in this registration statement and have issued our report thereon dated April 5, 2000. Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in the index is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not a part of the basic financial statements. The information as of December 31, 1997, 1998 and 1999, and for the three years in the period ended December 31, 1999 included in the schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states, in all material respects, the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

Vienna, Virginia
April 5, 2000

                                                                     SCHEDULE II

                       VALUATION AND QUALIFYING ACCOUNTS
            FOR FISCAL YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

                                        BALANCE AT      ADDITIONS    DEDUCTIONS
                                       BEGINNING OF      CHARGED        FROM        BALANCE AT
DESCRIPTION                                YEAR        TO EXPENSE     RESERVES     END OF YEAR
-----------                            -------------   -----------   -----------   ------------
Allowance for Doubtful Accounts:
  December 31, 1997..................      16,000        313,000            --       329,000

  December 31, 1998..................     329,000         61,000       (51,000)      339,000

  December 31, 1999..................     339,000        300,000       (50,000)      589,000

                                      S-2